Exhibit 99.1
ITEM 6.  Selected Financial Data.

	Year Ended 12/31/12	Year Ended 12/31/11	Year Ended 12/31/10	Year Ended 12/31/09	Year Ended 12/31/08
	(In thousands, except per share data)
Operating Data:
Revenues
Income from office and parking properties	$196,405	$136,282	$82,100	$82,252	$86,409
Management company income	19,778	16,896	1,652	1,870	1,936
Total revenues	216,183	153,178	83,752	84,122	88,345
Expenses
Property operating expenses	76,360	56,041	35,661	36,753	38,746
Depreciation and amortization	78,195	53,129	25,041	24,061	25,625
Impairment loss on real estate	5,700	6,420	—	8,817	2,542
Impairment loss on mortgage loan receivable	—	9,235	—	—	—
Impairment loss on management contracts and goodwill	41,967	—	—	—	—
Change in fair value of contingent consideration	216	(13,000)	—	—	—
Management company expenses	17,237	13,337	2,756	1,987	1,527
General and administrative and other	16,420	18,805	15,318	14,305	18,338
Acquisition costs	2,791	17,219	846	—	—
Total expenses	238,886	161,186	79,622	85,923	86,778
Operating income (loss)	(22,703)	(8,008)	4,130	(1,801)	1,567
Other income and expense
Interest and other income	272	938	1,487	1,597	1,176
Equity in earnings of unconsolidated joint ventures	—	57	326	445	771
Gain on real estate, joint venture interests,
involuntary conversion and other assets	548	743	40	1,293	—
Interest expense	(34,920)	(30,417)	(19,037)	(17,890)	(23,572)
Loss before income taxes	(56,803)	(36,687)	(13,054)	(16,356)	(20,058)
Income tax expense	(261)	(56)	(2)	(3)	(2)
Loss from continuing operations	(57,064)	(36,743)	(13,056)	(16,359)	(20,060)
Income (loss) from discontinued operations	1,144	(193,085)	(8,869)	(5,806)	(4,623)
Gain on sale of real estate from discontinued operations	12,939	17,825	8,518	—	22,588
Total discontinued operations	14,083	(175,260)	(351)	(5,806)	17,965
Net loss	(42,981)	(212,003)	(13,407)	(22,165)	(2,095)
Noncontrolling interests – unit holders	269	(5)	—	—	—
Noncontrolling interests-real estate partnerships	3,317	85,105	10,789	10,562	11,369
Net income (loss) for Parkway Properties, Inc.	(39,395)	(126,903)	(2,618)	(11,603)	9,274
Dividends on preferred stock	(10,843)	(10,052)	(6,325)	(4,800)	(4,800)
Dividends on convertible preferred stock	(1,011)	—	—	—	—
Net income (loss) attributable to common stockholders	(51,249)	(136,955)	(8,943)	(16,403)	4,474
Amounts attributable to common stockholders:
Loss from continuing operations	(61,148)	(37,531)	(15,813)	(20,430)	(15,669)
Discontinued operations	9,899	(99,424)	6,870	4,027	20,143
Net income (loss) attributable to common stockholders	(51,249)	(136,955)	(8,943)	(16,403)	4,474
Net income (loss) per common share attributable to
Parkway Properties, Inc.
Basic and diluted:
Loss from continuing operations attributable to
Parkway Properties, Inc.	$(1.94)	$(1.74)	$(0.74)	$(1.05)	$(1.04)
Discontinued operations	0.32	(4.63)	0.32	0.20	1.34
Net income (loss) attributable to Parkway Properties, Inc.	$(1.62)	$(6.37)	$(0.42)	$(0.85)	$0.30
Book value per common share (at end of year)	$10.11	$11.03	$17.50	$18.32	$22.83
Dividends per common share	$0.375	$0.30	$0.30	$1.30	$2.275
Weighted average shares outstanding:
Basic	31,542	21,497	21,421	19,304	15,023
Diluted	31,542	21,497	21,421	19,304	15,023
Balance Sheet Data:
Office investments, net of depreciation	1,562,717	921,937	1,389,767	1,401,890	1,455,239
Total assets	1,906,611	1,636,311	1,603,682	1,612,146	1,687,855
Notes payable to banks	262,000	132,322	110,839	100,000	185,940
Mortgage notes payable	605,889	498,012	773,535	852,700	869,581
Total liabilities	950,605	1,006,274	983,163	1,041,285	1,154,383
Preferred stock	128,942	128,942	102,787	57,976	57,976
Noncontrolling interests	261,992	258,428	134,017	116,715	127,224
Total stockholders' equity attributable to Parkway Properties, Inc.	694,014	371,609	486,502	454,145	406,248

Above numbers have been reclassified to consider discontinued operations for four properties sold during 2013.

ITEM 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations.

Overview

We are a self-administered real estate investment trust specializing in the ownership of quality office properties in higher-growth submarkets in the Sunbelt region of the United States.  At January 1, 2013, we owned or had an interest in a portfolio of 43 office properties located in nine states with an aggregate of approximately 11.9 million square feet of leasable space.  We offer fee-based real estate services through our wholly owned subsidiaries, which in total managed and/or leased approximately 10.8 million square feet for third-party property owners at January 1, 2013.  Unless otherwise indicated, all references to square feet represent net rentable area.

Business Objective and Operating Strategies

Our business objective is to maximize long-term stockholder value by generating sustainable cash flow growth and increasing the long-term value of our real estate assets through operations, acquisitions and capital recycling, while maintaining a conservative and flexible balance sheet. We intend to achieve this objective by executing on the following business and growth strategies:

•
Create Value as the Leading Owner of Quality Assets in Core Submarkets. Our investment strategy is to pursue attractive returns by focusing primarily on owning high-quality office buildings and portfolios that are well-located and competitively positioned within central business district and urban infill locations within our core submarkets in the Sunbelt region of the United States.   In these submarkets, we seek to maintain a portfolio that consists of core, core-plus, and value-add investment opportunities.  Further, we intend to pursue an efficient capital allocation strategy that maximizes the returns on our invested capital.  This may include selectively disposing of properties when we believe returns have been maximized and redeploying capital into acquisitions or other opportunities.

•
Maximize Cash Flow by Continuing to Enhance the Operating Performance of Each Property.  We provide property management and leasing services to our portfolio, actively managing our properties and leveraging our tenant relationships to improve operating performance, maximize long-term cash flow and enhance stockholder value.  We seek to attain a favorable customer retention rate by providing outstanding property management and customer service programs responsive to the varying needs of our diverse temant base.  We also employ a judicious prioritization of capital projects to focus on projects that enhance the value of our property through increased rental rates, occupancy, service delivery, or enhanced reversion value.

•
Realize Leasing and Operational Efficiencies and Gain Local Advantage.  We concentrate our real estate portfolio in submarkets where we believe that we can maximize market penetration by accumulating a critical mass of properties and thereby enhance operating efficiencies.  We believe that strengthening our local presence and leveraging our extensive market relationships will yield superior market information and service delivery and facilitate additional investment opportunities to create long-term stockholder value.

Occupancy.  Our revenues are dependent on the occupancy of our office buildings.  At January 1, 2013, occupancy of our office portfolio was 88.0% compared to 89.6% at October 1, 2012 and 83.9% at January 1, 2012.  Not included in the January 1, 2013 occupancy rate is the impact of 22 signed leases totaling 159,000 square feet expected to take occupancy between now and the first quarter of 2014, of which the majority will commence during the first quarter of 2013.  Including these signed leases, our portfolio was 89.3% leased at January 1, 2013.  Our average occupancy for the three months and year ended December 31, 2012 was 89.3% and 87.0%, respectively.

During the fourth quarter of 2012, 31 leases were renewed totaling 258,000 rentable square feet at an average annual rental rate per square foot of $27.43, representing a 0.2% rate decrease as compared to expiring rental rates, and at an average cost of $4.41 per square foot per year of the lease term.  During the year ended December 31, 2012, 140 leases were renewed totaling 889,000 rentable square feet at an average annual rental rate per square foot of $22.96, representing a 6.2% decrease as compared to expiring rental rates, and at an average cost of $3.06 per square foot per year of the lease term.  During the fourth quarter of 2012, we renewed a 109,000 square feet at Hearst Tower at an above market rental rate.  This renewal caused our average annual rental rate per square foot related to renewal leases to be higher than new and expansion leases signed during the year.

During the fourth quarter of 2012, 12 expansion leases were signed totaling 45,000 rentable square feet at an average annual rental rate per square foot of $22.38 and at an average cost of $7.14 per square foot per year of the lease term.  During the year ended December 31, 2012, 45 expansion leases were signed totaling 176,000 rentable square feet at an average annual rental rate per square foot of $23.22 and at an average cost of $5.47 per square foot per year of the lease term.

During the fourth quarter of 2012, 21 new leases were signed totaling 110,000 rentable square feet at an average annual rental rate per square foot of $21.70 and at an average cost of $4.73 per square foot per year of the term.  During the year ended December 31, 2012, 86 new leases were signed totaling 550,000 rentable square feet at an average annual rental rate per square foot of $21.05 and at an average cost of $4.97 per square foot per year of the lease term.

Rental Rates.  An increase in vacancy rates in a market or at a specific property has the effect of reducing market rental rates. Inversely, a decrease in vacancy rates in a market or at a specific property has the effect of increasing market rental rates.  Our leases typically have three to seven year terms, though the Company does enter into leases with terms that are either shorter or longer than that typical range from time to time.  As leases expire, we seek to replace existing leases with new leases at the current market rental rate.  For our properties owned as of January 1, 2013, management estimates that we have approximately $0.36 per square foot in annual rental rate embedded loss in our office property leases.  Embedded loss is defined as the difference between the weighted average in-place cash rents including operating expense reimbursements and the weighted average estimated market rental rate.

Customer Retention.  Keeping existing customers is important as high customer retention leads to increased occupancy, less downtime between leases, and reduced leasing costs.  We estimate that it costs five to six times more to replace an existing customer with a new one than to retain the existing customer.  In making this estimate, we take into account the sum of revenue lost during downtime on the space plus leasing costs, which typically rise as market vacancies increase.  Therefore, we focus a great amount of energy on customer retention.  We seek to retain our customers by continually focusing on operations at our office properties. We believe in providing superior customer service; hiring, training, retaining and empowering each employee; and creating an environment of open communication both internally and externally with customers and stockholders.  Over the past ten years, Parkway maintained an average 65% customer retention rate.  Our customer retention rate was 68.9% for the quarter ended December 31, 2012, as compared to 76.0% for the quarter ended September 30, 2012, and 47.1% for the quarter ended December 31, 2011. Customer retention for the years ended December 31, 2012 and 2011 was 64.2% and 51.2%, respectively.

Joint Ventures and Partnerships

Management views investing in wholly owned properties as the highest priority of our capital allocation.  However, we may selectively pursue joint ventures if we determine that such a structure will allow us to reduce anticipated risks related to a property or portfolio or to address unusual operational risks.  To the extent we enter into joint ventures and partnerships, we will seek to manage all phases of the investment cycle including acquisition, financing, operations, leasing and dispositions, and we will seek to receive fees for providing these services.

At December 31, 2012, we had one partnership structured as a discretionary fund.  Parkway Properties Office Fund II, L.P. ("Fund II"), a $750.0 million discretionary fund, was formed on May 14, 2008 and was fully invested at February 10, 2012.  Fund II was structured with Teacher Retirement System of Texas ("TRST") as a 70% investor and our operating partnership as a 30% investor, with an original target capital structure of approximately $375.0 million of equity capital and $375.0 million of non-recourse, fixed-rate first mortgage debt.  Fund II acquired 13 properties totaling 4.2 million square feet in Atlanta, Charlotte, Phoenix, Jacksonville, Orlando, Tampa and Philadelphia. In August 2012, Fund II increased its investment capacity by $20.0 million to purchase Hayden Ferry III, IV and V, all adjacent to Hayden Ferry I and Hayden Ferry II office properties in Phoenix.

We serve as the general partner of Fund II and provide asset management, property management, leasing and construction management services to the fund, for which we are paid market-based fees.  Cash is distributed by Fund II pro rata to each partner until a 9% annual cumulative preferred return is received and invested capital is returned.  Thereafter, 56% will be distributed to TRST and 44% to us.  The term of Fund II is seven years from the date the fund was fully invested, or until February 2019, with provisions to extend the term for two additional one-year periods at our discretion.

We entered into an agreement to sell the 13 office properties, totaling 2.7 million square feet, owned by Parkway Properties Office Fund, L.P. ("Fund I") to our existing partner in the fund for a gross sales price of $344.3 million, of which $97.4 million was our share.  As of December 31, 2011, we had completed the sale of nine of these 13 assets. As of July 1, 2012, we had completed the sale of the remaining four Fund I assets.  We received approximately $14.2 million in net proceeds from the sales of the Fund I assets, and the proceeds were used to reduce amounts outstanding under our credit facilities.  Upon sale, the buyer assumed a total of $292.0 million in mortgage loans, of which $82.4 million was our share.

Financial Condition

Comparison of the year ended December 31, 2012 to the year ended December 31, 2011

Assets.  In 2012, we continued the execution of our strategy of operating and acquiring office properties as well as disposing of non-core assets that no longer meet our investment criteria or for which a disposition would maximize value.  During the year ended December 31, 2012, total assets increased $270.3 million or 16.5% as compared to the year ended December 31, 2011.  The primary reason for the increase is due to the purchase of nine office properties, offset by the sale of 23 office properties during 2012.

Acquisitions and Improvements.  Our investment in office properties increased $640.8 million net of depreciation to a carrying amount of $1.6 billion at December 31, 2012 and consisted of 43 office properties.  The primary reason for the increase in office properties relates to the purchase of nine office properties during 2012.

During the year ended December 31, 2012, we and Fund II purchased nine office properties as follows (in thousands):

Office Property	Location	Type of Ownership	Ownership Share	Square Feet	Date Purchased	Gross Purchase Price
The Pointe	Tampa, FL	Fund II	30.0%	252	1/11/2012	$46,900
Hayden Ferry Lakeside II	Phoenix, AZ	Fund II	30.0%	300	2/10/2012	86,000
Hearst Tower	Charlotte, NC	Wholly owned	100.0%	973	6/6/2012	250,000
Hayden Ferry Lakeside III, IV, and V	Phoenix, AZ	Fund II	30.0%	21	8/31/2012	18,200
Westshore Corporate Center	Tampa, FL	Wholly owned	100.0%	170	11/15/2012	22,691
525 North Tryon	Charlotte, NC	Wholly owned	100.0%	402	12/6/2012	47,350
Phoenix Tower	Houston, TX	Wholly owned	100.0%	626	12/20/2012	123,750
Tempe Gateway	Phoenix, AZ	Wholly owned	100.0%	251	12/21/2012	66,100
NASCAR Plaza	Charlotte, NC	Wholly owned	100.0%	395	12/31/2012	99,999
				3,390		$760,990

On January 17, 2013, we purchased Tower Place 200, a 260,000 square foot office tower located in the Buckhead submarket of Atlanta, Georgia, for a gross purchase price of $56.3 million.  The purchase of Tower Place 200 was financed with borrowings on our unsecured credit facilities.  The building is unencumbered by debt.

On January 21, 2013, we entered into a purchase and sale agreement to acquire a portfolio of eight office properties totaling 1.0 million square feet located in the Deerwood submarket of Jacksonville, Florida for a gross purchase price of $130 million. We will own 100% of the portfolio and plan to place secured first financing on the properties, simultaneous with closing, totaling approximately 65% of the gross purchase price.  Closing is expected to occur by the end of the first quarter 2013 and is subject to customary closing conditions, including completion of satisfactory due diligence.  We intend to fund our share of equity using borrowings from our senior unsecured revolving credit facility.

During the year ended December 31, 2012, we capitalized building improvements of $25.6 million and recorded depreciation expense of $50.7 million related to our office properties.

Dispositions.  During the year ended December 31, 2012, we completed our previously disclosed dispositions as part of our strategic objective of becoming a leading owner of high-quality office assets in higher-growth markets in the Sunbelt.

During the year ended December 31, 2012, we sold 23 office properties as follows (in thousands):

		Square	Date of	Gross Sales	Gain (Loss)
Office Property	Location	Feet	Sale	Price	on Sale
Falls Pointe	Atlanta, GA	107	1/6/2012	$6,000	$1,357
111 East Wacker	Chicago, IL	1,013	1/9/2012	150,600	3
Renaissance Center	Memphis, TN	189	3/1/2012	27,650	3,033
Non-Core Assets	Various	1,745	Various	139,500	3,700
Overlook II	Atlanta, GA	260	4/30/2012	29,350	777
Wink	New Orleans, LA	32	6/8/2012	765	(98)
Ashford Center/ Peachtree Ridge	Atlanta, GA	321	7/1/2012	29,850	1,292
111 Capitol Building	Jackson, MS	187	9/6/2012	8,200	(371)
Sugar Grove	Houston, TX	124	10/23/2012	11,425	3,246
Total 2012		3,978		$403,340	$12,939

We entered into an agreement to sell the 13 office properties, totaling 2.7 million square feet, owned by Fund I to our existing partner in the fund for a gross sales price of $344.3 million, of which $97.4 million was our share.  As of December 31, 2011, we had completed the sale of nine of these 13 assets. As of July 1, 2012, we had completed the sale of the remaining four Fund I assets.  We received approximately $14.2 million in net proceeds from the sales of the Fund I assets, and the proceeds were used to reduce amounts outstanding under our credit facilities.  Upon sale, the buyer assumed a total of $292.0 million in mortgage loans, of which $82.4 million was our share.

Additionally, during the year ended December 31, 2012, we completed the sale of the 15 properties included in our strategic sale of a portfolio of non-core assets and the sale of 111 Capitol Building, for a gross sales price of $147.7 million and generating net proceeds to us of approximately $94.3 million, with the buyer assuming $41.7 million in mortgage loans upon sale, of which $31.9 million was our share.  The 15 assets that were sold include five assets in Richmond, Virginia, four assets in Memphis, Tennessee, and six assets in Jackson, Mississippi.

We completed the sale of four additional assets during the year ended December 31, 2012, including the sale of 111 East Wacker, a 1.0 million square foot office property located in Chicago, the Wink building, a 32,000 square foot office property in New Orleans, Louisiana, Sugar Grove, a 124,000 square foot office property in Houston, Texas, and Falls Pointe, a 107,000 square foot office property located in Atlanta and owned by Fund II for an aggregate gross sales price of $168.8 million.  We received approximately $14.8 million in aggregate net proceeds from these sales, which were used to reduce amounts outstanding under our revolving credit facility. In connection with the sale of 111 East Wacker, the buyer assumed the existing $147.9 million mortgage loan upon sale.

Mortgage Loans.  In connection with the previous sale of One Park Ten, we had seller-financed a $1.5 million note receivable that bore interest at 7.3% per annum on an interest-only basis through maturity in June 2012.  On April 2, 2012, the borrower prepaid the note receivable and all accrued interest in full.

On April 10, 2012, we transferred our rights, title and interest in the B participation piece (the "B piece") of a first mortgage secured by an 844,000 square foot office building in Dallas, Texas known as 2100 Ross.  The B piece was purchased at an original cost of $6.9 million in November 2007.  The B piece was originated by Wachovia Bank, N.A., a Wells Fargo Company, and had a face value of $10.0 million, a stated coupon rate of 6.1% and a scheduled maturity in May 2012.  During 2011, we recorded a non-cash impairment loss on the mortgage loan in the amount of $9.2 million, thereby reducing our investment in the mortgage loan to zero.  Under the terms of the transfer, we were entitled to certain payments if the transferee was successful in obtaining ownership of 2100 Ross or if the transferee was successful in obtaining payment on the amount due on the note receivable.  During the third quarter of 2012, the transferee successfully obtained ownership of 2100 Ross and as a result we received a $500,000 payment which is classified as recovery of losses on mortgage loan receivable in our Consolidated Statements of Operations and Comprehensive Loss.

Receivables and Other Assets. For the year ended December 31, 2012, rents receivable and other assets increased $15.3 million or 13.9%. The primary reason for the increase in receivables and other assets is due to the increase in lease costs related to the purchase of nine office properties during 2012.

Intangible Assets, Net.  For the year ended December 31, 2012, intangible assets net of related amortization increased $22.5 million or 23.5% and was primarily due to the purchase of nine office properties offset by an impairment loss of $26.2 million on goodwill.  The goodwill was originally recorded in connection with the Eola combination in 2011.

Assets Held for Sale and Liabilities Related to Assets Held for Sale.  For the year ended December 31, 2012, assets held for sale decreased $382.8 million, or 100%, and liabilities related to assets held for sale decreased $285.6 million, or 100%, as a result of us not classifying any assets for sale in 2012.  For a complete discussion of assets and liabilities held for sale, please reference "Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Discontinued Operations."

Management Contracts, Net.  For the year ended December 31, 2012, management contracts decreased $30.6 million or 61.7% due to a non-cash impairment loss recorded during the fourth quarter 2012.  The impairment loss was recorded as a result of reduction in the value of our management contracts to $19.0 million at December 31, 2012.

Cash and Cash Equivalents. Cash and cash equivalents increased $6.7 million or 8.9% for the year ended December 31, 2012 primarily due to proceeds from the $125 million unsecured term loan and our December 2012 underwritten public offering of common stock, which closed on December 10, 2012, offset against equity contributions from Fund II limited partners received during 2011 for the purchase of office properties which closed during the first quarter of 2012.  Our proportionate share of cash and cash equivalents at December 31, 2012 and December 31, 2011 was $56.0 million and $25.8 million, respectively.

Notes Payable to Banks. Notes payable to banks increased $129.7 million or 98.0% during the year ended December 31, 2012.  At December 31, 2012, notes payable to banks totaled $262.0 million and the net increase is due to placement of a $125 million unsecured term loan as well as borrowings to fund our proportionate share of nine office property purchases, offset by payments on the senior unsecured revolving credit facility from proceeds received from the sale of office properties, proceeds received from the December 2012 common stock offering and proceeds received from our transaction with TPG Pantera, which is described below.

On March 30, 2012, we entered into an Amended and Restated Credit Agreement with a consortium of eight banks for our $190 million senior unsecured revolving credit facility.  Additionally, we amended our $10 million working capital revolving credit facility under substantially the same terms and conditions, with the combined size of the facilities remaining at $200 million (collectively, the "New Facilities").  The New Facilities provide for modifications to our then-existing credit facilities by, among other things, extending the maturity date from January 31, 2014 to March 29, 2016, with an additional one-year extension option with the payment of a fee, increasing the size of the accordion feature from $50 million to as much as $160 million, lowering applicable interest rate spreads and unused fees, and modifying certain other terms and financial covenants.  The interest rate on the New Facilities is based on LIBOR plus 160 to 235 basis points, depending on our overall leverage (with the current rate set at 160 basis points).  Additionally, we pay fees on the unused portion of the New Facilities ranging between 25 and 35 basis points based upon usage of the aggregate commitment (with the current rate set at 25 basis points).  Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Joint Lead Arrangers and Joint Book Runners on the senior facility.  In addition, Wells Fargo Bank, N.A. acted as Administrative Agent and Bank of America, N.A. acted as Syndication Agent.  KeyBank, N.A., PNC Bank, N.A. and Royal Bank of Canada all acted as Documentation Agents.  Other participating lenders include JPMorgan Chase Bank, Trustmark National Bank, and Seaside National Bank and Trust.  The working capital revolving credit facility was provided solely by PNC Bank, N.A.

On October 10, 2012, we exercised $25 million of the $160 million accordion feature of our existing unsecured revolving credit facility and increased capacity from $190 million to $215 million with the additional borrowing capacity being provided by U.S. Bank National Association, bringing the total number of participating lenders to nine.  The interest rate on the credit facility is currently LIBOR plus 160 basis points.  Other terms and conditions under the credit facility remain unchanged.

On September 27, 2012, we closed a $125 million unsecured term loan.  The term loan has a maturity date of September 27, 2017, and has an accordion feature that allows for an increase in the size of the term loan to as much as $250 million, subject to certain conditions.  Interest on the term loan is based on LIBOR plus an applicable margin of 150 to 225 basis points depending on our overall leverage (with the current rate set at 150 basis points.)  The term loan has substantially the same operating and financial covenants as required by our current unsecured revolving credit facility.  Keybanc Capital Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Joint Lead Arrangers and Joint Bookrunners on the term loan.  In addition, Keybank National Association acted as Administrative Agent; Bank of America, N. A. acted as Syndication Agent; and Wells Fargo Bank, National Association acted as Documentation Agent.  Other participating lenders include Royal Bank of Canada, PNC Bank, National Association, U. S. Bank National Association, and Trustmark National Bank.

Mortgage Notes Payable. During the year ended December 31, 2012, mortgage notes payable decreased $146.5 million or 19.5% (including mortgage notes payable included in liabilities held for sale) as a result of the following (in thousands):

Increase
(Decrease)

Placement of mortgage debt on Fund II properties	$73,500
Assumption of mortgage debt on Westshore Corporate Center	15,717
Assumption of mortgage debt on NASCAR Plaza	42,977
Transfer of mortgage to purchaser of Fund I properties	(76,722)
Transfer of mortgage to purchaser of non-core properties	(177,373)
Principal paid on early extinguishment of debt	(16,275)
Scheduled principal payments	(8,348)
$(146,524)

On January 11, 2012, in connection with the purchase of The Pointe in Tampa, Florida, Fund II obtained a $23.5 million non-recourse first mortgage loan, which is secured by the Pointe and matures in February 2019.  The mortgage has a fixed rate of 4.0% and is interest only for the first 43 months of the term.

On February 10, 2012, Fund II obtained a $50.0 million non-recourse mortgage loan, of which $15.0 million is our share, secured by Hayden Ferry II, a 300,000 square foot office property located in the Tempe submarket of Phoenix, Arizona.  The mortgage loan matures in July 2018 and bears interest at LIBOR plus the applicable spread which ranges from 250 to 350 basis points over the term of the loan.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes LIBOR at 1.5% through January 25, 2018, which equates to a total interest rate ranging from 4.0% to 5.0%.  The mortgage loan is cross-collateralized, cross-defaulted, and coterminous with the mortgage loan secured by Hayden Ferry I.

On March 9, 2012, we repaid a $16.3 million non-recourse mortgage loan secured by Bank of America Plaza, a 337,000 square foot office property in Nashville, Tennessee.  The mortgage loan had a fixed rate of 7.1% and was scheduled to mature in May 2012.  We repaid the mortgage loan using available proceeds under the senior unsecured revolving credit facilities.

On November 15, 2012, in connection with the purchase of Westshore Corporate Center in Tampa, Florida, we assumed a $14.5 million existing non-recourse first mortgage secured by Westshore Corporate Center, with a fixed interest rate of 5.8% and a maturity date of May 1, 2015.  In accordance with generally accepted accounting principles ("GAAP"), the mortgage was recorded at $15.7 million to reflect the value of the instrument based on a market interest rate of 2.5% on the date of purchase.

On December 31, 2012, in connection with the purchase of NASCAR Plaza in Charlotte, North Carolina, we assumed a $42.6 million first mortgage loan secured by NASCAR Plaza with a fixed interest rate of 4.7% and a maturity date of March 30, 2016. In accordance with GAAP, the mortgage was recorded at $43.0 million to reflect the value of the instrument based on a market interest rate of 3.4% on the date of purchase.

During 2012, in conjunction with the sale of the Fund I assets, the buyer assumed $76.7 million of non-recourse first mortgage loans, of which $19.2 million was our share.

On February 21, 2013, we obtained an $80.0 million first mortgage secured by Phoenix Tower, a 629,000 square foot office property located in the Greenway Plaza submarket of Houston, Texas.  The mortgage loan bears interest at a fixed rate of 3.9% and matures on March 1, 2023.  Payments of interest only are due on the loan for two years, after which the principal amount of the loan begins amortizing over a 25-year period until maturity.  The loan is pre-payable after March 1, 2015, but any such prepayment is subject to a yield maintenance premium.  The agreement governing the mortgage loan contains customary rights of the lender to accelerate the loan upon, among other things, a payment default or if certain representations and warranties made by the borrower are untrue.

On March 7, 2013, simultaneously with the purchase of the Deerwood Portfolio, we obtained an $84.5 million first mortgage, which is secured by the office properties in the portfolio.  The mortgage bears interest at a fixed rate of 3.9% and matures on April 1, 2023.  Payments of interest only are due on the loan for three years, after which the principal amount of the loan begins amortizing over a 30-year period until maturity.  The loan is pre-payable after May 1, 2015, but any such prepayment is subject to a yield maintenance premium.  The agreement governing the mortgage contains customary rights of the lender to accelerate the loan upon, among other things, a payment default or if certain representations and warranties made by the borrower are untrue.

On March 25, 2013, simultaneously with the purchase of our co-investor's interest of the Tampa Fund II Assets, we assumed $40.7 million of existing first mortgages that are secured by the properties, which represents our co-investor's 70% share of the approximately $58.1 million of the existing first mortgages.

On May 31, 2013, we modified the existing $22.5 million first mortgage secured by Corporate Center Four at International Plaza ("Corporate Center Four"), a 250,000 square foot office property located in the Westshore submarket of Tampa, Florida. The modified first mortgage carries a principal balance of $36.0 million, a weighted average fixed interest rate of 4.6%, an initial 24-month interest only period and a maturity date of April 8, 2019. In conjunction with the modification, we executed a floating-to-fixed interest rate swap fixing the interest rate on the additional $13.5 million in loan proceeds at 3.3%.

On June 12, 2013, we repaid two first mortgages totaling $55.0 million which were secured by Cypress Center, a 286,000 square foot office complex in Tampa, Florida, and NASCAR Plaza, a 394,000 square foot office property in Charlotte, North Carolina. The two mortgages had a weighted average interest rate of 3.6% and were scheduled to mature in 2016. We repaid the mortgage loans using proceeds from our $120.0 million unsecured term loan.

On June 28, 2013, we modified the existing mortgage secured by Hayden Ferry II, a 299,000 square foot office property located in the Tempe submarket of Phoenix, Arizona.  The loan modification eliminates quarterly principal payments of $625,000.  As a result of the modification, loan payments are now interest-only through February 2015.  The mortgage bears interest at LIBOR plus an applicable spread which ranges from 250 to 350 basis points.  We entered into a floating-to-fixed interest rate swap which fixed LIBOR on the original loan at 1.5% through January 2018.  Effective August 1, 2013, we entered into a second floating-to-fixed interest rate swap which fixes LIBOR at 1.7% through January 2018 on the additional notional amount associated with the loan modification.  This loan is cross-defaulted with Hayden Ferry I, IV and V.

We expect to continue seeking primarily fixed-rate, non-recourse mortgage financing with maturities from five to ten years typically amortizing over 25 to 30 years on select office building investments as additional capital is needed.  We monitor a number of leverage and other financial metrics defined in the loan agreements for our senior unsecured revolving credit facility and working capital unsecured credit facility, which include but are not limited to our total debt to total asset value.  In addition, we monitor interest, fixed charge and modified fixed charge coverage ratios as well the net debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple.  The interest coverage ratio is computed by comparing the cash interest accrued to EBITDA.  The fixed charge coverage ratio is computed by comparing the cash interest accrued, principal payments made on mortgage loans and preferred dividends paid to EBITDA.  The modified fixed charge coverage ratio is computed by comparing cash interest accrued and preferred dividends paid to EBITDA.  The net debt to EBITDA multiple is computed by comparing our share of net debt to EBITDA computed for the current quarter as annualized and adjusted pro forma for any completed investment activity. Management believes all of the leverage and other financial metrics it monitors, including those discussed above, provides useful information on total debt levels as well as our ability to cover interest, principal and/or preferred dividend payments.  We currently target a net debt to EBITDA multiple of 5.5 to 6.5 times.

Accounts Payable and Other Liabilities.  For the year ended December 31, 2012, accounts payable and other liabilities decreased $7.6 million or 8.4% and is primarily due to the decrease in contingent consideration related to the Eola purchase for which 1.8 million common units were issued during the first quarter of 2012, and the decrease in deferred tax liability as a result of the non-cash impairment loss associated with the Company's management contracts, offset by an increase in the fair value of interest rate swaps and below market lease value liabilities associated with the purchase of nine properties during 2012.

Equity.  Total equity increased $326.0 million or 51.7% during the year ended December 31, 2012 as a result of the following (in thousands):

Increase (Decrease)
Net loss attributable to Parkway Properties, Inc.	$(39,395)
Net loss attributable to noncontrolling interest	(3,586)
Net loss	(42,981)
Change in market value of interest rate swaps	(3,364)
Common stock dividends declared	(14,570)
Preferred stock dividends declared	(10,843)
Convertible preferred dividends declared	(1,011)
Share-based compensation	432
Shares issued in lieu of Director's Fees	263
Issuance of common stock	229,843
Shares issued pursuant to TPG Management Services Agreement	225
Conversion of 13,484,444 convertible preferred shares to common stock	141,173
Shares purchased to satisfy tax withholding obligation on vesting of restricted stock
and deferred incentive share units	(173)
Net shares distributed from deferred compensation plan	220
Issuance of 1.8 million operating partnership units	18,216
Contribution of capital by noncontrolling interest	17,447
Distribution of capital to noncontrolling interest	(729)
Sale of noncontrolling interest in Parkway Properties Office Fund, L.P.	(8,179)
$325,969

Common Stock. On December 10, 2012, we completed a public offering of 13.5 million shares of our common stock, plus an additional 1.2 million shares of our common stock issued and sold pursuant to the exercise of the underwriters' option to purchase additional shares in full, at the public offering price of $13.00 per share.  Net proceeds from the offering, after deducting the underwriting discount and offering expenses, were approximately $184.8 million. Pursuant to its stockholders agreement with us, TPG Pantera exercised its preemptive rights to purchase 5,822,000 shares of common stock in this offering.

Shelf Registration Statement.  We have a universal shelf registration statement on Form S-3 (No. 333-178001) that was declared effective by the Securities and Exchange Commission on December 5, 2011.  We may offer an indeterminate number or amount, as the case may be, of (i) shares of common stock, par value $0.001 per share; (ii) shares of preferred stock, par value $0.001 per share; and (iii) warrants to purchase preferred stock or common stock, all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, at an aggregate public offering price not to exceed $500 million.  As of March 1, 2013, we had $315.2 million of securities available for issuance under the registration statement.

We also have a registration statement on Form S-3 (No. 333-178003) that was declared effective by the Securities and Exchange Commission on February 28, 2012 under which we may issue up to 1.8 million shares of common stock, par value $0.001 per share, to certain holders of common units.  Our indirect, controlled subsidiary is the general partner of PPLP.  Pursuant to the Partnership Agreement for PPLP, we may elect to deliver shares to common unit holders who wish to have their common units redeemed.  We filed the registration statement in order to satisfy our registration obligations under the Registration Rights Agreement, dated May 18, 2011, between us and certain holders of common units.  As of December 31, 2012, we had no shares of common stock available for issuance under the registration statement as we have issued 1.8 million shares of common stock in redemption of common units.

TPG Pantera Securities Purchase Agreement.  On May 3, 2012, we entered into a Securities Purchase Agreement (the "Purchase Agreement"), by and between the Company and TPG Pantera.  Pursuant to the terms of the Purchase Agreement, on June 5, 2012, we issued to TPG Pantera 4.3 million shares, or approximately $48.4 million, of common stock and approximately 13.5 million shares, with an initial liquidation value of $151.6 million, of newly created, of Series E Preferred Stock.  We received net proceeds of approximately $200 million and incurred approximately $13.9 million in transaction costs, which were recorded as a reduction to proceeds received.  During the year ended December 31, 2012, we issued an additional 6,666 shares of Series E Preferred Stock and 11,733 shares of common stock to TPG Pantera in lieu of director's fees pursuant to the agreements entered into with TPG Pantera at the time of closing under the Purchase Agreement and paid approximately $5.0 million and $1.0 million in dividends on common stock and Series E Preferred Stock, respectively, to TPG Pantera.

At a special meeting of our stockholders held on July 31, 2012, our stockholders approved, among other things, the right to convert, at our option or the option of the holders, the Series E Preferred Stock into shares of our common stock. On August 1, 2012, we delivered a conversion notice to TPG Pantera and all shares of Series E Preferred Stock were converted into common stock on a one-for-one basis.

Results of Operations

Comparison of the year ended December 31, 2012 to the year ended December 31, 2011.

Net loss attributable to common stockholders for the years ended December 31, 2012 and 2011 was $51.2 million ($1.62 per basic common share) and $137.0 million ($6.37 per basic common share), respectively.  The primary reason for the decrease in net loss attributable to common stockholders for the year ended December 31, 2012 as compared to the year ended December 31, 2011 in the amount of $85.8 million is primarily attributable to Parkway's proportionate share of impairment losses recorded during 2011 on Fund I office properties, net operating income recorded in 2012 from Fund II purchases which closed in the second quarter of 2011 and first quarter of 2012 and the purchase of  six wholly owned office properties during 2012, gains on sale of real estate from discontinued operations, and acquisition costs recognized in 2011, offset by non-cash impairment losses on real estate, management contracts and goodwill recorded during 2012.  The change in loss from discontinued operations as well as other variances for income and expense items that comprise net loss attributable to common stockholders is discussed in detail below.

Office Properties.  The analysis below includes changes attributable to same-store properties and acquisitions of office properties. Same-store properties are consolidated properties that we owned for the current and prior year reporting periods, excluding properties classified as discontinued operations.  During the year ended December 31, 2012, we classified as discontinued operations 23 properties totaling 4.0 million square feet which were sold during 2012 and four assets that were sold during 2013 totaling approximately 700,000 square feet.  At December 31, 2012, same-store properties consisted of 30 properties comprising 7.8 million square feet.

The following table represents revenue from office properties for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31
	2012	2011	Increase	% Change
Revenue from office properties:
Same-store properties	$130,553	$125,909	$4,644	3.7%
Properties acquired	65,852	10,373	55,479	*N/M
Total revenue from office properties	$196,405	$136,282	$60,123	44.1%
*N/M – Not meaningful

Revenue from office properties for same-store properties increased $4.6 million or 3.7% for the year ended December 31, 2012, compared to the same period for 2011.  The primary reason for the increase is due to an increase in average same-store occupancy for the year ended December 31, 2012 compared to the same period for 2011.  Average same-store occupancy increased 146 basis points for the year ended December 31, 2012 compared to the same period of 2011.

The following table represents property operating expenses for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31
	2012	2011	Increase (Decrease)	% Change
Expense from office properties:
Same-store properties	$52,421	$52,672	$(251)	-0.5%
Properties acquired	23,939	3,369	20,570	*N/M
Total expense from office properties	$76,360	$56,041	$20,319	36.3%
*N/M – Not meaningful

Property operating expenses for same-store properties decreased $251,000 or 0.5% for the year ended December 31, 2012, compared to the same period of 2011. The primary reason for the decrease is due to decreased personnel and utilities expense.

Depreciation and amortization expense attributable to office properties increased $25.1 million for the year ended December 31, 2012 compared to the same period for 2011.  The primary reason for the increase is due to the purchase of eight office properties and an additional interest in one property during 2011, which were owned for a full year during 2012, in addition to nine office properties purchased during 2012.  The total gross purchase price for acquisitions completed during the year ended December 31, 2012 was $761.0 million compared with $586.9 million for the same period of 2011.

Impairment Loss on Real Estate.  We recorded total impairment losses on real estate of $9.2 million and $196.3 million for the years ended December 31, 2012 and 2011, respectively.  For the year ended December 31, 2012, the impairment loss of $5.7 million related to an asset included in continuing operations and $3.5 million related to discontinued operations. For the year ended December 31, 2011, $6.4 million of the total impairment losses recorded were related to assets included in continuing operations and $189.9 million were related to discontinued operations.  For 2012, impairment losses on continuing operations are comprised of losses in connection with assets in Jackson, Mississippi and Columbia, South Carolina.  For 2011, impairment losses on real estate in continuing operations are comprised of the $5.9 million loss in connection with two remaining assets in Jackson, Mississippi and Memphis, Tennessee, and a $500,000 loss on non-depreciable land in New Orleans, Louisiana.  Impairment losses on real estate in discontinued operations are comprised of the $105.4 million loss (our share was $29.3 million) in connection with the sale of our interests in the Fund I office portfolio, a $51.2 million loss in connection with the sale of non-core assets and a parcel of land in Jackson, Mississippi; Memphis, Tennessee; and Richmond, Virginia, a $19.1 million loss in connection with the sale of 111 East Wacker in Chicago, Illinois, a $11.6 million loss in connection with the Wells Fargo Building office property in Houston, Texas, all of which were classified as held for sale at December 31, 2011, and a $2.7 million loss in connection with the sale of Tower at 1301 Gervais in Columbia, South Carolina.

Impairment Loss on Management Contracts and Goodwill.  During the year ended December 31, 2012, we recorded a $42.0 million non-cash impairment loss, net of deferred tax liability, associated with our investment in management contracts and goodwill.  Our strategy related to the third-party management business has changed since the acquisition of these contracts.  When the contracts were acquired, our strategy was to grow the third-party business and continue to add management contracts in our various markets.  While we still view the cash flows from this business as positive and the additional management contracts gives us scale and critical mass in some of our key markets, we are no longer actively seeking to grow this portion of the business. Given this change in strategy, we determined that our management contracts and associated goodwill were impaired and recorded a $42.0 million non-cash impairment charge, net of deferred tax liability, during the fourth quarter of 2012.

Impairment Loss on Mortgage Loan Receivable.  During the year ended December 31, 2011, we recorded a non-cash impairment loss on a mortgage loan of $9.2 million in connection with the B participation piece of a first mortgage secured by an 844,000 square foot office property in Dallas, Texas known as 2100 Ross.  The borrower is in default on the first mortgage and we did not believe we would recover our investment in the loan.  Therefore, we wrote off our total investment in the mortgage loan.  Our original cash investment in the loan was $6.9 million and was purchased in November 2007.

Change in Fair Value of Contingent Consideration.  On May 18, 2011, we closed on the agreement with Eola in which Eola contributed its Property Management Company to us.  Eola's principals contributed the Management Company to us for initial consideration of $32.4 million in cash and contingent consideration of 1.8 million common units to Eola's principals through an earn-out and earn-up arrangement based on the achievement by the Management Company of certain targeted annual gross fee revenue for the balance of 2011 and 2012.  The initial value of the common units was $31.0 million based on our stock price on the date of purchase.  However, due to the decline in our stock price during 2011, the value of the contingent consideration was reduced to $18.0 million, resulting in a change in fair value of the contingent consideration of $13.0 million recorded during the year ended December 31, 2011, as compared to an increase of $216,000 recorded during the year ended December 31, 2012, upon the issuance of the common units.  On December 30, 2011, we and the former Eola principals amended certain post-closing provisions of the contribution agreement to provide, among other things, that if the Management Company achieved annual revenues in excess of the original 2011 target, all common units subject to the 2011 earn-out, the 2012 earn-out and the earn-up will be deemed earned and paid when the 2011 earn-out payment is made.  Based on the Management Company revenue for 2011, the target was achieved and all common  units were earned and issued to Eola's principals on February 28, 2012.  As of December 31, 2012, all common units had been redeemed for our common stock.

Management Company Income and Expenses.  Management company income increased $2.9 million and management company expenses increased $3.9 million during the year ended December 31, 2012, compared to the same period for 2011 and is primarily a result of a full year of activity for the Eola Management Company which was purchased in the second quarter of 2011.

Acquisition Costs.  During the year ended December 31, 2012, we incurred $2.8 million in acquisition costs compared to $17.2 million for the same period in 2011.   The primary reason for the decrease is due to costs associated with the Eola combination and purchase of eight Fund II office properties that closed during the first half of 2011, compared with the purchase of three Fund II office properties and a parking garage and six wholly owned office properties that closed during 2012.  Our proportionate share of acquisition costs for the year ended December 31, 2012 and 2011 was $2.1 million and $15.4 million, respectively.

General and Administrative Expense.  General and administrative expense decreased $2.4 million or 12.7% for the year ended December 31, 2012, compared to the same period of 2011. The decrease is primarily due to additional personnel expenses incurred during 2011 as part of our realignment efforts.

Share-Based and Long-Term Compensation Expense.  Compensation expense related to restricted shares and deferred incentive share units of $432,000 and $1.3 million was recognized for the years ended December 31, 2012 and 2011, respectively.  Total compensation expense related to nonvested awards not yet recognized was $1.1 million at December 31, 2012. The weighted average period over which the expense is expected to be recognized is approximately 1.5 years.  During the year ended December 31, 2012, compensation expense related to nonvested awards not yet recognized and the weighted average period over which expense is expected to be recognized decreased as a result of approximately 195,000 awards either vesting or being forfeited.

On February 14, 2012, the Board of Directors approved 21,900 long-term equity incentive awards to our officers.  The long-term equity incentive awards are time-based awards and are valued at $222,000 which equates to an average price per share of $10.15.  These awards vest ratably over four years from the date of grant and are accounted for as equity-classified awards.

A summary of our restricted stock and deferred incentive share unit activity is as follows:

	Restricted Shares	Weighted Average Price	Deferred Incentive Share Units	Weighted Average Price
Outstanding at December 31, 2010	479,930	$12.81	15,640	$25.71
Granted	235,168	10.31	20,435	23.97
Vested	(99,202)	23.99	(4,930)	45.11
Forfeited	(161,826)	10.68	(3,775)	20.38
Outstanding at December 31, 2011	454,070	9.83	27,370	21.65
Granted	21,900	10.15	—	—
Vested	(56,013)	21.55	(3,030)	14.93
Forfeited	(138,724)	8.18	(6,580)	14.06
Outstanding at December 31, 2012	281,233	$8.34	17,760	$25.61

We also adopted a long-term cash incentive that was designed to reward significant outperformance over the three year period beginning July 1, 2010.  The performance goals for actual payment under the long-term cash incentive will require us to (i) achieve an absolute compounded annual total return to stockholders ("TRTS"), that exceeds 14% and (ii) achieve an absolute compounded annual TRTS that exceeds the compounded annual return of the RMS by at least 500 basis points.  Notwithstanding the above goals, in the event we achieve an absolute compounded annual TRTS that exceeds 19%, then we must achieve an absolute compounded annual TRTS that exceeds the compounded annual return of the RMS by at least 600 basis points.  The aggregate amount of the cash incentive earned would increase with corresponding increases in the absolute compounded annual TRTS that we achieve.  There will be a cap on the aggregate cash incentive earned in the amount of $7.1 million.  Achievement of the maximum cash incentive would equate to an absolute compounded annual TRTS that approximates 23%, provided that the absolute compounded annual TRS exceeds the compounded annual return of the RMS by at least 600 basis points.  The total compensation expense for the long-term cash incentive is based upon the estimated fair value of the award on the grant date and adjusted as necessary each reporting period.  The long-term cash incentive awards are accounted for as a liability-classified award on our 2012 consolidated balance sheet.  The grant date and quarterly fair value estimates for awards that are subject to a market condition are determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

Interest Expense.  Interest expense, including amortization of deferred financing costs, increased $4.5 million or 14.8% for the year ended December 31, 2012, compared to the same period of 2011 and is comprised of the following (in thousands):

	Year Ended December 31
	2012	2011	Increase (Decrease)	% Change
Interest expense:
Mortgage interest expense	$30,103	$23,229	$6,874	29.6%
Credit facility interest expense	2,640	5,578	(2,938)	-52.7%
Debt prepayment expense	190	—	190	*N/M
Mortgage loan cost amortization	687	464	223	48.1%
Credit facility cost amortization	1,300	1,146	154	13.4%
Total interest expense	$34,920	$30,417	$4,503	14.8%
*N/M – Not meaningful

Mortgage interest expense increased $6.9 million or 29.6% for the year ended December 31, 2012 compared to the same period for 2011, primarily due to $132.2 million of mortgage debt placed or assumed during 2012 in connection with office property acquisitions in 2012 as well as a full year of interest expense for $309.2 million of mortgage debt placed or assumed during 2011 in connection with office property acquisitions in 2011.

Credit facility interest expense decreased $2.9 million or 52.7% for the year ended December 31, 2012 compared to the same period for 2011.  The decrease in credit facility interest expense is primarily due to a decrease in year-to-date average borrowings of $29.7 million and a decrease in the weighted average interest rate on average borrowings of 162 basis points for the year ended December 31, 2012 compared to the same period of 2011.  The decrease in year-to-date average borrowings is primarily due to the net proceeds from office property sales in 2011 and 2012 and proceeds received from our recent common stock offering, which were used to pay down amounts outstanding under the credit facilities, offset by borrowings to fund our proportionate share of office property purchases and the placement of a $125 million unsecured term loan.  The decrease in weighted average interest rate is due to the modification of the terms of our credit facility entered into during the first quarter of 2012.

Discontinued Operations.  Discontinued operations are comprised of the following for years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31
	2012	2011
Statement of Operations:
Revenues
Income from office properties	$24,007	$146,972
	24,007	146,972
Expenses
Office properties:
Operating expenses	10,853	66,116
Management company expense	350	288
Interest expense	5,575	30,989
Gain on extinguishment of debt	(1,494)	(7,635)
Non-cash expense on interest rate swap	(215)	2,338
Depreciation and amortization	4,275	58,021
Impairment loss	3,500	189,940
	22,844	340,057
Other Income/Expenses
Equity in loss of unconsolidated joint ventures	(19)	—

Income (loss) from discontinued operations	1,144	(193,085)
Gain on sale of real estate from discontinued operations	12,939	17,825
Total discontinued operations per Statement of Operations	14,083	(175,260)
Net (income) loss attributable to noncontrolling interest from discontinued operations	(4,184)	75,836
Total discontinued operations – Parkway's Share	$9,899	$(99,424)

All current and prior period income from the following office property dispositions is included in discontinued operations for the years ended December 31, 2012 and 2011 (in thousands).

Office Property	Location	Square Feet	Date of Sale	Net Sales Price	Net Book Value of Real Estate	Gain (Loss) on Sale
233 North Michigan	Chicago, IL	1,070	5/11/2011	$156,546	$152,254	$4,292
Greenbrier I & II	Hampton Roads, VA	172	7/19/2011	16,275	15,070	1,205
Glen Forest	Richmond, VA	81	8/16/2011	8,950	7,880	1,070
Tower at Gervais	Columbia, SC	298	9/8/2011	18,421	18,421	—
Wells Fargo	Houston, TX	134	12/9/2011	—	—	—
Fund I Assets	Various	1,956	12/31/2011	255,725	244,467	11,258
2011 Dispositions (1)		3,711		$455,917	$438,092	$17,825

Falls Pointe	Atlanta, GA	107	1/6/2012	$5,824	$4,467	$1,357
111 East Wacker	Chicago, IL	1,013	1/9/2012	153,240	153,237	3
Renaissance Center	Memphis, TN	189	3/1/2012	27,661	24,629	3,032
Overlook II	Atlanta, GA	260	4/30/2012	29,467	28,689	778
Wink Building	New Orleans, LA	32	6/8/2012	705	803	(98)
Ashford/Peachtree	Atlanta, GA	321	7/1/2012	29,440	28,148	1,292
Non-Core Assets	Various	1,932	Various	125,486	122,157	3,329
Sugar Grove	Houston, TX	124	10/23/2012	10,303	7,057	3,246
2012 Dispositions (2)		3,978		$382,126	$369,187	$12,939

Office Property	Location	Square Feet	Date of Sale	Gross Sales Price
2013 Dispositions
Atrium at Stoneridge	Columbia, SC	108	03/20/2013	$3,050
Waterstone	Atlanta, GA	93	07/10/2013	3,400
Meridian	Atlanta, GA	97	07/10/2013	6,800
Bank of America Plaza	Nashville, TN	436	07/17/2013	42,800
		734		$56,050

(1)	Total gain on the sale of real estate in discontinued operations recognized for the year ended December 31, 2011 was $17.8 million, of which $9.8 million was our proportionate share.

(2)	Total gain on the sale of real estate in discontinued operations recognized for the year ended December 31, 2012 was $12.9 million, of which $8.1 million was our proportionate share.

During the year ended December 31, 2012, we completed our previously disclosed dispositions as part of our strategic objective of becoming a leading owner of high-quality office assets in higher growth markets in the Sunbelt region of the United States. We entered into an agreement to sell the 13 office properties, totaling 2.7 million square feet, owned by Parkway Properties Office Fund, L.P. ("Fund I") to our existing partner in the fund for a gross sales price of $344.3 million, of which $97.4 million was our share.  As of December 31, 2011, we had completed the sale of nine of these 13 assets. As of July 1, 2012, we had completed the sale of the remaining four Fund I assets.  We received approximately $14.2 million in net proceeds from the sales of the Fund I assets, and the proceeds were used to reduce amounts outstanding under our credit facilities.  Upon sale, the buyer assumed a total of $292.0 million in mortgage loans, of which $82.4 million was our share.

Additionally, during the year ended December 31, 2012, we completed the sale of the 15 properties included in our strategic sale of a portfolio of non-core assets, for a gross sales price of $147.7 million and generating net proceeds to us of approximately $94.3 million, with the buyer assuming $41.7 million in mortgage loans upon sale, of which $31.9 million was our share.  The 15 assets that were sold include five assets in Richmond, Virginia, four assets in Memphis, Tennessee, and six assets in Jackson, Mississippi.

We completed the sale of four additional assets during the year ended December 31, 2012, including the sale of 111 East Wacker, a 1.0 million square foot office property located in Chicago, the Wink building, a 32,000 square foot office property in New Orleans, Louisiana, Sugar Grove, a 124,000 square foot office property in Houston, Texas, and Falls Pointe, a 107,000 square foot office property located in Atlanta and owned by Fund II for aggregate gross sales price of $168.8 million.  We received approximately $14.8 million in aggregate net proceeds from these sales, which were used to reduce amounts outstanding under our revolving credit facility.  In connection with the sale of 111 East Wacker, the buyer assumed the existing $147.9 mortgage loan upon sale.

Income Taxes.  The analysis below includes changes attributable to current income tax expenses and deferred income tax benefit for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31
	2012	2011	Increase (Decrease)	% Change
Income tax expense
Income tax expense – current	$1,116	$486	$630	129.6%
Income tax benefit – deferred	(1,855)	(430)	(425)	98.8%
Total income tax expense	$261	$56	$205	366.1%

Current income tax expense increased $630,000 for the year ended December 31, 2012, compared to the year ended December 31, 2011.  The increase is primarily attributable to an increase in revenue for the period from our taxable REIT subsidiary ("TRS"), which was purchased in May 2011.  Deferred income tax benefit increased $425,000 for the year ended December 31, 2012 compared to the same period of 2011.  The increase is primarily attributable to the change in deferred tax liability recorded as part of the purchase price allocation associated with the Eola management company.  At December 31, 2012, the deferred tax liability totaled $2.0 million.

Comparison of the year ended December 31, 2011 to the year ended December 31, 2010.

Net loss attributable to common stockholders for the years ended December 31, 2011 and 2010 was $137.0 million ($6.37 per basic common share) and $8.9 million ($0.42 per basic common share), respectively.  The primary reason for the increase in net loss attributable to common stockholders for the year ended December 31, 2011 as compared to the same period for 2010 is an increase in asset disposition activity in 2011, which resulted in an increase in the loss from discontinued operations attributable to common stockholders of $106.3 million.  Included in the loss from discontinued operations are impairment losses totaling $189.9 million offset by loss attributable to noncontrolling interests of $79.1 million.  The change in loss from discontinued operations as well as other variances for income and expense items that comprise net loss attributable to common stockholders is discussed in detail below.

Office Properties.  The analysis below includes changes attributable to same-store properties and acquisitions of office properties. Same-store properties are consolidated properties that we owned for the current and prior year reporting periods, excluding properties classified as discontinued operations.  During the year ended December 31, 2011, we classified as discontinued operations 14 assets sold in 2011 totaling 3.7 million square feet, 21 assets that were held for sale at December 31, 2011 totaling 3.8 million square feet, and four assets that were sold during 2013 totaling approximately 700,000 square feet.  At December 31, 2011, same-store properties consisted of 23 properties comprising 4.6 million square feet.

The following table represents revenue from office properties for the years ended December 31, 2011 and 2010 (in thousands):

	Year Ended December 31
	2011	2010	Increase (Decrease)	% Change
Revenue from office properties:
Same-store properties	$76,962	$81,736	$(4,774)	-5.8%
Properties acquired	59,320	364	58,956	N/M*
Total revenue from office properties	$136,282	$82,100	$54,182	66.0%
*N/M – Not meaningful

Revenue from office properties for same-store properties decreased $4.8 million or 5.8% for the year ended December 31, 2011, compared to the same period for 2010.  The primary reason for the decrease is due to a decrease in average same-store occupancy for the year ended December 31, 2011 compared to the same period for 2010.  Average same-store occupancy decreased 480 basis points for the year ended December 31, 2011, compared to the same period of 2010.

The following table represents property operating expenses for the years ended December 31, 2011 and 2010 (in thousands):

	Year Ended December 31
	2011	2010	Increase (Decrease)	% Change
Expense from office properties:
Same-store properties	$33,673	$35,377	$(1,704)	-4.8%
Properties acquired	22,368	284	22,084	N/M*
Total expense from office properties	$56,041	$35,661	$20,380	57.1%
*N/M – Not meaningful

Property operating expenses for same-store properties decreased $1.7 million or 4.8% for the year ended December 31, 2011, compared to the same period of 2010. The primary reason for the decrease is due to decreased ad valorem taxes, personnel, and contract services expense.

Depreciation and amortization expense attributable to office properties increased $28.1 million for the year ended December 31, 2011 compared to the same period for 2010.  The primary reason for the increase is the purchase of additional interests in office properties during 2010 and nine office properties during 2011.

Impairment Loss on Real Estate.  We recorded total impairment losses on real estate from continuing operations of $6.4 million and discontinued operations of $189.9 million, for a total of $196.3 million for the year ended December 31, 2011.  Our proportionate share of total impairment losses on real estate from continuing operations was $6.4 million and discontinued operations of $113.8 million, for a total of $120.2 million for the year ended December 31, 2011.  Impairment losses on real estate in continuing operations are comprised of the $5.9 million loss in connection with two remaining assets in Jackson, Mississippi and Memphis, Tennessee, and a $500,000 loss on non-depreciable land in New Orleans, Louisiana.  Impairment losses on real estate in discontinued operations are comprised of the $105.4 million loss (our share $29.3 million) in connection with sale of our interests in the Fund I office portfolio, a $51.2 million loss in connection with the sale of non-core assets and a parcel of land in Jackson, Mississippi; Memphis, Tennessee; and Richmond, Virginia, a $19.1 million loss in connection with the sale of 111 East Wacker in Chicago, Illinois, a $11.6 million loss in connection with the Wells Fargo Building office property in Houston, Texas, all of which were classified as held for sale at December 31, 2011, and a $2.7 million loss in connection with the sale of Tower at 1301 Gervais in Columbia, South Carolina.

Impairment Loss on Mortgage Loan Receivable.  During the year ended December 31, 2011, we recorded a non-cash impairment loss on a mortgage loan of $9.2 million in connection with the B participation piece of a first mortgage secured by an 844,000 square foot office property in Dallas, Texas known as 2100 Ross.  The borrower is in default on the first mortgage and we did not believe we would recover our investment in the loan.  Therefore, we wrote off our total investment in the mortgage loan.  Our original cash investment in the loan was $6.9 million and was purchased in November 2007.

Change in Fair Value of Contingent Consideration.  On May 18, 2011, we closed on the agreement with Eola in which Eola contributed its Property Management Company to us.  Eola's principals contributed the Management Company to us for initial consideration of $32.4 million in cash and contingent consideration of 1.8 million common units to Eola's principals through an earn-out and earn-up arrangement based on the achievement by the Management Company of certain targeted annual gross fee revenue for the balance of 2011 and 2012.  The initial value of the common units was $31.0 million based on our stock price on the date of purchase.  However, due to the decline in our stock price during the year, the value of the contingent consideration was reduced to $18.0 million, resulting in a change in fair value of the contingent consideration of $13.0 million.  On December 30, 2011, we and the former Eola principals amended certain post-closing provisions of the contribution agreement to provide, among other things, that if the Management Company achieved annual revenues in excess of the original 2011 target, all common units subject to the 2011 earn-out, the 2012 earn-out and the earn-up will be deemed earned and paid when the 2011 earn-out payment is made.  Based on the Management Company revenue for 2011, the target was achieved and all common units were earned and issued to Eola's principals on February 28, 2012.  As of December 31, 2012, all common units had been redeemed for our common stock.

Management Company Income and Expenses.  Management company income increased $15.2 million and management company expenses increased $10.6 million during the year ended December 31, 2011 primarily as a result of the purchase of the Eola management company in May 2011.

Acquisition Costs.  During the year ended December 31, 2011, acquisition costs increased $16.4 million primarily as a result of the contribution of Eola's management company to us that closed during the second quarter of 2011 and the purchase of eight Fund II office properties during 2011.

General and Administrative Expense.  General and administrative expense increased $3.5 million for the year ended December 31, 2011, compared to the same period of 2010. The increase is primarily due to additional personnel expenses incurred during 2011 as part of our realignment efforts.

Share-Based and Long-Term Compensation Expense.  Compensation expense related to restricted shares and deferred incentive share units of $1.3 million was recognized for the years ended December 31, 2011 and 2010.  Total compensation expense related to nonvested awards not yet recognized was $2.6 million at December 31, 2011. The weighted average period over which the expense is expected to be recognized is approximately 2.2 years.

On January 14, 2011, our Board of Directors approved 55,623 long-term equity incentive awards to our officers.  The long-term equity incentive awards are valued at $736,000 which equates to an average price per share of $13.23 and consist of 25,620 time-based awards, 16,883 market condition awards subject to an absolute total return goal, and 13,120 market condition awards subject to a relative total return goal.  These shares are accounted for as equity-classified awards.

On May 12, 2011, our Board of Directors, upon the recommendation of the Compensation Committee, approved the Parkway Properties, Inc. 2011 Employee Inducement Award Plan (the "2011 Inducement Plan").  The 2011 Inducement Plan is substantively similar to our 2010 Omnibus Equity Incentive Plan, approved by the our stockholders on May 13, 2010, however the potential awards under the 2011 Inducement Plan are limited to shares of restricted stock and restricted share units to our new employees as a result of our combination with Eola.  Under the 2011 Inducement Plan, our Board of Directors approved the grant of up to 149,573 restricted shares and/or deferred incentive share units to our employees and directors in connection with the combination with Eola.  The Plan shall continue in effect until the earlier of (a) its termination by our Board or (b) the date on which all of the shares of Stock available for issuance under the Plan have been issued; provided that awards outstanding on that date shall survive in accordance with their terms.

On May 18, 2011, 63,241 long-term equity incentive awards were granted to our new officers under the 2011 Inducement Plan.  The long-term equity incentive awards are valued at $577,000 which equates to an average price per share of $9.12 and consist of 11,384 time-based awards, 29,091 market condition awards subject to an absolute total return goal, and 22,766 market condition awards subject to a relative total return goal.  We also awarded 17,530 deferred incentive share units to approximately 136 other former employees of Eola who became our employees effective May 18, 2011.  These shares are accounted for as equity-classified awards.

On June 1, 2011, 68,802 long-term equity incentive awards were granted to our new officers under the 2011 Inducement Plan.  The long-term equity incentive awards are valued at $628,000 which equates to an average price per share of $9.13 and consist of 12,384 time-based awards, 31,649 market condition awards subject to an absolute total return goal, and 24,769 market condition awards subject to a relative total return goal.  These shares are accounted for as equity-classified awards.

On June 20, 2011, 8,705 long-term equity incentive awards were granted to our officers.  The long-term equity incentive awards are valued at $68,000 which equates to an average price per share of $7.81 and consist of 534 time-based awards, 4,584 market condition awards subject to an absolute total return goal, and 3,587 market condition awards subject to a relative total return goal.  These shares are accounted for as equity-classified awards.

The total compensation expense for the long-term equity incentive awards is based upon the fair value of the shares on the grant date, adjusted for estimated forfeitures.  The grant date fair value for awards that are subject to a market condition are determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

A summary of our restricted stock and deferred incentive share unit activity is as follows:

	Restricted Shares	Weighted Average Price	Deferred Incentive Share Units	Weighted Average Price
Outstanding at December 31, 2009	308,975	$29.94	18,055	$34.08
Granted	345,120	7.30	3,805	14.83
Vested	(152,941)	33.06	(4,355)	47.78
Forfeited	(21,224)	26.69	(1,865)	32.99
Outstanding at December 31, 2010	479,930	12.81	15,640	25.71
Granted	235,168	10.31	20,435	23.97
Vested	(99,202)	23.99	(4,930)	45.11
Forfeited	(161,826)	10.68	(3,775)	20.38
Outstanding at December 31, 2011	454,070	$9.83	27,370	$21.65

The time-based awards will vest ratably over four years from the date the shares were granted.  The market condition awards are contingent on our meeting goals for compounded annual TRTS over the three year period beginning July 1, 2010.  The market condition goals are based upon (i) our absolute compounded annual TRTS; and (ii) our absolute compounded annual TRTS relative to the compounded annual return of the MSCI US REIT ("RMS") Index calculated on a gross basis, as follows:

	Threshold	Target	Maximum
Absolute Return Goal	10%	12%	14%
Relative Return Goal	RMS + 100 bps	RMS + 200 bps	RMS + 300 bps
With respect to the absolute return goal, 15% of the award is earned if we achieve threshold performance and a cumulative 60% is earned for target performance.  With respect to the relative return goal, 20% of the award is earned if we achieve threshold performance and a cumulative 55% is earned for target performance.  In each case, 100% of the award is earned if we achieve maximum performance or better.  To the extent actually earned, the market condition awards will vest 50% on each of July 15, 2013 and 2014.

We also adopted a long-term cash incentive that was designed to reward significant outperformance over the three year period beginning July 1, 2010.  The performance goals for actual payment under the long-term cash incentive will require us to (i) achieve an absolute compounded annual TRTS that exceeds 14% AND (ii) achieve an absolute compounded annual TRTS that exceeds the compounded annual return of the RMS by at least 500 basis points.  Notwithstanding the above goals, in the event we achieve an absolute compounded annual TRTS that exceeds 19%, then we must achieve an absolute compounded annual TRTS that exceeds the compounded annual return of the RMS by at least 600 basis points.  The aggregate amount of the cash incentive earned would increase with corresponding increases in the absolute compounded annual TRTS that we achieve.  There will be a cap on the aggregate cash incentive earned in the amount of $7.1 million.  Achievement of the maximum cash incentive would equate to an absolute compounded annual TRTS that approximates 23%, provided that the absolute compounded annual TRTS exceeds the compounded annual return of the RMS by at least 600 basis points.  The total compensation expense for the long-term cash incentive is based upon the estimated fair value of the award on the grant date and adjusted as necessary each reporting period.  The long-term cash incentive awards are accounted for as a liability-classified award on our consolidated balance sheet.  The grant date and quarterly fair value estimates for awards that are subject to a market condition are determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

Interest Expense.  Interest expense, including amortization of deferred financing costs, increased $11.4 million or 59.8% for the year ended December 31, 2011, compared to the same period of 2010 and is comprised of the following (in thousands):

	Year Ended December 31
	2011	2010	Increase (Decrease)	% Change
Interest expense:
Mortgage interest expense	$23,229	$12,704	$10,525	82.8%
Credit facility interest expense	5,578	5,200	378	7.3%
Debt prepayment expense	—	53	(53)	*N/M
Mortgage loan cost amortization	464	264	200	75.8%
Credit facility cost amortization	1,146	816	330	40.4%
Total interest expense	$30,417	$19,037	$11,380	59.8%
*N/M – Not meaningful

Mortgage interest expense increased $10.5 million or 82.8% for the year ended December 31, 2011 compared to the same period for 2010, primarily due to $309.2 million of mortgage debt placed or assumed during 2011 in connection with office property acquisitions in 2011.

Credit facility interest expense increased $378,000 or 7.3% for the year ended December 31, 2011 compared to the same period for 2010.  The increase in credit facility interest expense is primarily due to an increase in average borrowings of $20.3 million for the year ended December 31, 2011 compared to the same period for 2010.  The increase in average borrowing is due to advances on the senior unsecured revolving credit facility to make improvements to real estate, our share of equity contributions to purchase office properties through Fund II, and the purchase cost associated with the combination with Eola.

Discontinued Operations.  Discontinued operations are comprised of the following for years ended December 31, 2011 and 2010 (in thousands):

	Year Ended December 31
	2011	2010
Statement of Operations:
Revenues
Income from office properties	$146,972	$173,505
	146,972	173,505
Expenses
Office properties:
Operating expenses	66,116	74,677
Management company expense	288	380
Interest expense	30,989	35,927
Gain on extinguishment of debt	(7,635)	—
Non-cash expense on interest rate swap	2,338	—
Depreciation and amortization	58,021	67,270
Impairment loss	189,940	4,120
	340,057	182,374
Loss from discontinued operations	(193,085)	(8,869)
Gain on sale of real estate from discontinued operations	17,825	8,518
Total discontinued operations per Statement of Operations	(175,260)	(351)
Net loss attributable to noncontrolling interest from discontinued operations	75,836	7,221
Total discontinued operations – Parkway's Share	$(99,424)	$6,870

All current and prior period income from the following office property dispositions is included in discontinued operations for the years ended December 31, 2011 and 2010 (in thousands).

Office Property	Location	Square Feet	Date of Sale	Net Sales Price	Net Book Value of Real Estate	Gain (Loss) on Sale	Impairment Loss (3)
One Park Ten	Houston, TX	163	4/15/2010	$14,924	$6,406	$8,518	$—
2010 Dispositions		163		$14,924	$6,406	$8,518	$—

233 North Michigan	Chicago, IL	1,070	5/11/2011	$156,546	$152,254	$4,292	$—
Greenbrier I & II	Hampton Roads, VA	172	7/19/2011	16,275	15,070	1,205	—
Glen Forest	Richmond, VA	81	8/16/2011	8,950	7,880	1,070	—
Tower at Gervais (4)	Columbia, SC	298	9/8/2011	18,421	18,421	—	6,147
Wells Fargo	Houston, TX	134	12/9/2011	—	—	—	11,561
Fund I Assets	Various	1,956	12/31/2011	255,725	244,467	11,258	68,513
2011 Dispositions (1)		3,711		$455,917	$438,092	$17,825	$86,221

Falls Pointe	Atlanta, GA	107	1/6/2012	$5,824	$4,467	$1,357	$—
111 East Wacker	Chicago, IL	1,013	1/9/2012	153,240	153,237	3	19,050
Renaissance Center	Memphis, TN	189	3/1/2012	27,661	24,629	3,032	9,200
Overlook II	Atlanta, GA	260	4/30/2012	29,467	28,689	778	10,500
Wink Building	New Orleans, LA	32	6/8/2012	705	803	(98)	—
Ashford/Peachtree	Atlanta, GA	321	7/1/2012	29,440	28,148	1,292	17,200
Non-Core Assets (5)	Various	1,932	Various	125,486	122,157	3,329	51,889
Sugar Grove	Houston, TX	124	10/23/2012	10,303	7,057	3,246	—
2012 Dispositions (2)		3,978		$382,126	$369,187	$12,939	$107,839

Office Property	Location	Square Feet	Date of Sale	Gross Sales Price
2013 Dispositions
Atrium at Stoneridge	Columbia, SC	108	03/20/2013	$3,050
Waterstone	Atlanta, GA	93	07/10/2013	3,400
Meridian	Atlanta, GA	97	07/10/2013	6,800
Bank of America Plaza	Nashville, TN	436	07/17/2013	42,800
		734		$56,050

(1)	Total gain on the sale of real estate in discontinued operations recognized for the year ended December 31, 2011 was $17.8 million, of which $9.8 million was our proportionate share.

(2)	Total gain on the sale of real estate in discontinued operations recognized during the year ended December 31, 2012 was $12.9 million, of which $8.1 million was our proportionate share.

(3)	Total impairment losses in discontinued operations recognized during 2011 total $189.9 million, of which $113.8 million was our proportionate share.

(4)	During 2010 and 2011, we recognized non-cash impairment losses on this property of $3.4 million and $2.7 million, respectively.

(5)	During 2010 and 2011, we recognized non-cash impairment losses associated with these properties of $640,000 and $51.2 million, respectively.

On May 11, 2011, we sold 233 North Michigan, a 1.1 million square foot office building in Chicago, Illinois, for gross proceeds of $162.2 million and recorded a gain on the sale of $4.3 million.

On July 19, 2011, we sold Greenbrier Towers I & II for gross proceeds of $16.7 million and recorded a gain on the sale of $1.2 million.  The two office buildings total 172,000 square feet and are located in Hampton Roads, Virginia.

On August 16, 2011, we sold Glen Forest, an 81,000 square foot office building in Richmond, Virginia, for gross proceeds of $9.3 million and recorded a gain on the sale of $1.1 million.

On September 8, 2011, we sold Tower at 1301 Gervais, a 298,000 square foot office building in Columbia, South Carolina, for gross proceeds of $19.5 million.  In accordance with GAAP, a non-cash impairment loss totaling $2.7 million was recognized during 2011, with respect to this property.

On December 9, 2011, we conveyed the deed in lieu of foreclosure on Wells Fargo, a 134,000 square foot office building in Houston, Texas.  In association with the deed in lieu of foreclosure, we recognized an $8.6 million non-cash gain associated with the forgiveness of the mortgage loan secured by this property.  During the fourth quarter 2011, we recognized an impairment loss of $11.6 million with respect to this property.

On December 31, 2011, we sold nine properties totaling approximately 2.0 million square feet in five markets, representing a majority of Fund I assets. In connection with the completed sale of these Fund I assets, we recorded an $11.3 million gain on the sale, of which $3.2 million is our share, and an impairment loss of $105.4 million, of which $29.3 million is our share, in 2011.

The major classes of assets and liabilities classified as held for sale at December 31, 2011 are as follows (in thousands):

December 31
2011
Balance Sheet:
Investment property	$355,623
Accumulated depreciation	(23,709)
Office property held for sale	331,914
Rents receivable and other assets	44,724
Intangible assets, net	6,151
Other assets held for sale	50,875
Total assets held for sale	$382,789

Mortgage notes payable	$254,401
Accounts payable and other liabilities	31,198
Total liabilities held for sale	$285,599

Income Taxes.  The analysis below includes changes attributable to current income tax expenses and deferred income tax benefit for the years ended December 31, 2011 and 2010 (in thousands):

	Year Ended December 31
	2011	2010	Increase (Decrease)	% Change
Income-tax expense
Income tax expense – current	$486	$2	$484	N/M*
Income tax benefit – deferred	(430)	—	(430)	N/M*
Total income tax expense	$56	$2	$54	N/M*
*N/M – Not meaningful

During the year ended December 31, 2011, current income tax expense increased $484,000 over the same period in 2010. The increase is attributable to taxes incurred by our TRS, which was formed as a result of the purchase of the Eola management company in May 2011.  During the year ended December 31, 2011, deferred income tax benefit increased $430,000 over the same period in 2010 as a result of the change in the $14.8 million of deferred tax liabilities recorded as part of the purchase price allocation associated with the Eola management company.

Liquidity and Capital Resources

General

Our principal short-term and long-term liquidity needs include:

•	funding operating and administrative expenses;

•	meeting debt service and debt maturity obligations;

•	funding normal repair and maintenance expenses at our properties;

•	funding capital improvements;

•	acquiring additional investments that meet our investment criteria; and

•	funding distributions to stockholders.

We may fund these liquidity needs by drawing on multiple sources, including the following:

•	our current cash balance;

•	our operating cash flows;

•	borrowings (including borrowing availability under our senior unsecured revolving credit facility);

•	proceeds from the placement of new mortgage loans and refinancing of existing mortgage loans;

•	proceeds from the sale of assets and the sale of portions of owned assets through Fund II; and

•	the possible sale of equity or debt securities.

Our short-term liquidity needs include funding operation and administrative expenses, normal repair and maintenance expenses at our properties, capital improvements and distributions to stockholders.  We anticipate using our current cash balance, our operating cash flows and borrowings (including borrowing availability under our senior unsecured revolving credit facility) to meet our short-term liquidity needs.

Our long-term liquidity needs include the principal amount of our long-term debt as it matures, significant capital expenditures that need to be made at our properties and acquiring additional investments that meet our investment criteria.  We anticipate using proceeds from the placement of new mortgage loans and refinancing of existing mortgage loans, proceeds from the sale of assets and the portions of owned assets through joint ventures and the possible sale of equity or debt securities to meet our long-term liquidity needs.  We anticipate that these funding sources will be adequate to meet our liquidity needs.

Cash.

Cash and cash equivalents were $81.9 million and $75.2 million at December 31, 2012 and 2011, respectively.  Cash flows provided by operating activities for the years ended December 31, 2012 and 2011 were $61.6 million and $35.5 million, respectively.  The increase in cash flows from operating activities of $26.1 million is primarily attributable to decreased deferred leasing costs and acquisition costs.

Cash used in investing activities was $588.5 million and $365.6 million for the years ended December 31, 2012 and 2011, respectively.  The increase in cash used by investing activities of $222.9 million is primarily due to the purchase of six wholly owned office properties and three Fund II owned office properties in 2012 compared to the purchase of one wholly owned office property, eight Fund II office properties and the Eola Management Company in 2011.

Cash provided by financing activities was $533.6 million and $385.6 million for the year ended December 31, 2012 and 2011, respectively.  The increase in cash provided by financing activities of $148.0 million is primarily attributable to stock offering proceeds net of transaction costs and proceeds on bank borrowings offset by decreases in contributions from non-controlling interest partners and proceeds from mortgage notes payable.

Indebtedness.

Notes Payable to Banks.  At December 31, 2012, we had a total of $262.0 million outstanding under the following credit facilities (in thousands):

		Interest		Outstanding
Credit Facilities	Lender	Rate	Maturity	Balance
$10.0 Million Unsecured Working Capital Revolving Credit Facility (1)	PNC Bank	—%	3/29/2016	$—
$215.0 Million Unsecured Revolving Credit Facility (1)	Various	1.8%	3/29/2016	137,000
$125.0 Million Unsecured Term Loan (2)	Various	2.2%	9/27/2017	125,000
		2.0%		$262,000

(1)
The interest rate on the credit facilities is based on LIBOR plus 160 to 235 basis points, depending upon overall Company leverage as defined in the loan agreements for our credit facility, with the current rate set at 160 basis points.  Additionally, we pay fees on the unused portion of the credit facilities ranging between 25 and 35 basis points based upon usage of the aggregate commitment, with the current rate set at 25 basis points.

(2)
The interest rate on the term loan is based on LIBOR plus an applicable margin of 1.5% to 2.3% depending on our leverage (with the current rate set at 1.5%).  On September 28, 2012, we executed two floating-to-fixed interest rate swaps totaling $125 million, locking LIBOR at 0.7% for five years which is effective October 1, 2012.

On March 30, 2012, we entered into an Amended and Restated Credit Agreement with a consortium of eight banks for our $190 million senior unsecured revolving credit facility.  Additionally, we amended our $10 million working capital revolving credit facility under substantially the same terms and conditions, with the combined size of the facilities remaining at $200 million (collectively, the "New Facilities").  The New Facilities provide for modifications to our then-existing credit facilities by, among other things, extending the maturity date from January 31, 2014 to March 29, 2016, with an additional one-year extension option with the payment of a fee, increasing the size of the accordion feature from $50 million to as much as $160 million, lowering applicable interest rate spreads and unused fees, and modifying certain other terms and financial covenants.  The interest rate on the New Facilities is based on LIBOR plus 160 to 235 basis points, depending on our overall leverage (with the current rate set at 210 basis points).  Additionally, we pay fees on the unused portion of the New Facilities ranging between 25 and 35 basis points based upon usage of the aggregate commitment (with the current rate set at 35 basis points).  Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Joint Lead Arrangers and Joint Book Runners on the senior facility.  In addition, Wells Fargo Bank, N.A. acted as Administrative Agent and Bank of America, N.A. acted as Syndication Agent.  KeyBank, N.A., PNC Bank, N.A. and Royal Bank of Canada all acted as Documentation Agents.  Other participating lenders include JPMorgan Chase Bank, Trustmark National Bank, and Seaside National Bank and Trust.  The working capital revolving credit facility was provided solely by PNC Bank, N.A.

On October 10, 2012, we exercised $25 million of the $160 million accordion feature of our existing unsecured revolving credit facility and increased capacity from $190 million to $215 million with the additional borrowing capacity being provided by U.S. Bank National Association, bringing the total number of participating lenders to nine.  The interest rate on the credit facility is currently LIBOR plus 160 basis points.  Other terms and conditions under the credit facility remain unchanged

On September 27, 2012, we closed a $125 million unsecured term loan.  The term loan has a maturity date of September 27, 2017, and has an accordion feature that allows for an increase in the size of the term loan to as much as $250 million, subject to certain conditions.  Interest on the term loan is based on LIBOR plus an applicable margin of 150 to 225 basis points depending on our overall leverage (with the current rate set at 150 basis points).  The term loan has substantially the same operating and financial covenants as required by our current unsecured revolving credit facility.  Keybanc Capital Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Joint Lead Arrangers and Joint Bookrunners on the term loan.  In addition, Keybank National Association acted as Administrative Agent; Bank of America, N. A. acted as Syndication Agent; and Wells Fargo Bank, National Association acted as Documentation Agent.  Other participating lenders include Royal Bank of Canada, PNC Bank, National Association, U. S. Bank National Association, and Trustmark National Bank. On September 28, 2012, we executed two floating-to-fixed interest rate swaps totaling $125 million, locking LIBOR at 0.7% for five years, which results in an initial all-in interest rate of 2.2%.  The term loan has substantially the same operating and financial covenants as required by our current unsecured revolving credit facility. The term loan had an outstanding balance of $125 million at December 31, 2012.

We monitor a number of leverage and other financial metrics including, but not limited to, debt to total asset value ratio, as defined in the loan agreements for our credit facility.  In addition, we also monitor interest, fixed charge and modified fixed charge coverage ratios, as well as the net debt to EBITDA multiple.  The interest coverage ratio is computed by comparing the cash interest accrued to EBITDA. The interest coverage ratio for the years ended December 31, 2012 and 2011 was 3.8 and 2.7 times, respectively.  The fixed charge coverage ratio is computed by comparing the cash interest accrued, principal payments made on mortgage loans and preferred dividends paid to EBITDA.  The fixed charge coverage ratio for the years ended December 31, 2012 and 2011 was 2.1 and 1.8 times, respectively.  The modified fixed charge coverage ratio is computed by comparing the cash interest accrued and preferred dividends paid to EBITDA.  The modified fixed charge coverage ratio for the years ended December 31, 2012 and 2011 was 2.4 and 2.1 times, respectively.  The net debt to EBITDA multiple is computed by comparing our share of net debt to EBITDA for the current quarter, as annualized and adjusted pro forma for any completed investment activities.  The net debt to EBITDA multiple for the years ended December 31, 2012 and 2011 was 5.3 and 6.2 times, respectively.  Management believes various leverage and other financial metrics it monitors provide useful information on total debt levels as well as our ability to cover interest, principal and/or preferred dividend payments.  We seek to maintain over the long-term a net debt to EBITDA multiple of between 5.5 and 6.5 times.

Mortgage Notes Payable.  At December 31, 2012, we had $605.9 million in mortgage notes payable secured by office properties, with an average interest rate of 5.3%, and $262.0 million drawn under our credit facilities.

The table below presents the principal payments due and weighted average interest rates for total mortgage notes payable, at December 31, 2012 (in thousands).

	Weighted Average Interest Rate	Total Mortgage Maturities	Balloon Payments	Recurring Principal Amortization
Schedule of Mortgage Maturities by Years:
2013	5.4%	$9,674	$—	$9,674
2014	5.3%	10,848	—	10,848
2015	5.3%	25,407	14,051	11,356
2016	5.3%	147,097	137,776	9,321
2017	5.1%	116,439	107,907	8,532
2018	5.3%	98,052	91,550	6,502
Thereafter	6.1%	198,372	194,317	4,055
Total	5.3%	$605,889	$545,601	$60,288
Fair value at 12/31/12		$623,604

On January 9, 2012, in connection with the sale of 111 East Wacker for a gross sale price of $150.6 million, the buyer assumed the existing $147.9 million non-recourse mortgage loan secured by the property which had a fixed interest rate of 6.3% and maturity date of July 2016.

On January 11, 2012, Fund II obtained a $23.5 million non-recourse, first-mortgage secured by The Pointe, a 252,000 square foot office property located in the Westshore submarket of Tampa, Florida. The mortgage loan has a fixed interest rate of 4.0% and is interest only for the first 43 months of the term with a maturity of February 10, 2019.

On February 10, 2012, Fund II obtained a $50.0 million non-recourse mortgage loan, of which $15.0 million is our share, secured by Hayden Ferry II, a 300,000 square foot office property located in the Tempe submarket of Phoenix, Arizona.  The mortgage loan matures in July 2018 and bears interest at LIBOR plus the applicable spread which ranges from 250 to 350 basis points over the term of the loan.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes LIBOR at 1.5% through January 25, 2018, which equates to a total interest rate ranging from 4.0% to 5.0%.  The mortgage loan is cross-collateralized, cross-defaulted, and coterminous with the mortgage loan secured by Hayden Ferry I.

On March 9, 2012, we repaid a $16.3 million non-recourse mortgage loan secured by Bank of America Plaza, a 337,000 square foot office property in Nashville, Tennessee.  The mortgage loan had a fixed interest rate of 7.1% and was scheduled to mature in May 2012.  We repaid the mortgage loan using available proceeds under the senior unsecured revolving credit facilities.

On May 31, 2012, in connection with the sale of Pinnacle at Jackson Place and Parking at Jackson Place, for a gross sales price of $29.5 million, the buyer assumed the existing $29.5 million non-recourse mortgage loan secured by the property with a weighted average interest rate of 5.2%.  The buyer also assumed the related $23.5 million interest rate swap which fixed a portion of the debt secured by the Pinnacle at Jackson Place at an interest rate of 5.8%.

On November 15, 2012, in connection with the purchase of Westshore Corporate Center in Tampa, Florida, we assumed a $14.5 million non-recourse mortgage loan with a maturity of May 2015.  The mortgage loan has a fixed interest rate of 5.8%.  In accordance with GAAP, the mortgage was recorded at $15.7 million to reflect the value of the instrument based on a market interest rate of 2.5% on the date of purchase.

On December 31, 2012, in connection with the purchase of NASCAR Plaza in Charlotte, North Carolina, we assumed a $42.6 million non-recourse mortgage loan.  The mortgage loan matures in March 2016 and currently bears interest at a rate of 4.7%.  In connection with this mortgage, the Company assumed a $30.0 million interest rate swap that fixes LIBOR at 2.3% through February 1, 2016.  In accordance with GAAP, the mortgage was recorded at $43.0 million to reflect the value of the instrument based on a market interest rate of 3.4% on the date of purchase.

During 2012, in conjunction with the sale of the Fund I assets, the buyer assumed $76.7 million of non-recourse first mortgage loans, of which $19.2 million was our share.

On February 21, 2013, we obtained an $80.0 million first mortgage secured by Phoenix Tower, a 629,000 square foot office property located in the Greenway Plaza submarket of Houston, Texas.  The mortgage loan bears interest at a fixed rate of 3.9% and matures on March 1, 2023.

Market Risk

Our cash flows are exposed to interest rate changes primarily as a result of our senior unsecured revolving credit facility which has a floating interest rate tied to LIBOR. Our interest rate risk management objective is to appropriately limit the impact of interest rate changes on cash flows and to lower our overall borrowing costs. To achieve our objectives, we borrow at fixed rates when possible.  In addition, we entered into and will from time to time enter into interest rate swap agreements.  However, interest rate swap agreements and other hedging arrangements may expose us to additional risks, including a risk that a counterparty to a hedging arrangement may fail to honor our obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition.

We designated the swaps as cash flow hedges of the variable interest rates on our $125.0 million unsecured term loan and the debt secured by 245 Riverside, Corporate Center Four, Cypress Center, Bank of America Center, Two Ravinia, Hayden Ferry I, Hayden Ferry II, and NASCAR Plaza.  These swaps are considered to be fully effective and changes in the fair value of the swaps are recognized in accumulated other comprehensive loss.

    Our interest rate hedge contracts at December 31, 2012, and 2011 are summarized as follows (in thousands):

						Fair Value Liability
Type of	Balance Sheet	Notional	Maturity		Fixed	December 31
Hedge	Location	Amount	Date	Reference Rate	Rate	2012	2011
Swap	Accounts payable and other liabilities	$12,088	11/18/2015	1-month LIBOR	4.1%	$(582)	$(581)
Swap	Accounts payable and other liabilities	$30,000	2/1/2016	1-month LIBOR	2.3%	(1,787)	—
Swap	Accounts payable and other liabilities	$50,000	9/27/2017	1-month LIBOR	2.2%	(43)	—
Swap	Accounts payable and other liabilities	$75,000	9/27/2017	1-month LIBOR	2.2%	(65)	—
Swap	Accounts payable and other liabilities	$33,875	11/18/2017	1-month LIBOR	4.7%	(3,312)	(2,862)
Swap	Accounts payable and other liabilities	$22,000	1/25/2018	1-month LIBOR	4.5%	(1,923)	(1,548)
Swap	Accounts payable and other liabilities	$48,125	1/25/2018	1-month LIBOR	5.0%	(1,581)	—
Swap	Accounts payable and other liabilities	$9,250	9/30/2018	1-month LIBOR	5.2%	(1,218)	(1,083)
Swap	Accounts payable and other liabilities	$22,500	10/8/2018	1-month LIBOR	5.4%	(3,135)	(2,826)
Swap	Accounts payable and other liabilities	$22,100	11/18/2018	1-month LIBOR	5.0%	(2,639)	(2,234)
						$(16,285)	$(11,134)

On February 10, 2012, Fund II entered into an interest rate swap with the lender of the loan secured by Hayden Ferry II in Phoenix, Arizona, for a $50.0 million notional amount that fixes LIBOR at 1.5% through January 25, 2018, which when combined with the applicable spread ranging from 250 to 350 basis points equates to a total interest rate ranging from 4.0% to 5.0% over the term of the loan.  We designated the swap as a cash flow hedge of the variable interest payments associated with the mortgage loan.

On May 31, 2012, in connection with the sale of the Pinnacle at Jackson Place (the "Pinnacle"), the buyer assumed the interest rate swap, which had a notional amount of $23.5 million and fixed the interest rate on a portion of the debt secured by the Pinnacle at 5.8%.

On September 28, 2012, we executed two floating-to-fixed rate interest rate swaps for a notional amount totaling $125 million associated with our term loan that fixes LIBOR at 0.7% for five years, which resulted in an initial all-in interest rate of 2.2%.  The interest rate swaps were effective October 1, 2012 and mature September 28, 2017.

On December 31, 2012, in connection with the purchase of NASCAR Plaza in Charlotte, North Carolina, we assumed an interest rate swap for a $30.0 million notional amount that fixes LIBOR at 2.3% through February 1, 2016.

Equity

We have a universal shelf registration statement on Form S-3 (No. 333-178001) that was declared effective by the Securities and Exchange Commission on December 5, 2011.  We may offer an indeterminate number or amount, as the case may be, of (i) shares of common stock, par value $0.001 per share; (ii) shares of preferred stock, par value $0.001 per share; and (iii) warrants to purchase preferred stock or common stock, all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, at an aggregate public offering price not to exceed $500 million.  As of March 1, 2013, we had $315.2 million of securities available for issuance under the registration statement.

We may issue equity securities from time to time, including units issued by our operating partnership in connection with property acquisitions, as management may determine necessary or appropriate to satisfy our liquidity needs, taking into consideration market conditions, our stock price, the cost and availability of other sources of liquidity and any other relevant factors.
On December 10, 2012, we completed a public offering of 13.5 million shares of our common stock, plus an additional 1.2 million shares of our common stock issued and sold pursuant to the exercise of the underwriters' option to purchase additional shares in full, at the public offering price of $13.00 per share.  Net proceeds from the offering, after deducting the underwriting discount and offering expenses, were approximately $184.8 million.

Capital Expenditures

We presently have plans to make recurring capital expenditures to our office properties during 2013 of approximately $17.0 to $18.0 million on a consolidated basis, with the same amount representing our share of recurring capital improvements.  During the year ended December 31, 2012, we incurred $15.2 million in recurring capital expenditures on a consolidated basis, with $14.6 million representing our share.  These costs include tenant improvements, leasing costs and recurring building improvements. Additionally, we presently have plans to make improvements related to upgrades on properties acquired in recent years that were anticipated at the time of purchase in 2013 of approximately $18.5 to $19.5 million on a consolidated basis, with approximately $18.0 to $19.0 million representing our share.  During the year ended December 31, 2012, we incurred $22.3 million related to upgrades on properties acquired in recent years that were anticipated at the time of purchase and major renovations that are nonrecurring in nature to office properties, with $10.2 million representing our share.  All such improvements were financed, or will be financed, with cash flow from the properties, capital expenditure escrow accounts, advances from our senior unsecured revolving credit facility and contributions from joint venture partners.

Dividends

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to the sum of:

•	90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and

•	90% of the net income (after tax), if any, from foreclosure property, minus

•	the sum of certain items of noncash income over 5% of our REIT taxable income.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short term, or possibly long term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

During 2012, we paid $14.6 million in dividends to our common stockholders, $10.8 million to our series D preferred stockholders and $1.0 million to our series E cumulative preferred stockholders.   These dividends were funded with cash flow from the properties, proceeds from the sales of properties, proceeds from the issuance of common stock or borrowings on our credit facility.

Contractual Obligations

We have contractual obligations including mortgage notes payable and lease obligations.  The table below presents total payments due under specified contractual obligations by year through maturity at December 31, 2012 (in thousands):

	Payments Due By Period
Contractual Obligations	Total	2013	2014	2015	2016	2017	Thereafter
Long-Term Debt (includes principal and interest and credit facility)	$1,041,053	$47,091	$47,782	$61,510	$271,376	$266,684	$346,610
Operating Leases	569	315	155	59	25	13	2
Ground Lease Payments	16,339	266	267	347	268	268	14,923
Purchase Obligations (Tenant improvements)	5,510	4,754	452	—	32	—	272
Total	$1,063,471	$52,426	$48,656	$61,916	$271,701	$266,965	$361,807

The amounts presented above for long-term debt includes principal and interest payments.  Long-term debt includes principal and interest payments due for mortgage notes payable, as well as principal and interest payments under our $215.0 million credit facilities which mature March 29, 2016 and our $125.0 million unsecured term loan which matures September 27, 2017.  The amounts presented for purchase obligations represent the remaining tenant improvement allowances and lease inducement costs for leases in place and commitments for building improvements at December 31, 2012.

Critical Accounting Estimates

General.  Our investments are generally made in office properties.  Therefore, we are generally subject to risks incidental to the ownership of real estate.  Some of these risks include changes in supply or demand for office properties or customers for such properties in an area in which we have buildings; changes in real estate tax rates; and changes in federal income tax, real estate and zoning laws.  Our discussion and analysis of financial condition and results of operations is based upon our Consolidated Financial Statements.  Our Consolidated Financial Statements include the accounts of Parkway Properties, Inc., our majority owned subsidiaries and joint ventures in which we have a controlling interest. We also consolidate subsidiaries where the entity is a variable interest entity and we are the primary beneficiary.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period.  Actual results could differ from our estimates.

The accounting policies and estimates used in the preparation of our Consolidated Financial Statements are more fully described in the notes to our Consolidated Financial Statements.  However, certain of our significant accounting policies are considered critical accounting policies due to the increased level of assumptions used or estimates made in determining their impact on our Consolidated Financial Statements.

We consider critical accounting policies and estimates to be those used in the determination of the reported amounts and disclosure related to the following:

(1)  Revenue recognition;
(2)  Impairment or disposal of long-lived assets;
(3)  Depreciable lives applied to real estate and improvements to real estate; and
(4)  Initial recognition, measurement and allocation of the cost of real estate acquired.

Revenue Recognition.  Revenue from real estate rentals is recognized on a straight-line basis over the terms of the respective leases.  The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as straight line rent receivable on the accompanying balance sheets.

When we are the owner of the tenant improvements, the leased space is ready for its intended use when the tenant improvements are substantially completed. In limited instances, when the customer is the owner of the tenant improvements, straight-line rent is recognized when the tenant takes possession of the unimproved space.

The leases also typically provide for tenant reimbursement of a portion of common area maintenance and other operating expenses.  Property operating cost recoveries from customers ("expense reimbursements") are recognized as revenue in the period in which the expenses are incurred.  The computation of expense reimbursements is dependent on the provisions of individual customer leases.  Most customers make monthly fixed payments of estimated expense reimbursements.  We make adjustments, positive or negative, to expense reimbursement income quarterly to adjust the recorded amounts to our best estimate of the final property operating costs based on the most recent quarterly budget.  After the end of the calendar year, we compute each customer's final expense reimbursements and issues a bill or credit for the difference between the actual amount and the amounts billed monthly during the year.

Management company income represents market-based fees earned from providing management, construction, leasing, brokerage and acquisition services to third parties. Management fee income is computed and recorded monthly in accordance with the terms set forth in the standalone management service agreements. Leasing and brokerage commissions are recognized pursuant to the terms of the standalone agreements at the time underlying leases are signed, which is the point at which the earnings process is complete and collection of the fees is reasonably assured. Fees relating to the purchase or sale of property are recognized when the earnings process is complete and collection of the fees is reasonably assured, which usually occurs at closing. All fees on Company-owned properties and consolidated joint ventures are eliminated in consolidation.  The portion of fees earned on unconsolidated joint ventures attributable to our ownership interest is eliminated in consolidation.

Impairment or Disposal of Long-Lived Assets.  Changes in the supply or demand of customers for our properties could impact our ability to fill available space.  Should a significant amount of available space exist for an extended period, our investment in a particular office building may be impaired.  We evaluate our real estate assets and intangible assets upon the occurrence of significant adverse changes to assess whether any impairment indicators are present that affect the recovery of the carrying amount.

We classify certain assets as held for sale based on management having the authority and intent of entering into commitments for sale transactions to close in the next twelve months.  We consider an office property as held for sale once we have executed a contract for sale, allowed the buyer to complete its due diligence review and received a substantial non-refundable deposit.  Until a buyer has completed its due diligence review of the asset, necessary approvals have been received and substantive conditions to the buyer's obligation to perform have been satisfied, we do not consider a sale to be probable.  When we identify an asset as held for sale, we estimate the net realizable value of such asset and discontinue recording depreciation on the asset.  We record assets held for sale at the lower of carrying amount or fair value less cost to sell.  With respect to assets classified as held and used, we periodically review these assets to determine whether our carrying amount will be recovered.  A long-lived asset is considered impaired if its carrying value is not recoverable and exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposal of the asset.  The cash flow and fair value estimates are based on assumptions about employing the asset for its remaining useful life.  Factors considered in projecting future cash flows include but are not limited to:  existing leases, future leasing and terminations, market rental rates, capital improvements, tenant improvements, leasing commissions, inflation and other known variables.  Upon impairment, we would recognize an impairment loss to reduce the carrying value of the long-lived asset to our estimate of its fair value.  The estimate of fair value and cash flows to be generated from properties requires us to make assumptions.  If one or more assumptions prove incorrect or if the assumptions change, the recognition of an impairment loss on one or more properties may be necessary in the future, which would result in a decrease to net income.

Depreciable Lives Applied to Real Estate and Improvements to Real Estate.  Depreciation of buildings and parking garages is computed using the straight-line method over an estimated useful life of 40 years.  Depreciation of building improvements is computed using the straight-line method over the estimated useful life of the improvement.  If our estimate of useful lives proves to be incorrect, the depreciation expense recognized would also be incorrect.  Therefore, a change in the estimated useful lives assigned to buildings and improvements would result in either an increase or decrease in depreciation expense, which would result in a decrease or increase in earnings.

Initial Recognition, Measurement and Allocation of the Cost of Real Estate Acquired.  We account for our acquisitions of real estate by allocating the fair value of real estate to acquired tangible assets, consisting of land, building, garage, building improvements and tenant improvements, identified intangible assets and liabilities, which consist of the value of above and below market losses, lease costs, the value of in-place leases, customer relationships and any value attributable to above or below market debt assumed with the acquisition.

We allocate the purchase price of properties to tangible and intangible assets based on fair values. We determine the fair value of the tangible and intangible components using a variety of methods and assumptions all of which result in an approximation of fair value.  Differing assumptions and methods could result in different estimates of fair value and thus, a different purchase price allocation and corresponding increase or decrease in depreciation and amortization expense.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS", which change the wording used to describe the requirements in U.S. GAAP for measuring fair value, changes certain fair value measurement principles and enhances disclosure requirements for fair value measurements.  The FASB does not intend for ASU 2011-04 to result in a change in the application of the requirements in ASC 820.  The requirements of ASU 2011-04 are effective prospectively for interim and annual periods beginning after December 15, 2011.  At March 31, 2012, we had implemented ASU 2011-04.

In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income", which modifies reporting requirements for comprehensive income in order to increase the prominence of items reported in other comprehensive income in the financial statements.  ASU 2011-05 requires presentation of either a single continuous statement of comprehensive income or two separate but consecutive statements in which the first statement presents net income and its components followed by a second statement that presents total other comprehensive income, the components of other comprehensive income, and total comprehensive income.  The requirements of ASU 2011-05 are effective for interim and annual periods beginning after December 15, 2011.  At March 31, 2012, we had implemented ASU 2011-05.

Funds From Operations ("FFO")

Management believes that FFO is an appropriate measure of performance for equity REITs and computes this measure in accordance with the NAREIT definition of FFO (including any guidance that NAREIT releases with respect to the definition).  Funds from operations is defined by NAREIT as net income (computed in accordance with GAAP), reduced by preferred dividends, excluding gains or losses from sale of previously depreciable real estate assets, impairment charges related to depreciable real estate and extraordinary items under GAAP, plus depreciation and amortization, and after adjustments to derive our pro rata share of FFO of consolidated and unconsolidated joint ventures.  Further, we do not adjust FFO to eliminate the effects of non-recurring charges.  We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses.  However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient.  Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.  We believe that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful.  FFO as reported by us may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition.  Funds from operations do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States and is not an indication of cash available to fund cash needs.  Funds from operations should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

The following table presents a reconciliation of our net loss to FFO for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended
	December 31
	2012	2011
Net loss for Parkway Properties, Inc.	$(39,395)	$(126,903)
Adjustments to derive FFO:
Depreciation and amortization	78,195	53,129
Depreciation and amortization - discontinued operations	4,297	58,021
Noncontrolling interest depreciation and amortization	(32,133)	(36,091)
Noncontrolling interest – unit holders	(269)	5
Adjustments for unconsolidated joint ventures	—	231
Convertible preferred dividends	(1,011)	—
Preferred dividends	(10,843)	(10,052)
Gain on sale of real estate (Parkway's share)	(8,086)	(10,510)
Impairment loss on depreciable real estate (Parkway's share)	9,200	119,137
FFO attributable to common stockholders (1)	$(45)	$46,967

(1)	Funds from operations attributable to common stockholders for the years ended December 31, 2012 and 2011 include our proportionate share of the following items (in thousands):

	Year Ended December 31
	2012	2011
Gain (loss) on extinguishment of debt	$(896)	$8,627
Acquisition costs	(2,127)	(15,447)
Expenses related to litigation	—	(607)
Lease termination fee income	2,494	6,909
Change in fair value of contingent consideration	(216)	13,000
Non-cash charge for interest rate swap	215	(2,338)
Realignment expenses - personnel	(3,202)	(3,782)
Loss on non-depreciable assets	(41,419)	(10,344)

EBITDA

We believe that using EBITDA as a non-GAAP financial measure helps investors and our management analyze our ability to service debt and pay cash distributions.  However, the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating, investing and financing activities are that EBITDA does not reflect our historical cash expenditures or future cash requirements for working capital, capital expenditures or the cash required to make interest and principal payments on our outstanding debt.  Although EBITDA has limitations as an analytical tool, we compensate for the limitations by only using EBITDA to supplement GAAP financial measures.  Additionally, we believe that investors should consider EBITDA in conjunction with net income and the other required GAAP measures of our performance and liquidity to improve their understanding of our operating results and liquidity.

We view EBITDA primarily as a liquidity measure and, as such, the GAAP financial measure most directly comparable to it is cash flows provided by operating activities.  Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income, or cash flows provided by operating, investing and financing activities prepared in accordance with GAAP.  The following table reconciles cash flows provided by operating activities to EBITDA for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31
	2012	2011
Cash flows provided by operating activities	$61,573	$35,527
Amortization of above market leases	(5,099)	(1,090)
Amortization of mortgage loan discount	—	400
Interest rate swap adjustment	(215)	2,338
Operating distributions from unconsolidated joint ventures	—	(507)
Interest expense	35,447	59,565
Net loss on early extinguishment of debt	1,493	664
Acquisition costs – Parkway's share	2,127	15,447
Tax expense – current	1,291	486
Change in deferred leasing costs	11,885	16,947
Change in receivables and other assets	1,854	19,737
Change in accounts payable and other liabilities	8,656	(3,443)
Adjustments for noncontrolling interests	(39,389)	(40,315)
Adjustments for unconsolidated joint ventures	37	432
EBITDA	$79,660	$106,188

The reconciliation of net loss for Parkway Properties, Inc. to EBITDA and the computation of our proportionate share of the interest, fixed charge, modified fixed charge coverage ratios, as well as the net debt to EBITDA multiple is as follows for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31
	2012	2011
Net loss for Parkway Properties, Inc.	$(39,395)	$(126,903)
Adjustments to loss for Parkway Properties, Inc.:
Interest expense	35,447	59,565
Amortization of financing costs	2,063	2,144
Non-cash adjustment for interest rate swap-discontinued operations	(215)	2,338
(Gain) loss on early extinguishment of debt	1,493	(7,937)
Acquisition costs (Parkway's share)	2,127	15,447
Depreciation and amortization	82,470	111,150
Amortization of share-based compensation	432	1,341
Gain on sale of real estate (Parkway's share)	(8,634)	(10,510)
Non-cash losses	51,167	129,481
Change in fair value of contingent consideration	216	(13,000)
Tax expense	261	56
EBITDA adjustments – unconsolidated joint ventures	58	375
EBITDA adjustments – noncontrolling interest in real estate partnerships	(47,830)	(57,359)
EBITDA (1)	$79,660	$106,188
Interest coverage ratio:
EBITDA	$79,660	$106,188
Interest expense:
Interest expense	$35,447	$59,565
Interest expense - unconsolidated joint ventures	21	143
Interest expense - noncontrolling interest in real estate partnerships	(14,736)	(20,145)
Total interest expense	$20,732	$39,563
Interest coverage ratio	3.8	2.7
Fixed charge coverage ratio:
EBITDA	$79,660	$106,188
Fixed charges:
Interest expense	$20,732	$39,563
Preferred dividends	11,854	10,052
Principal payments (excluding early extinguishment of debt)	8,348	11,531
Principal payments - unconsolidated joint ventures	6	35
Principal payments - noncontrolling interest in real estate partnerships	(2,434)	(2,761)
Total fixed charges	$38,506	$58,420
Fixed charge coverage ratio	2.1	1.8
Modified fixed charge coverage ratio:
EBITDA	$79,660	$106,188
Modified fixed charges:
Interest expense	$20,732	$39,563
Preferred dividends	11,854	10,052
Total modified fixed charges	$32,586	$49,615
Modified fixed charge coverage ratio	2.4	2.1
Net Debt to EBITDA multiple:
Annualized EBITDA (2)	$101,092	$94,040
Parkway's share of total debt:
Mortgage notes payable	$605,889	$498,012
Mortgage notes payable – held for sale	—	254,401
Notes payable to banks	262,000	132,322
Adjustments for unconsolidated joint ventures	—	2,440
Adjustments for noncontrolling interest in real estate partnerships	(272,215)	(280,739)
Parkway's share of total debt	595,674	606,436
Less: Parkway's share of cash	(55,968)	(25,848)
Parkway's share of net debt	$539,706	$580,588
Net Debt to EBITDA multiple	5.3	6.2

(1)
We define EBITDA, a non-GAAP financial measure, as net income before interest, income taxes, depreciation, amortization, losses on early extinguishment of debt and other gains and losses.  EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do.

(2)	Annualized EBITDA includes the implied annualized impact of any acquisition or disposition activity during the period.

Inflation

Inflation has not had a significant impact on us because of the relatively low inflation rate in our geographic areas of operation.  Additionally, most of the leases require the customers to pay their pro rata share of operating expenses, including common area maintenance, real estate taxes, utilities and insurance, thereby reducing our exposure to increases in operating expenses resulting from inflation.  Our leases typically have three to seven year terms, which may enable us to replace existing leases with new leases at market base rent, which may be higher or lower than the existing lease rate.

ITEM 7A.  Quantitative and Qualitative Disclosures About Market Risk.

See information appearing under the caption "Liquidity" appearing in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations".

At December 31, 2012, total outstanding debt was $867.9 million of which $262.0 million or 30% was variable rate debt.  If market rates of interest on the variable rate debt fluctuate by 10% (or approximately 20 basis points), the change in interest expense on the variable rate debt would increase or decrease future earnings and cash flows by approximately $523,000 annually.

ITEM 8.  Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
PARKWAY PROPERTIES, INC.:

We have audited the accompanying consolidated balance sheet of Parkway Properties, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statement of operations and comprehensive loss, changes in equity and cash flows for the year ended December 31, 2012. Our audit also included the financial statement schedules listed in the Index at Item 15(a)(2). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Parkway Properties, Inc. and subsidiaries at December 31, 2012, and the consolidated results of their operations and their cash flows for year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Parkway Properties, Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 6, 2013 (not included herein).

/s/ Ernst & Young LLP
Houston, Texas
March 6, 2013, except for Note A (Basis of Presentation and Principles of Consolidation and Revenue Recognition), Note G, Note M, and Note N, as to which the date is January 3, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS
PARKWAY PROPERTIES, INC.:

We have audited the accompanying consolidated balance sheet of Parkway Properties, Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the years ended December 31, 2011 and 2010.  In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules II, III and IV for the years ended December 31, 2011 and 2010. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parkway Properties, Inc. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the years ended December 31, 2011 and 2010, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedules for the years ended December 31, 2011 and 2010, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note A to the consolidated financial statements, the Company retrospectively applied Accounting Standards Update 2011-05, "Comprehensive Income" and updated the financial statement presentation of comprehensive loss for the years ended December 31, 2011 and 2010.  As discussed in Notes G and N to the consolidated financial statements, the Company retrospectively applied certain reclassifications associated with discontinued operations for the years ended December 31, 2011 and 2010.

          /s/ KPMG LLP

Jackson, Mississippi
March 9, 2012, except for note A, as to which
the date is March 6, 2013, and notes G and N,
as to which the date is January 3, 2014

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31, 2012	December 31, 2011
Assets
Real estate related investments:
Office and parking properties	$1,762,566	$1,084,060
Accumulated depreciation	(199,849)	(162,123)
	1,562,717	921,937
Land available for sale	250	250
Mortgage loans	—	1,500
	1,562,967	923,687
Receivables and other assets	124,691	109,427
Intangible assets, net	118,097	95,628
Assets held for sale	—	382,789
Management contracts, net	19,000	49,597
Cash and cash equivalents	81,856	75,183
	$1,906,611	$1,636,311
Liabilities
Notes payable to banks	$262,000	$132,322
Mortgage notes payable	605,889	498,012
Accounts payable and other liabilities	82,716	90,341
Liabilities related to assets held for sale	—	285,599
	950,605	1,006,274
Equity
Parkway Properties, Inc. stockholders' equity
8.00% Series D Preferred stock, $.001 par value, 5,421,296 shares authorized, issued and outstanding in 2012 and 2011	128,942	128,942
Common stock, $.001 par value, 114,578,704 and 64,578,704 shares authorized in 2012 and 2011, respectively, and 56,138,209 and 21,995,536 shares issued and outstanding in 2012 and 2011, respectively	56	22
Common stock held in trust, at cost, 8,368 shares in 2011	—	(220)
Additional paid-in capital	907,254	517,309
Accumulated other comprehensive loss	(4,425)	(3,340)
Accumulated deficit	(337,813)	(271,104)
Total Parkway Properties, Inc. stockholders' equity	694,014	371,609
Noncontrolling interests	261,992	258,428
Total equity	956,006	630,037
	$1,906,611	$1,636,311

See notes to consolidated financial statements

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except per share data)

	Year Ended December 31
	2012	2011	2010
Revenues
Income from office and parking properties	$196,405	$136,282	$82,100
Management company income	19,778	16,896	1,652
Total revenues	216,183	153,178	83,752
Expenses and other
Property operating expenses	76,360	56,041	35,661
Depreciation and amortization	78,195	53,129	25,041
Impairment loss on real estate	5,700	6,420	—
Impairment loss on mortgage loan receivable	—	9,235	—
Impairment loss on management contracts and goodwill	41,967	—	—
Change in fair value of contingent consideration	216	(13,000)	—
Management company expenses	17,237	13,337	2,756
General and administrative	16,420	18,805	15,318
Acquisition costs	2,791	17,219	846
Total expenses and other	238,886	161,186	79,622
Operating income (loss)	(22,703)	(8,008)	4,130
Other income and expenses
Interest and other income	272	938	1,487
Equity in earnings of unconsolidated joint ventures	—	57	326
Gain on sale of real estate	48	743	40
Recovery of loss on mortgage loan receivable	500	—	—
Interest expense	(34,920)	(30,417)	(19,037)
Loss before income taxes	(56,803)	(36,687)	(13,054)
Income tax expense	(261)	(56)	(2)
Loss from continuing operations	(57,064)	(36,743)	(13,056)
Discontinued operations:
Income (loss) from discontinued operations	1,144	(193,085)	(8,869)
Gain on sale of real estate from discontinued operations	12,939	17,825	8,518
Total discontinued operations	14,083	(175,260)	(351)
Net loss	(42,981)	(212,003)	(13,407)
Net loss attributable to noncontrolling interests-real estate partnerships	3,317	85,105	10,789
Net (income) loss attributable to noncontrolling interests-unit holders	269	(5)	—
Net loss for Parkway Properties, Inc.	(39,395)	(126,903)	(2,618)
Dividends on preferred stock	(10,843)	(10,052)	(6,325)
Dividends on convertible preferred stock	(1,011)	—	—
Net loss attributable to common stockholders	$(51,249)	$(136,955)	$(8,943)
Net loss	(42,981)	(212,003)	(13,407)
Change in fair value of interest rate swaps	(3,364)	(8,131)	1,889
Comprehensive loss	(46,345)	(220,134)	(11,518)
Comprehensive loss attributable to noncontrolling interests	5,865	92,894	10,789
Comprehensive loss attributable to common stockholders	$(40,480)	$(127,240)	$(729)
Net loss per common share attributable to Parkway Properties, Inc.:
Basic and diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$(1.94)	$(1.74)	$(0.74)
Discontinued operations	0.32	(4.63)	0.32
Basic and diluted net loss attributable to Parkway Properties, Inc.	$(1.62)	$(6.37)	$(0.42)
Weighted average shares outstanding:
Basic	31,542	21,497	21,421
Diluted	31,542	21,497	21,421
Amounts attributable to Parkway Properties, Inc. common stockholders:
Loss from continuing operations attributable to Parkway Properties, Inc.	$(61,148)	$(37,531)	$(15,813)
Discontinued operations	9,899	(99,424)	6,870
Net loss attributable to common stockholders	$(51,249)	$(136,955)	$(8,943)

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In thousands, except share and per share data

	Parkway Properties, Inc. Stockholders
	Preferred Stock	Common Stock	Common Stock Held in Trust	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interests	Total Equity
Balance at December 31, 2009	$57,976	$22	$(2,399)	$515,398	$(4,892)	$(111,960)	$116,687	$570,832
Net loss	—	—	—	—	—	(2,618)	(10,789)	(13,407)
Change in fair value of interest rate swaps	—	—	—	—	1,889	—	—	1,889
Common dividends declared - $0.30 per share	—	—	—	—	—	(6,494)	—	(6,494)
Preferred dividends declared - $2.00 per share	—	—	—	—	—	(6,325)	—	(6,325)
Share-based compensation	—	—	—	1,319	—	—	—	1,319
Issuance of 1,974,896 shares of 8.0% Series D preferred stock	44,811	—	—	—	—	—	—	44,811
15,214 shares issued in lieu of Directors' Fees	—	—	—	285	—	—	—	285
Issuance costs for shelf registration	—	—	—	(14)	—	—	—	(14)
Purchase of Company stock – 42,618 and 1,465 shares withheld to satisfy tax withholding obligation in connection with the vesting of restricted stock and deferred incentive units, respectively	—	—	—	(821)	—	—	—	(821)
Distribution of 17,125 shares of common stock, deferred compensation plan	—	—	578	—	—	—	—	578
Contribution of 4,004 shares of common stock, deferred compensation plan	—	—	(75)	—	—	—	—	(75)
Contribution of capital by noncontrolling interests	—	—	—	—	—	—	27,912	27,912
Purchase of noncontrolling interest's share in Parkway Moore, LLC	—	—	—	—	—	(178)	178	—
Balance at December 31, 2010	102,787	22	(1,896)	516,167	(3,003)	(127,575)	133,988	620,490
Net loss	—	—	—	—	—	(126,903)	(85,100)	(212,003)
Change in fair value of interest rate swaps	—	—	—	—	(337)	—	(7,794)	(8,131)
Common dividends declared - $0.30 per share	—	—	—	—	—	(6,574)	—	(6,574)
Preferred dividends declared - $2.00 per share	—	—	—	—	—	(10,052)	—	(10,052)
Share-based compensation	—	—	—	1,341	—	—	—	1,341
Issuance of 1,046,400 shares of 8.0% Series D Preferred stock	26,155	—	—	—	—	—	—	26,155
17,636 shares issued in lieu of Directors' Fees	—	—	—	198	—	—	—	198
Purchase of company stock - 19,133 and 1,656 shares withheld to satisfy tax withholding obligation in connection with the vesting of restricted stock and deferred incentive share units, respectively	—	—	—	(397)	—	—	—	(397)
Distribution 51,827 shares of common stock from deferred compensation plan	—	—	1,713	—	—	—	—	1,713
Contribution of 2,061 shares of common stock to deferred
compensation plan	—	—	(37)	—	—	—	—	(37)
Contribution of capital by noncontrolling interests	—	—	—	—	—	—	287,501	287,501
Distribution of capital to noncontrolling interests	—	—	—	—	—	—	(43,546)	(43,546)
Reclassification of Partnership Operating Units	—	—	—	—	—	—	29	29
Sale of noncontrolling interest in Parkway Properties Office Fund, L.P.	—	—	—	—	—	—	(26,650)	(26,650)
Balance at December 31, 2011	128,942	22	(220)	517,309	(3,340)	(271,104)	258,428	630,037
Net loss	—	—	—	—	—	(39,395)	(3,586)	(42,981)
Change in fair value of interest rate swaps	—	—	—	—	(1,085)	—	(2,279)	(3,364)
Common dividends declared - $0.375 per share	—	—	—	—	—	(14,570)	—	(14,570)
Preferred dividends declared - $2.00 per share	—	—	—	—	—	(10,843)	—	(10,843)
Convertible preferred dividends declared - $0.075 per share	—	—	—	—	—	(1,011)	—	(1,011)
Share-based compensation	—	—	—	432	—	—	—	432
26,047 shares issued in lieu of Directors' fees	—	—	—	263	—	—	—	263
Issuance of 18,399 shares issued pursuant to TPG Management Services Agreement	—	—	—	225	—	—	—	225
Issuance of 18,951,700 shares of common stock	—	19	—	229,824	—	—	—	229,843
Conversion of 13,484,444 convertible preferred shares to common stock	—	13	—	141,160	—	—	—	141,173
12,169 shares withheld to satisfy withholding obligation in connection with the vesting of restricted stock	—	—	—	(173)	—	—	—	(173)
Contribution of 3,721 shares of common stock to deferred compensation plan	—	—	(38)	—	—	—	—	(38)
Distribution of 12,089 shares of common stock from deferred compensation plan	—	—	258	—	—	—	—	258
Issuance of 1.8 million operating partnership units	—	—	—	—	—	—	18,216	18,216
Issuance of 1.8 million shares of common stock upon redemption of operating partnership units	—	2	—	18,214	—	(890)	(17,326)	—
Contribution of capital by noncontrolling interests	—	—	—	—	—	—	17,447	17,447

	Parkway Properties, Inc. Stockholders
	Preferred Stock	Common Stock	Common Stock Held in Trust	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interests	Total Equity
Distribution of capital to noncontrolling interests	—	—	—	—	—	—	(729)	(729)
Sale of noncontrolling interest in Parkway Properties Office Fund, L.P.	—	—	—	—	—	—	(8,179)	(8,179)
Balance at December 31, 2012	$128,942	$56	$—	$907,254	$(4,425)	$(337,813)	$261,992	$956,006

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31
	2012	2011	2010
Operating activities
Net loss	$(42,981)	$(212,003)	$(13,407)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	78,195	53,129	25,041
Depreciation and amortization-discontinued operations	4,275	58,021	67,270
Amortization of above (below) market leases	5,137	2,955	(163)
Amortization of above (below) market leases-discontinued operations	(38)	(1,865)	(403)
Amortization of loan costs	1,989	1,623	1,092
Amortization of loan costs-discontinued operations	74	521	621
Amortization of mortgage loan discount	—	(400)	(710)
Share-based compensation expense	432	1,341	1,319
Deferred income tax benefit	(1,030)	(430)	—
Operating distributions from unconsolidated joint ventures	—	507	—
Gain on sale of real estate investments	(13,487)	(18,568)	(8,558)
Non-cash impairment loss on real estate	5,700	6,420	—
Non-cash impairment loss on real estate-discontinued operations	3,500	189,940	4,120
Non-cash impairment loss on mortgage loan receivable	—	9,235	—
Non-cash gain on mortgage loan payable-discontinued operations	—	(8,601)	—
Non-cash impairment loss on management contracts and goodwill	41,967	—	—
Equity in earnings of unconsolidated joint ventures	—	(57)	(326)
Equity in loss of unconsolidated joint ventures-discontinued operations	19	—	—
Change in fair value of contingent consideration	216	(13,000)	—
Increase in deferred leasing costs	(11,885)	(16,947)	(13,425)
Changes in operating assets and liabilities:
Change in receivables and other assets	(1,854)	(19,737)	(4,194)
Change in accounts payable and other liabilities	(8,656)	3,443	9,782
Cash provided by operating activities	61,573	35,527	68,059
Investing activities
Proceeds from mortgage loan receivable	2,000	—	—
Distributions from unconsolidated joint ventures	120	3,201	—
Investment in real estate	(692,911)	(491,279)	(36,498)
Investment in other assets	—	(3,500)	—
Investment in management company	—	(32,400)	—
Proceeds from sale of real estate	127,867	200,193	4,758
Improvements to real estate	(25,621)	(41,811)	(36,335)
Cash used in investing activities	(588,545)	(365,596)	(68,075)
Financing activities
Principal payments on mortgage notes payable	(24,623)	(106,567)	(140,499)
Proceeds from mortgage notes payable	73,500	222,013	70,000
Proceeds from bank borrowings	482,266	286,655	143,750
Payments on bank borrowings	(352,588)	(265,172)	(132,911)
Debt financing costs	(3,552)	(4,858)	(1,004)
Purchase of Company stock	(172)	(397)	(821)
Dividends paid on common stock	(14,591)	(6,552)	(6,448)
Dividends paid on convertible preferred stock	(1,011)	—	—
Dividends paid on preferred stock	(13,553)	(9,529)	(5,787)
Contributions from noncontrolling interest partners	17,447	287,501	27,912
Distributions to noncontrolling interest partners	(729)	(43,546)	—
Proceeds from stock offering, net of transaction costs	371,251	26,034	44,797
Cash provided by (used in) financing activities	533,645	385,582	(1,011)
Change in cash and cash equivalents	6,673	55,513	(1,027)
Cash and cash equivalents at beginning of year	75,183	19,670	20,697
Cash and cash equivalents at end of year	$81,856	$75,183	$19,670

 See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

NOTE A - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying financial statements are prepared following U.S. generally accepted accounting principles ("GAAP") and the requirements of the Securities and Exchange Commission ("SEC").

The consolidated financial statements include the accounts of Parkway Properties, Inc. ("Parkway" or "the Company"), its wholly-owned subsidiaries and joint ventures in which the Company has a controlling interest.  The other partners' equity interests in the consolidated joint ventures are reflected as noncontrolling interests in the consolidated financial statements.  Parkway also consolidates subsidiaries where the entity is a variable interest entity ("VIE") and Parkway is the primary beneficiary and has the power to direct the activities of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.  At December 31, 2012 and 2011, Parkway did not have any VIEs that required consolidation.  All significant intercompany transactions and accounts have been eliminated in the accompanying financial statements.

The Company also consolidates certain joint ventures where it exercises significant control over major operating and management decisions, or where the Company is the sole general partner and the limited partners do not possess kick-out rights or other substantive participating rights.  The equity method of accounting is used for those joint ventures that do not meet the criteria for consolidation and where Parkway exercises significant influence but does not control these joint ventures.

As of September 30, 2013, the results of operations for four of the Company's properties were classified as discontinued operations due to the disposal of these properties during the nine months ended September 30, 2013. The results of operations for these four properties were not previously classified as discontinued operations for the year ended December 31, 2012 as the four properties did not meet the criteria for held for sale accounting as of December 31, 2012.

As a result of these dispositions, the consolidated statements of operations and comprehensive loss and consolidated statements of cash flows have been revised to reclassify the results of operations for these properties from continuing operations to discontinued operations. Additionally, Note A (Revenue Recognition), Note G, Note M, and Note N have been revised to reflect the reclassification to discontinued operations.

Business

The Company's operations are exclusively in the real estate industry, principally the operation, leasing, acquisition and ownership of office buildings.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Although the Company believes the assumptions and estimates made are reasonable and appropriate, as discussed in the applicable sections throughout these consolidated financial statements, different assumptions and estimates could materially impact reported results.  The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions, therefore, changes in market conditions could impact the Company's future operating results.  The Company's most significant estimates relate to impairments on real estate and other assets and purchase price allocations.

Real Estate Properties

Real estate properties are carried at cost less accumulated depreciation.  Cost includes the carrying amount of the Company's investment plus any additional consideration paid, liabilities assumed, and improvements made subsequent to acquisition. Depreciation of buildings and building improvements is computed using the straight-line method over the estimated useful lives of the assets.  Depreciation of tenant improvements, including personal property, is computed using the straight-line method over the lesser of useful life or the term of the lease involved.  Maintenance and repair expenses are charged to expense as incurred.

Balances of major classes of depreciable assets (in thousands) and their respective estimated useful lives are:

		December 31	December 31
Asset Category	Estimated Useful Life	2012	2011
Land	Non-depreciable	$159,039	$116,598
Buildings and garages	40 years	1,369,493	801,619
Building improvements	7 to 40 years	65,328	53,909
Tenant improvements	Lesser of useful life or term of lease	168,706	111,934
		$1,762,566	$1,084,060

Depreciation expense, including amounts recorded in discontinued operations, related to these assets of $50.7 million, $76.5 million, and $67.4 million was recognized in 2012, 2011 and 2010, respectively.

The Company evaluates its real estate assets upon occurrence of significant adverse changes in its operations to assess whether any impairment indicators are present that affect the recovery of the carrying amount.  The carrying amount includes the net book value of tangible and intangible assets and liabilities.  Real estate assets are classified as held for sale or held and used.  Parkway records assets held for sale at the lower of carrying amount or fair value less cost to sell.  With respect to assets classified as held and used, Parkway recognizes an impairment loss if the carrying amount is not recoverable and exceeds the sum of undiscounted future cash flows expected to result from the use and eventual disposition of the asset.  The cash flow and fair value estimates are based on assumptions about employing the asset for its remaining useful life.  Factors considered in projecting future cash flows include, but are not limited to:  existing leases, future leasing and terminations, market rental rates, capital improvements, tenant improvements, leasing commissions, inflation and other known variables.  This market information is considered a Level 3 input as defined by Accounting Standards Certification ("ASC") 820, "Fair Value Measurements and Disclosures," ("ASC 820").  Upon impairment, Parkway recognizes an impairment loss to reduce the carrying value of the real estate asset to the estimate of its fair value.  During the year ended December 31, 2012, the impairment loss of $5.7 million related to an asset included in continuing operations and $3.5 million related to discontinued operations.

The Company recognizes gains and losses from sales of real estate upon the realization at closing of the transfer of rights of ownership to the purchaser, receipt from the purchaser of an adequate cash down payment and adequate continuing investment by the purchaser.

The Company classifies certain assets as held for sale based on management having the authority and intent of entering into commitments for sale transactions to close in the next twelve months.  The Company considers an office property as held for sale once it has executed a contract for sale, allowed the buyer to complete its due diligence review and received a substantial non-refundable deposit.  Until a buyer has completed its due diligence review of the asset, necessary approvals have been received and substantive conditions to the buyer's obligation to perform have been satisfied, the Company does not consider a sale to be probable.  When the Company identifies an asset as held for sale, it estimates the net realizable value of such asset and discontinues recording depreciation on the asset.  The Company records assets held for sale at the lower of carrying amount or fair value less cost to sell.

Land available for sale, which consists of 12 acres of land in New Orleans, Louisiana, is carried at cost and is subject to evaluation for impairment.

Purchase Price Allocation

Parkway allocates the purchase price of real estate to tangible and intangible assets and liabilities based on fair values.  Tangible assets consist of land, building, garage, building improvements and tenant improvements.  Intangible assets and liabilities consist of the value of above and below market leases, lease costs, the value of in-place leases, customer relationships and any value attributable to above or below market debt assumed with the acquisition.

The Company may engage independent third-party appraisers to perform the valuations used to determine the fair value of these identifiable tangible and intangible assets.  These valuations and appraisals use commonly employed valuation techniques, such as discounted cash flow analyses. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases. Parkway also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods depending on specific local market conditions and depending on the type of property acquired. Additionally, Parkway estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

The fair value of above or below market in-place lease values is the present value of the difference between the contractual amount to be paid pursuant to the in-place lease and the estimated current market lease rate expected over the remaining non-cancelable life of the lease.  The capitalized above market lease values are amortized as a reduction of rental income over the remaining term of the respective leases. The capitalized below market lease values are amortized as an increase to rental income over the remaining term of the respective leases.  Total amortization for above and below market leases, excluding amounts classified as discontinued operations, was a net reduction of rental income of $5.1 million and $3.0 million for the years ended December 31, 2012 and 2011, respectively, and a net increase of rental income of $163,000 for the year ended December 31, 2010.

As of December 31, 2012, amortization of above and below market leases is projected as a net decrease to rental income as follows for the next five years (in thousands):

Amount
2013	$(2,986)
2014	(1,057)
2015	(439)
2016	(409)
2017	(674)

The fair value of customer relationships represents the quantifiable benefits related to developing a relationship with the current customer.  Examples of these benefits would be growth prospects for developing new business with the existing customer, the ability to attract similar customers to the building, the customer's credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.  Management believes that there would typically be little value associated with customer relationships that is in excess of the value of the in-place lease and their typical renewal rates.  Any value assigned to customer relationships is amortized over the remaining terms of the respective leases plus any expected renewal periods as a lease cost amortization expense.  Currently, the Company has no value assigned to customer relationships.

The fair value of at market in-place leases is the present value associated with re-leasing the in-place lease as if the property was vacant.  Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.  In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.  The value of at market in-place leases is amortized as a lease cost amortization expense over the expected life of the lease.  Total amortization expense for the value of in-place leases, excluding amounts classified as discontinued operations, was $15.9 million, $12.3 million, and $5.2 million for the years ended December 31, 2012, 2011 and 2010, respectively.
As of December 31, 2012, amortization expense for the value of in-place leases is projected as follows for the next five years (in thousands):

Amount
2013	$20,898
2014	16,201
2015	13,656
2016	11,530
2017	7,850

A separate component of the fair value of in-place leases is identified for the lease costs.  The fair value of lease costs represents the estimated commissions and legal fees paid in connection with the current leases in place.  Lease costs are amortized over the non-cancelable terms of the respective leases as lease cost amortization expense.

In no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a customer terminate its lease, the unamortized portion of the tenant improvement, in-place lease value, lease cost and customer relationship intangibles would be charged to expense.  Additionally, the unamortized portion of above market in-place leases would be recorded as a reduction to rental income and the below market in-place lease value would be recorded as an increase to rental income.

Goodwill

During 2011, the Company early adopted Accounting Standards Updated ("ASU") 2011-8, which allows an entity to first assess the qualitative factors in determining when a two-step quantitative goodwill impairment test is necessary.  If an entity determines, based on qualitative factors, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the entity would then be required to calculate the fair value of the reporting entity.  The Company acquired goodwill in 2011 when it closed on the agreement with Eola Capital, LLC and related entities ("Eola") in which Eola contributed its property management company to Parkway.  During 2012, the company evaluated certain qualitative factors and determined that it was necessary to apply the two-step quantitative impairment test.  During this process the Company determined that the management contracts related to its goodwill were impaired due to the fair value of these management contracts being estimated at $19.0 million as compared to the carrying amount of $46.1 million.  Next, the Company computed the fair value of the assets and liabilities associated with management contracts and determined that the associated goodwill was impaired.  During the year ended December 31, 2012, the Company recorded a $42.0 million non-cash impairment loss, net of deferred tax liability, associated with the Company's investment in management contracts and goodwill.  The Company's strategy related to the third-party management business has changed since the acquisition of these contracts.  When they were acquired, the Company's strategy was to grow the third-party business and continue to add management contracts in Parkway's various markets.  While the Company still views the cash flow from this business as positive and the additional management contracts gives Parkway scale and critical mass in some of its key markets, the Company is no longer actively seeking to grow this portion of the business.  Given this change in strategy, the Company determined that its management contracts and associated goodwill was impaired and recorded a $42.0 million non-cash impairment charge, net of deferred tax liability, during the fourth quarter of 2012.

Allowance for Doubtful Accounts

Accounts receivable are reduced by an allowance for amounts that the Company estimates to be uncollectible.  The receivable balance is comprised primarily of rent and expense reimbursement income due from the customers.  Management evaluates the adequacy of the allowance for doubtful accounts considering such factors as the credit quality of the customers, delinquency of payment, historical trends and current economic conditions.  The Company provides an allowance for doubtful accounts for customer balances that are over 90 days past due and for specific customer receivables for which collection is considered doubtful.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Noncontrolling Interest

Noncontrolling Interest – Real Estate Partnerships

At December 31, 2012 and 2011, the Company had an interest in one and two joint ventures, respectively, whose operations are included in its consolidated financial statements.  These joint ventures were originally structured such that the Company would own a 25% and 30% interest in Parkway Properties Office Fund, LP ("Fund I") and Parkway Properties Office Fund II, LP ("Fund II"), respectively.

Parkway serves as the general partner of Fund II and provides asset management, property management, leasing and construction management services to the fund, for which it is paid market-based fees.  Cash is distributed from Fund II pro rata to each partner until a 9% annual cumulative preferred return is received and invested capital is returned.  Thereafter, 56% will be distributed to Parkway's partner in Fund II, Teacher Retirement System of Texas ("TRST") and 44% to Parkway.  The term of Fund II is seven years from the date the fund was fully invested, or until February 2019, with provisions to extend the term for two additional one-year periods at the Company's discretion.

The Company previously entered into an agreement to sell its interest in 13 office properties totaling 2.7 million square feet owned by Parkway Properties Office Fund, L.P. ("Fund I") to its existing partner in the fund for a gross sales price of $344.3 million.  As of July 1, 2012, the Company had completed the sale of all 13 Fund I assets.

Noncontrolling interest in real estate partnerships represents the other partners' proportionate share of equity in the partnerships discussed above at December 31, 2012 and 2011.  Income is allocated to noncontrolling interest based on the weighted average percentage ownership during the year.

Revenue Recognition

Revenue from real estate rentals is recognized on a straight-line basis over the terms of the respective leases.  The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as straight-line rent receivable on the accompanying balance sheets.  The straight-line rent adjustment increased revenue by $15.3 million, $6.1 million and $1.2 million in 2012, 2011 and 2010, respectively.

When the Company is the owner of the customer improvements, the leased space is ready for its intended use when the customer improvements are substantially completed. In limited instances, when the customer is the owner of the customer improvements, straight-line rent is recognized when the customer takes possession of the unimproved space.

The leases also typically provide for customer reimbursement of a portion of common area maintenance and other operating expenses.  Property operating cost recoveries from customers ("expense reimbursements") are recognized as revenue in the period in which the expenses are incurred.  The computation of expense reimbursements is dependent on the provisions of individual customer leases.  Most customers make monthly fixed payments of estimated expense reimbursements.  The Company makes adjustments, positive or negative, to expense reimbursement income quarterly to adjust the recorded amounts to the Company's best estimate of the final property operating costs based on the most recent quarterly budget.  After the end of the calendar year, the Company computes each customer's final expense reimbursements and issues a bill or credit for the difference between the actual amount and the amounts billed monthly during the year.

Management company income represents market-based fees earned from providing management, construction, leasing, brokerage and acquisition services to third parties. Management fee income is computed and recorded monthly in accordance with the terms set forth in the stand alone management service agreements. Leasing and brokerage commissions, as well as salary and administrative fees, are recognized pursuant to the terms of the stand-alone agreements at the time underlying leases are signed, which is the point at which the earnings process is complete and collection of the fees is reasonably assured. Fees relating to the purchase or sale of property are recognized when the earnings process is complete and collection of the fees is reasonably assured, which usually occurs at closing. All fees on Company-owned properties and consolidated joint ventures are eliminated in consolidation.  The Company recognizes its share of fees earned from unconsolidated joint ventures in management company income.

Amortization

Debt origination costs are deferred and amortized using a method that approximates the effective interest method over the term of the loan.  Leasing costs are deferred and amortized using the straight-line method over the term of the respective lease.

Early Extinguishment of Debt

When outstanding debt is extinguished, the Company records any prepayment premium and unamortized loan costs to interest expense.

Derivative Financial Instruments

The Company recognizes all derivative instruments on the balance sheet at their fair value.  Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss), depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.  The ineffective portion of the hedge, if any, is immediately recognized in earnings.

Share-Based and Long-Term Compensation

Effective May 1, 2010, the stockholders of the Company approved Parkway's 2010 Omnibus Equity Incentive Plan (the "2010 Equity Plan") that authorized the grant of up to 600,000 equity based awards to employees and directors of the Company.   The 2010 Equity Plan replaced the Company's 2003 Equity Incentive Plan and the 2001 Non-Employee Directors Equity Compensation Plan.  At present, it is Parkway's intention to grant restricted shares and/or deferred incentive share units instead of stock options although the 2010 Equity Plan authorizes various forms of incentive awards, including options.  The 2010 Equity Plan has a ten-year term.

On May 12, 2011, the Board of Directors approved Parkway's 2011 Employee Inducement Award Plan that authorized the grant of up to 149,573 restricted shares and/or deferred incentive share units to employees and directors of the Company in connection with the combination with Eola.  The Plan shall continue in effect until the earlier of (a) its termination by the Board or (b) the date on which all of the shares of stock available for issuance under the Plan have been issued; provided that awards outstanding on that date shall survive in accordance with their terms.

Compensation expense, including estimated forfeitures, for service-based awards is recognized over the expected vesting period.  The total compensation expense for the long-term equity incentive awards is based upon the fair value of the shares on the grant date, adjusted for estimated forfeitures.  Time-based restricted shares and deferred incentive share units are valued based on the New York Stock Exchange closing market price of Parkway common shares (NYSE:  PKY) as of the date of grant.  The grant date fair value for awards that are subject to market conditions is determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

Restricted shares and deferred incentive share units are forfeited if an employee leaves the Company before the vesting date, except in the case of the employee's death or permanent disability or upon termination following a change of control. Shares and/or units that are forfeited become available for future grant under the 2010 Equity Plan.

The Company also adopted a long-term cash incentive that was designed to reward significant outperformance over the three year period which began July 1, 2010.  The total compensation expense for the long-term cash incentive awards is based upon the estimated fair value of the award on the grant date and adjusted as necessary each reporting period.  The long-term cash incentive awards are accounted for as a liability-classified award on the Company's 2012 and 2011 consolidated balance sheets.  The grant date and quarterly fair value estimates for awards that are subject to a market condition are determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

Income Taxes

The Company elected to be taxed as a REIT under the Internal Revenue Code, commencing with its taxable year ended December 31, 1997.  To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its stockholders.  It is management's current intention to adhere to these requirements and maintain the Company's REIT status, and the Company was in compliance with all REIT requirements at December 31, 2012.  As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders.  If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years.  Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through TRSs is subject to federal, state and local income taxes.

Effective May 18, 2011, the Company acquired the Eola management company and contributed the entity into a taxable REIT subsidiary ("TRS") wholly-owned by the operating partnership.  In connection with the purchase of the Eola management company, the TRS recorded a deferred income tax liability of $14.8 million.  At December 31, 2012, the Company carried a deferred tax liability of $2.0 million, as compared to a balance of $14.3 million at December 31, 2011.  The balance was reduced during the fourth quarter of 2012 as a result of the reduction in the value of the Company's management contracts to $19.0 million.  The TRS pays income taxes at the federal and state level.

Net Loss Per Common Share

Basic earnings per share ("EPS") is computed by dividing loss attributable to common stockholders by the weighted-average number of common shares outstanding for the year.  In arriving at net loss attributable to common stockholders, preferred stock dividends are deducted.  Diluted EPS reflects the potential dilution that could occur if share equivalents such as employee stock options, restricted shares and deferred incentive share units were exercised or converted into common stock that then shared in the earnings of Parkway.

The computation of diluted EPS is as follows:

	Year Ended December 31
	2012	2011	2010
	(in thousands, except per share data)
Numerator:
Basic and diluted net loss
attributable to common stockholders	$(51,249)	$(136,955)	$(8,943)
Denominator:
Basic and diluted weighted average shares	31,542	21,497	21,421
Diluted net loss per share attributable to
common stockholders	$(1.62)	$(6.37)	$(0.42)

The computation of diluted EPS for 2012, 2011 and 2010 did not include the effect of employee stock options, deferred incentive share units and restricted shares because their inclusion would have been anti-dilutive.

Reclassifications

Certain reclassifications have been made in the 2011 and 2010 consolidated financial statements to conform to the 2012 classifications with no impact on previously reported net income or equity.

Subsequent Events

The Company has evaluated all subsequent events through the issuance date of the consolidated financial statements.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2011-4, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS", which change the wording used to describe the requirements in U.S. GAAP for measuring fair value, changes certain fair value measurement principles and enhances disclosure requirements for fair value measurements.  The FASB does not intend for ASU 2011-4to result in a change in the application of the requirements in ASC 820.  The requirements of ASU 2011-4 will be effective prospectively for interim and annual periods beginning after December 15, 2011.  At March 31, 2012, the Company had implemented ASU 2011-4.

In June 2011, the FASB issued ASU 2011-5, "Comprehensive Income", which modifies reporting requirements for comprehensive income in order to increase the prominence of items reported in other comprehensive income in the financial statements.  ASU 2011-5 requires presentation of either a single continuous statement of comprehensive income or two separate, but consecutive statements in which the first statement presents net income and its components followed by a second statement that presents total other comprehensive income, the components of other comprehensive income, and total comprehensive income. The requirements of ASU 2011-5 will be effective for interim and annual periods beginning after December 15, 2011.  At March 31, 2012, the Company had implemented ASU 2011-5.

Unaudited Statistical Information

The square feet and percentage leased statistics presented in Notes B, F and G are unaudited.

Note B - Investment in Office Properties

Included in investment in office properties at December 31, 2012 are 43 office properties located in nine states with an aggregate of 11.9 million square feet of leasable space.

The contract purchase price, excluding closing costs and other adjustments, of office properties or additional office property interests acquired during the year ended December 31, 2012 is as follows:

Cost
Market Location	(In thousands)
Charlotte, NC	$397,349
Houston, TX	123,750
Phoenix, AZ	170,300
Tampa, FL	69,591
$760,990

The Company's acquisitions are accounted for using the acquisition method.  The results of each acquired property are included in the Company's results of operations from their respective purchase dates.

Summary of Acquisitions

On January 11, 2012, Parkway Properties Office Fund II, LP ("Fund II") purchased The Pointe, a 252,000 square foot Class A office building in the Westshore submarket of Tampa, Florida.  The gross purchase price for The Pointe was $46.9 million and the Company's ownership share is 30%.  The Company's equity contribution of $7.0 million was funded through availability under the Company's senior unsecured revolving credit facility.

On February 10, 2012, Fund II purchased Hayden Ferry Lakeside II ("Hayden Ferry II"), a 300,000 square foot Class A+ office building located in the Tempe submarket of Phoenix, and directly adjacent to Hayden Ferry Lakeside I ("Hayden Ferry I"), which was purchased by Fund II in the second quarter of 2011.  The gross purchase price was $86.0 million and the Company's ownership share is 30%.  The Company's equity contribution of $10.8 million was initially funded through availability under the Company's existing senior unsecured revolving credit facility.  This investment completed the investment period of Fund II.

On June 6, 2012, the Company purchased Hearst Tower, a 972,000 square foot office tower located in the central business district in Charlotte, North Carolina.  The gross purchase price was $250.0 million.  The purchase of Hearst Tower was financed with proceeds received from the investment in the Company by TPG VI Pantera Holdings, L.P. ("TPG Pantera"), combined with borrowings on the Company's senior unsecured revolving credit facility.  For more information on TPG Pantera's investment see "Note L – Equity Offerings".

On August 31, 2012, the Company purchased a 2,500 space parking garage, a 21,000 square foot office building and a vacant parcel of developable land (collectively the "Hayden Ferry Lakeside III, IV, and V"), all adjacent to the Company's currently owned Hayden Ferry I and Hayden Ferry II assets in Tempe, Arizona.  The gross purchase price was $18.2 million on behalf of Fund II.  Fund II increased its investment capacity to pursue the purchase, and Parkway's share in this investment is 30%.  The Company equity contribution of $5.5 million was funded using the Company's revolving credit facility.

On November 15, 2012, the Company completed the purchase of Westshore Corporate Center, a 170,000 square foot office tower located in the Westshore submarket of Tampa, Florida, for a net purchase price of $22.7 million.  Westshore Corporate Center was built in 1989 and is a 12-story Class A building.  Simultaneous with closing, the Company assumed a $14.5 million non-recourse first mortgage, with a fixed interest rate of 5.8% and maturity date of May 1, 2015.  In accordance with GAAP, the mortgage was recorded at $15.6 million to reflect the value of the instrument based on a market interest rate of 2.5% on the date of purchase.

On December 6, 2012, the Company completed the purchase of 525 North Tryon, a 402,000 square foot office property located in the central business district of Charlotte, North Carolina, for a gross purchase price of $47.4 million.  The purchase of 525 North Tryon was financed with proceeds received from the Company's December 2012 common equity offering.

On December 20, 2012, the Company completed the purchase of Phoenix Tower, a 626,000 square foot office tower located in the Greenway Plaza submarket of Houston, Texas, for a gross purchase price of $123.8 million.  Phoenix Tower is a LEED® Gold Certified, 26-story, Class A office tower that sits atop an eight-story parking garage.  The initial purchase price of Phoenix Tower was financed with proceeds received from the Company's December 2012 common equity offering.  On February 20, 2013, the Company obtained an $80.0 million non-recourse first mortgage loan secured by Phoenix Tower.  The mortgage loan has a fixed interest rate of 3.9%, an initial 24-month interest only period and a maturity date of March 2023.

On December 21, 2012, the Company completed the purchase of Tempe Gateway, a 251,000 square foot office tower located in the Tempe submarket of Phoenix, Arizona, for a gross purchase price of $66.1 million.  The purchase of Tempe Gateway was financed with proceeds received from the Company's December 2012 common equity offering.

On December 31, 2012, the Company completed the purchase of NASCAR Plaza, a 390,000 square foot property located in the central business district of Charlotte, North Carolina for a gross purchase price of $99.9 million.  NASCAR Plaza was built in 2009 and is a 20-story, LEED® Silver Certified office tower.  The building was 87.5% occupied as of January 1, 2013.  The Company assumed the first mortgage secured by the property, which has a current outstanding balance of approximately $42.6 million with a current interest rate of 4.7% and a maturity date of March 30, 2016.  In accordance with GAAP, the mortgage was recorded at $43.0 million to reflect the value of the instrument based on a market interest rate of 3.4% on the date of purchase.

The allocation of purchase price related to tangible and intangible assets and liabilities and weighted average amortization period (in years) for each class of asset or liability for The Pointe, Hayden Ferry II, Hearst Tower, Hayden Ferry Lakeside III, IV and V, Westshore Corporate Center, 525 North Tryon, Phoenix Tower, Tempe Gateway and NASCAR Plaza is as follows (in thousands, except weighted average life):

	Amount	Weighted Average Life
Land	$43,600	N/A
Buildings	580,616	40
Tenant improvements	59,698	6
Lease commissions	21,207	6
Lease in place value	54,575	6
Above market leases	14,728	15
Below market leases	(18,979)	6
Other	3,001	3
Mortgage assumed	(58,694)	3

The allocation of purchase price for 525 North Tryon, Phoenix Tower, Tempe Gateway, and NASCAR Plaza is preliminary at December 31, 2012 due to the timing of when the office properties were purchased.

The unaudited pro forma effect on the Company's results of operations for the purchase of The Pointe, Hayden Ferry II, Hearst Tower, Hayden Ferry Lakeside III, IV and V, Westshore Corporate Center, 525 North Tryon, Phoenix Tower, Tempe Gateway and NASCAR Plaza as if the purchase had occurred on January 1, 2011 is as follows (in thousands, except per share data):

	Year Ended
	December 31
	2012	2011
Revenues	$274,698	$229,930
Net loss attributable to common stockholders	$(60,544)	$(162,291)
Basic net loss attributable to common stockholders	$(1.91)	$(7.55)
Diluted net loss attributable to common stockholders	$(1.91)	$(7.55)

Included in the Company's consolidated financial statements for the year ended December 31, 2012 were revenues and net income attributable to common stockholders from 2012 acquisitions of $32.0 million and $2.4 million, respectively.

On January 17, 2013, the Company purchased Tower Place 200, a 260,000 square foot office tower located in the Buckhead submarket of Atlanta, Georgia, for a gross purchase price of $56.3 million.  The purchase of Tower Place 200 was financed with borrowings on our unsecured credit facilities.  The building is unencumbered by debt.

On January 21, 2013, the Company entered into a purchase and sale agreement to acquire a portfolio of eight office properties totaling 1.0 million square feet located in the Deerwood submarket of Jacksonville, Florida for a gross purchase price of $130 million.  Parkway will own 100% of the portfolio and plans to place secured first financing on the properties, simultaneous with closing, totaling approximately 65% of the gross purchase price.  Closing is expected to occur by the end of the first quarter of 2013 and is subject to customary closing conditions, including completion of satisfactory due diligence.  Parkway intends to fund its share of equity with borrowings from its senior unsecured revolving credit facility.

Summary of Dispositions

During the year ended December 31, 2012, the Company completed a significant portion of its previously disclosed dispositions as part of its strategic objective of becoming a leading owner of high-quality office assets in higher growth markets in the Sunbelt region of the United States.  The Company entered into an agreement to sell 13 office properties totaling 2.7 million square feet owned by Fund I to its existing partner in the fund for a gross sales price of $344.3 million, of which $97.4 million was the Company's share.  As of December 31, 2011, the Company had completed the sale of nine of these 13 assets.  As of July 1, 2012, the Company had completed the sale of the remaining four Fund I assets.  The Company received approximately $14.2 million in net proceeds from the sales of the Fund I assets, and the proceeds were used to reduce amounts outstanding under its credit facilities.  Upon sale, the buyer assumed a total of $292.0 million in mortgage loans, of which $82.4 million was Parkway's share.

  Additionally, during the year ended December 31, 2012, the Company completed the sale of 15 properties included in its strategic sale of a portfolio of non-core assets, for a gross sales price of $147.7 million, generating net proceeds of approximately $94.3 million, with the buyer assuming $41.7 million in mortgage loans upon sale, of which $31.9 million was Parkway's share.  The 15 assets that were sold included five assets in Richmond, Virginia, four assets in Memphis, Tennessee, and six assets in Jackson, Mississippi.

The Company completed the sale of four additional assets during the year ended December 31, 2012, including the sale of 111 East Wacker, a 1.0 million square foot office property located in Chicago, Illinois, the Wink building, a 32,000 square foot office property in New Orleans, Louisiana, Sugar Grove, a 124,000 square foot office property in Houston, Texas, and Falls Pointe, a 107,000 square foot office property located in Atlanta, Georgia owned by Fund II for an aggregate gross sales price of $168.8 million.  The Company received approximately $14.8 million in aggregate net proceeds from these sales, which were used to reduce amounts outstanding under its revolving credit facility and to fund subsequent acquisitions.  In connection with the sale of 111 East Wacker, the buyer assumed a $147.9 million mortgage loan upon sale.

On March 20, 2013, the Company sold Atrium at Stoneridge, a 108,000 square foot office property located in Columbia, South Carolina, for a gross sales price of $3.1 million and recorded a gain of $542,000 during the first quarter 2013.  The Company received $3.0 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's senior unsecured revolving credit facility.

On July 10, 2013, the Company sold two office properties, Waterstone and Meridian, totaling 190,000 square feet located in Atlanta, Georgia, for a gross sales price of $10.2 million and recorded an impairment loss of $4.6 million during the second quarter of 2013 related to the sale of these assets. The Company received $9.5 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's senior unsecured revolving credit facility.

On July 17, 2013, the Company sold Bank of America Plaza, a 436,000 square foot office property located in Nashville, Tennessee, for a gross sales price of $42.8 million and recorded a gain of approximately $11.5 million during the third quarter of 2013. The Company received $40.8 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's revolving credit facilities.

Contractual Obligations and Minimum Rental Receipts

Obligations for tenant improvement allowances and lease inducement costs for leases in place and commitments for building improvements at December 31, 2012 are as follows (in thousands):

2013	$4,754
2014	452
2015	—
2016	32
2017	—
Thereafter	272
Total	$5,510

Minimum future operating lease payments for various equipment leased at the office properties is as follows for operating leases in place at December 31, 2012 (in thousands):

2013	$315
2014	155
2015	59
2016	25
2017	13
Thereafter	2
Total	$569

The following is a schedule by year of future minimum rental receipts under noncancelable leases for office buildings owned at December 31, 2012 (in thousands):

2013	$220,198
2014	205,401
2015	187,702
2016	159,381
2017	124,827
Thereafter	353,797
Total	$1,251,306

The following is a schedule by year of future minimum ground lease payments at December 31, 2012 (in thousands):

2013	$266
2014	267
2015	347
2016	268
2017	268
Thereafter	14,923
Total	$16,339

At December 31, 2012, Fund II owned Corporate Center Four in Tampa, Florida that is subject to a ground lease.  The lease has a remaining term of approximately 68 years with an expiration date of December 2080. Payments consist of a stated monthly amount that adjusts annually and a development rental rate that is fixed through August 2015.  The development rent rate is $0.40 per gross floor foot area through August 2015 and is subject to increase every 5 years thereafter at the lesser of 10% or the CPI percentage increase for all urban consumers.

At December 31, 2012, the Company owned Westshore Corporate Center in Tampa, Florida that is subject to a ground lease.  The lease has a remaining term of approximately 22 years with an expiration date of October 2034.  Payments consist of a stated monthly amount that adjusts annually through the expiration date.

At December 31, 2012, the Company owned NASCAR Plaza in Charlotte, North Carolina that is subject to a ground lease.  The lease has a remaining term of approximately 93 years with an expiration date of December 2105.  Payments consist of a stated monthly amount through the expiration date.

Note C – Mortgage Loans

In connection with the previous sale of One Park Ten, the Company had seller-financed a $1.5 million note receivable that bore interest at 7.3% per annum on an interest-only basis through maturity in June 2012.  On April 2, 2012, the borrower repaid the note receivable and all accrued interest in full.

On April 10, 2012, the Company transferred its rights, title and interest in the B participation piece (the "B piece") of a first mortgage secured by an 844,000 square foot office building in Dallas, Texas known as 2100 Ross.  The B piece was purchased at an original cost of $6.9 million in November 2007.  The B piece was originated by Wachovia Bank, N.A., a Wells Fargo Company, and had a face value of $10.0 million, a stated coupon rate of 6.1% and a scheduled maturity in May 2012.  During 2011, the Company recorded a non-cash impairment loss on the mortgage loan in the amount of $9.2 million, thereby reducing its investment in the mortgage loan to Zero.  Under the terms of the transfer, the Company is entitled to certain payments if the transferee is successful in obtaining ownership of 2100 Ross.  During the third quarter of 2012, the transferee successfully obtained ownership of 2100 Ross and as a result the Company received a $500,000 payment, which is classified as recovery of losses on a mortgage loan receivable on the Company's Consolidated Statements of Operations and Comprehensive Income.

Note D – Management Contracts

During the second quarter of 2011, as part of the Company's combination with Eola, Parkway purchased the management contracts associated with Eola's property management business.  At the purchase date, the contracts were valued by an independent appraiser at $51.8 million.  The value of the management contracts is based on the sum of the present value of future cash flows attributable to the management contracts, in addition to the value of tax savings as a result of the amortization of intangible assets.

During 2012, the Company evaluated certain qualitative factors and determined that it was necessary to apply the two-step quantitative impairment test under ASU 2011-8.  During this process the Company determined that the management contracts were impaired due to the fair value of the management contracts being estimated at $19.0 million as compared to the carrying amount of $46.1 million.  As a result, the Company recorded a $42.0 million non-cash impairment loss, net of deferred tax liability, associated with the Company's investment in management contracts and goodwill.  The Company's strategy related to the third-party management business has changed since the acquisition of these contracts.  When the contracts were acquired, the Company's strategy was to grow the third-party business and continue to add management contracts in Parkway's various markets.  While the Company still views the cash flow from this business as positive and the additional management contracts gives Parkway scale and critical mass in some of its key markets, the Company is no longer actively seeking to grow this portion of the business.  Given this change in strategy and as a result of the decrease in cash flow from the management company due to management contracts terminated during 2012, the Company determined that its management contracts and associated goodwill was impaired and recorded a $42.0 million non-cash impairment charge, net of deferred tax liability, during the fourth quarter of 2012.

At December 31, 2012, the Company carried a deferred tax liability of $2.0 million.  The balance was reduced during the fourth quarter of 2012 from the initial $14.8 million as a result of the reduction in the value of the Company's management contracts to $19.0 million, which will be amortized over their remaining useful life of 2.7 years.

Note E - Notes Payable

Notes Payable to Banks

At December 31, 2012, the Company had a total of $262.0 million outstanding under the following credit facilities (in thousands):

		Interest		Outstanding
Credit Facilities	Lender	Rate	Maturity	Balance
$10.0 Million Unsecured Working Capital Revolving Credit Facility (1)	PNC Bank	—%	3/29/2016	$—
$215.0 Million Unsecured Revolving Credit Facility (1)	Wells-Fargo	1.8%	3/29/2016	137,000
$125.0 Million Unsecured Term Loan (2)	Key Bank	2.2%	9/27/2017	125,000
		2.0%		$262,000

(1)
The interest rate on the credit facilities is based on LIBOR plus 160 to 235 basis points, depending upon overall Company leverage as defined in the loan agreements for the Company's credit facility, with the current rate set at 160 basis points.  Additionally, the Company pays fees on the unused portion of the credit facilities ranging between 25 and 35 basis points based upon usage of the aggregate commitment, with the current rate set at 25 basis points.

(2)
The interest rate on the term loan is based on LIBOR plus an applicable margin of 1.5% to 2.3% depending on overall Company leverage (with the current rate set at 1.5%).  On September 28, 2012, the Company executed two floating-to-fixed interest rate swaps totaling $125 million, locking LIBOR at 0.7% for five years which is effective October 1, 2012.

On March 30, 2012, the Company entered into an Amended and Restated Credit Agreement with a consortium of eight banks for its $190 million senior unsecured revolving credit facility.  Additionally, the Company amended its $10 million working capital revolving credit facility under substantially the same terms and conditions, with the combined size of the facilities remaining at $200 million (collectively, the "New Facilities").  The New Facilities provide for modifications to the Company's then-existing credit facilities by, among other things, extending the maturity date from January 31, 2014 to March 29, 2016, with an additional one-year extension option with the payment of a fee, increasing the size of the accordion feature from $50 million to as much as $160 million, lowering applicable interest rate spreads and unused fees, and modifying certain other terms and financial covenants.  The interest rate on the New Facilities is based on LIBOR plus 160 to 235 basis points, depending on overall Company leverage (with the current rate set at 160 basis points).  Additionally, the Company pays fees on the unused portion of the New Facilities ranging between 25 and 35 basis points based upon usage of the aggregate commitment (with the current rate set at 25 basis points). Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Joint Lead Arrangers and Joint Book Runners on the senior facility.  In addition, Wells Fargo Bank, N.A. acted as Administrative Agent and Bank of America, N.A. acted as Syndication Agent.  KeyBank, N.A., PNC Bank, N.A. and Royal Bank of Canada all acted as Documentation Agents.  Other participating lenders include JPMorgan Chase Bank, Trustmark National Bank, and Seaside National Bank and Trust.  The working capital revolving credit facility was provided solely by PNC Bank, N.A.

On October 10, 2012, the Company exercised $25 million of the $160 million accordion feature of its existing unsecured revolving credit facility and increased capacity from $190 million to $215 million with the additional borrowing capacity being provided by U.S. Bank National Association, bringing the total number of participating lenders to nine.  The interest rate on the credit facility is currently LIBOR plus 160 basis points.  Other terms and conditions under the credit facility remain unchanged.

On September 27, 2012, the Company closed a $125 million unsecured term loan.  The term loan has a maturity date of September 27, 2017, and has an accordion feature that allows for an increase in the size of the term loan to as much as $250 million, subject to certain conditions.  Interest on the term loan is based on LIBOR plus an applicable margin of 150 to 225 basis points depending on overall Company leverage (with the current rate set at 150 basis points).  The term loan has substantially the same operating and financial covenants as required by the Company's current unsecured revolving credit facility.  Keybanc Capital Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Joint Lead Arrangers and Joint Bookrunners on the term loan.  In addition, Keybank National Association acted as Administrative Agent; Bank of America, N. A. acted as Syndication Agent; and Wells Fargo Bank, National Association acted as Documentation Agent.  Other participating lenders include Royal Bank of Canada, PNC Bank, National Association, U. S. Bank National Association, and Trustmark National Bank. On September 28, 2012, the Company executed two floating-to-fixed interest rate swaps totaling $125 million, locking LIBOR at 0.7% for five years, which results in an initial all-in interest rate of 2.2%.  The term loan had an outstanding balance of $125 million at December 31, 2012.

Mortgage Notes Payable

A summary of mortgage notes payable at December 31, 2012 and 2011 is as follows (in thousands):

				Note Balance
	Fixed	Maturity	Monthly	December 31
Office Property	Rate	Date	Payment	2012	2011
Wholly-Owned
Bank of America Plaza	7.1%	5/10/2012	$—	$—	$16,373
Westshore Corporate Center (4)	2.5%	5/1/2015	88	15,646	—
Teachers Insurance and Annuity Associations (5 properties)	6.2%	1/1/2016	565	73,584	75,724
NASCAR Plaza (1)(2)(3)	3.4%	3/30/2016	121	42,977	—
John Hancock Facility (2 properties)	7.6%	6/1/2016	130	17,852	18,055
111 East Wacker, LLC (6)	6.3%	7/11/2016	—	—	147,873
Capital City Plaza	7.3%	3/5/2017	253	33,489	34,073
Morgan Keegan Tower	7.6%	10/1/2019	163	10,419	11,539
Citrus Center	6.3%	6/1/2020	153	22,034	22,438
Stein Mart	6.5%	8/1/2020	81	11,517	11,733
Pinnacle at Jackson Place – Subordinate NMTC Loan (6)	3.0%	12/27/2047	—	—	6,000
Pinnacle at Jackson Place – Sr NMTC Loan (6)	5.8%	12/27/2047	—	—	23,501
Total Wholly-Owned			1,554	227,518	367,309
Consolidated Joint Ventures
Parkway Properties Office Fund, LP:
Renaissance Center (6)	5.5%	6/1/2012	—	—	15,704
100 Ashford Center/Peachtree Ridge (6)	5.6%	1/8/2016	—	—	29,824
Overlook II (6)	5.6%	3/1/2017	—	—	31,500
Total Fund I			—	—	77,028
Parkway Properties Office Fund II, LP
Cypress Center I-III (1)	4.1%	5/18/2016	42	12,088	12,088
3344 Peachtree	5.3%	10/1/2017	485	84,733	86,064
Bank of America Center (1)	4.7%	5/18/2018	138	33,875	33,875
Hayden Ferry Lakeside I (1)	4.5%	7/25/2018	85	22,000	22,000
Hayden Ferry Lakeside II (1)(5)	5.0%	7/25/2018	421	48,125	—
The Pointe	4.0%	2/10/2019	79	23,500	—
245 Riverside (1)	5.2%	3/31/2019	42	9,250	9,250
Corporate Center Four at International Plaza (1)	5.4%	4/8/2019	104	22,500	22,500
Two Ravinia (1)	5.0%	5/20/2019	95	22,100	22,100
Two Liberty Place	5.2%	6/10/2019	391	90,200	90,200
Carmel Crossing	5.5%	3/10/2020	46	10,000	10,000
Total Fund II			1,928	378,371	308,077
Total Mortgage Notes Payable			$3,482	$605,889	$752,414

(1)	The mortgage loans secured by these properties have variable interest rates that have been fixed by interest rate swap agreements.

(2)
Effective December 31, 2012 the Company assumed the mortgage secured by NASCAR Plaza and also the swap associated with this mortgage.  The notional amount of the swap is $30 million which fixes LIBOR at 2.3%, which resulted in an all-in interest rate of 3.4%.  The interest rate swap matures on February 1, 2016.

(3)	The Company assumed the existing loan on NASCAR Plaza upon acquisition in December 2012. The note bears interest at a stated interest rate of 4.7% and has been marked-to-market for GAAP purposes.

(4)
The Company assumed the existing loan on the Westshore Corporate Center upon acquisition in November 2012.  The note bears interest at a stated rate of 5.8% and has been marked-to-market for GAAP purposes.

(5)
The Hayden Ferry II mortgage provides for quarterly payments of $625,000 through February 2015 with payments based on a 25 year amortization thereafter until maturity.  Additionally, the mortgage bears interest at LIBOR plus the applicable spread which ranges between 250 and 350 basis points.  Fund II entered into an  interest rate swap that fixed the LIBOR rate associated with this loan at 1.5% through January 25, 2018.  This loan is cross-defaulted with Hayden Ferry I.

(6)	For balance sheet purposes, the Company has reclassified these mortgages totaling $254.4 million to Liabilities Related to Assets Held for Sale at December 31, 2011.

At December 31, 2012 and 2011, the net book value of the office properties collateralizing the mortgage loans was $947.2 million and $1.0 billion, respectively, which includes assets held for sale at December 31, 2011.

The aggregate annual maturities of mortgage notes payable at December 31, 2012 are as follows (in thousands):

	Total Mortgage Maturities	Debt Balloon Payments	Debt Principal Amortization
2013	$9,674	$—	$9,674
2014	10,848	—	10,848
2015	25,407	14,051	11,356
2016	147,097	137,776	9,321
2017	116,439	107,907	8,532
2018	98,052	91,550	6,502
Thereafter	198,372	194,317	4,055
	$605,889	$545,601	$60,288

On January 9, 2012, in connection with the sale of 111 East Wacker for a gross sales price of $150.6 million, the buyer assumed the existing $147.9 million non-recourse mortgage loan secured by the property, which had a fixed interest rate of 6.3% and maturity date of July 2016.

On January 11, 2012, in connection with the purchase of The Pointe in Tampa, Florida, Fund II obtained a $23.5 million non-recourse first mortgage loan, which matures in February 2019.  The mortgage has a fixed rate of 4.0% and is interest only for the first 43 months of the term.

On February 10, 2012, Fund II obtained a $50.0 million non-recourse mortgage loan, of which $15.0 million is Parkway's share, secured by Hayden Ferry II, a 300,000 square foot office property located in the Tempe submarket of Phoenix, Arizona.  The mortgage loan matures in July 2018 and bears interest at LIBOR plus the applicable spread which ranges from 250 to 350 basis points over the term of the loan.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes LIBOR at 1.5% through January 25, 2018, which equates to a total interest rate ranging from 4.0% to 5.0%.  The mortgage loan is cross-collateralized, cross-defaulted, and conterminous with the mortgage loan secured by Hayden Ferry I.

On March 9, 2012, the Company repaid a $16.4 million non-recourse mortgage loan secured by Bank of America Plaza, a 337,000 square foot office property in Nashville, Tennessee.  The mortgage loan had a fixed interest rate of 7.1% and was scheduled to mature in May 2012.  The Company repaid the mortgage loan using available proceeds under the senior unsecured revolving credit facilities.

On May 31, 2012, in connection with the sale of Pinnacle at Jackson Place (the "Pinnacle") and Parking at Jackson Place, for a gross sales price of $29.5 million, the buyer assumed the existing $29.5 million non-recourse mortgage loan secured by the property with a weighted average interest rate of 5.2%.  The buyer also assumed the related $23.5 million interest rate swap with a fixed portion of the debt secured by the Pinnacle at an interest rate of 5.8%.

On November 15, 2012, in connection with its purchase of Westshore Corporate Center in Tampa, Florida, the Company assumed the $14.5 million existing non-recourse first mortgage loan, with a fixed interest rate of 5.8% and a maturity date of May 1, 2015.  In accordance with GAAP, the mortgage loan was recorded at $15.6 million to reflect the fair value of the instrument based on a market interest rate of 2.5% on the day of purchase.

On December 31, 2012, in connection with its purchase of NASCAR Plaza in Charlotte, North Carolina, the Company assumed the $42.6 million existing non-recourse first mortgage loan, with a current interest rate of 4.7% and a maturity date of March 30, 2016.  In accordance with GAAP, the mortgage loan was recorded at $43.0 million to reflect the value of the instrument based on a market interest rate of 3.4% at the date of purchase.

During 2012, in conjunction with the sale of the Fund I assets, the buyer assumed $76.7 million of non-recourse first mortgage loans, of which $19.2 million was Parkway's share.

On February 21, 2013, the Company obtained an $80.0 million first mortgage secured by Phoenix Tower, a 629,000 square foot office property located in the Greenway Plaza submarket of Houston, Texas.  The mortgage loan bears interest at a fixed rate of 3.9% and matures on March 1, 2023.

Interest Rate Swaps

The Company has entered into interest rate swap agreements. The Company designated the swaps as cash flow hedges of the variable interest rates on the Company's borrowings under the $125.0 million unsecured term loan and the debt secured by 245 Riverside, Corporate Center Four, Cypress Center, Bank of America Center, Two Ravinia, and Hayden Ferry I, Hayden Ferry II, and NASCAR Plaza. These swaps, are considered to be fully effective and changes in the fair value of the swaps are recognized in accumulated other comprehensive loss.

The Company's interest rate hedge contracts at December 31, 2012 and 2011 are summarized as follows (in thousands):

						Fair Value Liability
Type of	Balance Sheet	Notional	Maturity		Fixed	December 31
Hedge	Location	Amount	Date	Reference Rate	Rate	2012	2011
Swap	Accounts payable and other liabilities	$12,088	11/18/2015	1-month LIBOR	4.1%	$(582)	$(581)
Swap	Accounts payable and other liabilities	$30,000	2/1/2016	1-month LIBOR	2.3%	(1,787)	—
Swap	Accounts payable and other liabilities	$50,000	9/28/2017	1-month LIBOR	2.2%	(43)	—
Swap	Accounts payable and other liabilities	$75,000	9/28/2017	1-month LIBOR	2.2%	(65)	—
Swap	Accounts payable and other liabilities	$33,875	11/18/2017	1-month LIBOR	4.7%	(3,312)	(2,862)
Swap	Accounts payable and other liabilities	$22,000	1/25/2018	1-month LIBOR	4.5%	(1,923)	(1,548)
Swap	Accounts payable and other liabilities	$48,125	1/25/2018	1-month LIBOR	5.0%	(1,581)	—
Swap	Accounts payable and other liabilities	$9,250	9/30/2018	1-month LIBOR	5.3%	(1,218)	(1,083)
Swap	Accounts payable and other liabilities	$22,500	10/8/2018	1-month LIBOR	5.4%	(3,135)	(2,826)
Swap	Accounts payable and other liabilities	$22,100	11/18/2018	1-month LIBOR	5.0%	(2,639)	(2,234)
						$(16,285)	$(11,134)

On February 10, 2012, Fund II entered into an interest rate swap with the lender of the loan secured by Hayden Ferry II in Phoenix, Arizona, for a $50 million notional amount that fixes LIBOR at 1.5% through January 25, 2018, which when combined with the applicable spread ranging from 250 to 350 basis points equates to a total interest rate ranging from 4.0% to 5.0% over the term of the loan. The Company designated the swap as a cash flow hedge of the variable interest payments associated with the mortgage loan.

On May 31, 2012, in connection with the sale of the Pinnacle at Jackson Place ("the Pinnacle"), the buyer assumed the interest rate swap, which had a notional amount of $23.5 million and fixed the interest rate on a portion of the debt secured by the Pinnacle at 5.8%.

On September 28, 2012, the Company executed two floating-to-fixed interest rate swaps for a notional amount totaling $125.0 million, associated with its term loan that fixes LIBOR at 0.7% for five years, which resulted in an initial all-in interest rate of 2.2%. The interest rate swaps were effective October 1, 2012 and mature September 28, 2017.

On December 31, 2012, in connection with the purchase of NASCAR Plaza in Charlotte, North Carolina, the Company assumed an interest rate swap for a $30.0 million notional amount that fixes LIBOR at 2.3% through February 1, 2016.

The Company designated these swaps as cash flow hedges of the variable interest payments associated with the mortgage loans.

Note F – Noncontrolling Interest – Real Estate Partnerships

The Company has an interest in one joint venture that is included in its consolidated financial statements. Information relating to this consolidated joint venture as of December 31, 2012 is detailed below.

		Parkway's	Square Feet
Joint Venture Entity and Property Name	Location	Ownership %	(In thousands)
Fund II
Hayden Ferry Lakeside I	Phoenix, AZ	30.0%	203
Hayden Ferry Lakeside II	Phoenix, AZ	30.0%	300
Hayden Ferry Lakeside III, IV and V	Phoenix, AZ	30.0%	21
245 Riverside	Jacksonville, FL	30.0%	136
Bank of America Center	Orlando, FL	30.0%	421
Corporate Center Four at International Plaza	Tampa, FL	30.0%	250
Cypress Center I - III	Tampa, FL	30.0%	286
The Pointe	Tampa, FL	30.0%	252
Lakewood II	Atlanta, GA	30.0%	124
3344 Peachtree	Atlanta, GA	33.0%	485
Two Ravinia	Atlanta, GA	30.0%	438
Carmel Crossing	Charlotte, NC	30.0%	326
Two Liberty Place	Philadelphia, PA	19.0%	941
Total Fund II		27.9%	4,183

Fund II, a $750.0 million discretionary fund, was formed on May 14, 2008 and was fully invested at February 10, 2012.  Fund II was structured such that TRST as a 70% investor and Parkway as a 30% investor in the fund, with an original target capital structure of approximately $375.0 million of equity capital and $375.0 million of non-recourse, fixed-rate first mortgage debt. Fund II acquired 13 properties totaling 4.2 million square feet in Atlanta, Charlotte, Phoenix, Jacksonville, Orlando, Tampa and Philadelphia.  In August 2012, Fund II increased its investment capacity by $20.0 million to purchase Hayden Ferry III, IV and V, a 2,500 space parking garage, a 21,000 square foot office property and a vacant parcel of development land, all adjacent to Hayden Ferry I and Hayden Ferry II in Phoenix.

Parkway serves as the general partner of Fund II and provides asset management, property management, leasing and construction management services to the fund, for which it is paid market-based fees.  Cash is distributed by Fund II pro rata to each partner until a 9% annual cumulative preferred return is received and invested capital is returned.  Thereafter, 56% will be distributed to TRST and 44% to Parkway.  The term of Fund II is seven years from the date the fund was fully invested, or until February 2019, with provisions to extend the term for two additional one-year periods at the Company's discretion.

The Company entered into an agreement to sell 13 office properties, totaling 2.7 million square feet, owned by Fund I to its existing partner in the fund for a gross sales price of $344.3 million, of which $97.4 million was Parkway's share.  As of December 31, 2011, the Company had completed the sale of nine of these 13 assets.  As of July 1, 2012, the Company had completed the sale of the remaining four Fund I assets.  The Company received approximately $14.2 million in net proceeds from the sales of the Fund I assets, and the proceeds were used to reduce amounts outstanding under its credit facilities.  Upon sale, the buyer assumed a total of $292.0 million in mortgage loans, of which $82.4 million was Parkway's share.

Noncontrolling interest - real estate partnerships represents the other partners' proportionate share of equity in the partnerships discussed above at December 31, 2012. Income is allocated to noncontrolling interest based on the weighted average percentage ownership during the year.

Note G - Discontinued Operations

All current and prior period income from the following office property dispositions are included in discontinued operations for the years ended December 31, 2012, 2011 and 2010 (in thousands).

Office Property	Location	Square Feet	Date of Sale	Net Sales Price	Net Book Value of Real Estate	Gain on Sale	Impairment Loss
One Park Ten	Houston, TX	163	4/15/2010	$14,924	$6,406	$8,518	$—
2010 Dispositions		163		$14,924	$6,406	$8,518	$—
							—
233 North Michigan	Chicago, IL	1,070	5/11/2011	$156,546	$152,254	$4,292	$—
Greenbrier I & II	Hampton Roads, VA	172	7/19/2011	16,275	15,070	1,205	—
Glen Forest	Richmond, VA	81	8/16/2011	8,950	7,880	1,070	—
Tower at 1301 Gervais (1)	Columbia, SC	298	9/8/2011	18,421	18,421	—	6,147
Wells Fargo	Houston, TX	134	12/9/2011	—	—	—	11,561
Fund I Assets	Various	1,956	12/31/2011	255,725	244,467	11,258	68,513
2011 Dispositions		3,711		$455,917	$438,092	$17,825	$86,221

Falls Pointe	Atlanta, GA	107	1/6/2012	$5,824	$4,467	$1,357	$—
111 East Wacker	Chicago, IL	1,013	1/9/2012	153,240	153,237	3	19,050
Renaissance Center	Memphis, TN	189	3/1/2012	27,661	24,629	3,032	9,200
Non-Core Assets (2)	Various	1,932	Various	125,486	122,157	3,329	51,889
Overlook II	Atlanta, GA	260	4/30/2012	29,467	28,689	778	10,500
Wink	New Orleans, LA	32	6/8/2012	705	803	(98)	—
Ashford Center/ Peachtree Ridge	Atlanta, GA	321	7/1/2012	29,440	28,148	1,292	17,200
Sugar Grove	Houston, TX	124	10/23/2012	10,303	7,057	3,246	—
2012 Dispositions		3,978		$382,126	$369,187	$12,939	$107,839

Office Property	Location	Square Feet	Date of Sale	Gross Sales Price
2013 Dispositions
Atrium at Stoneridge	Columbia, SC	108	3/20/2013	$3,050
Waterstone	Atlanta, GA	93	7/10/2013	3,400
Meridian	Atlanta, GA	97	7/10/2013	6,800
Bank of America Plaza	Nashville, TN	436	7/17/2013	42,800
		734		$56,050

(1)	During 2010 and 2011, the Company recognized non-cash impairment losses on this property of $3.4 million and $2.7 million, respectively.

(2)	During 2010 and 2011, the Company recognized non-cash impairment losses associated with these properties of $640,000 and $51.2 million, respectively.

During 2012, the Company completed its previously disclosed dispositions as part of its strategic objective of becoming a leading owner of high-quality office assets in higher growth markets in the Sunbelt region of the United States.  As previously disclosed, the Company entered into an agreement to sell its interest in 13 office properties totaling 2.7 million square feet owned by Parkway Properties Office Fund, L.P. ("Fund I") to its existing partner in the fund for a gross sales price of $344.3 million.  As of December 31, 2011, Parkway had completed the sale of 9 of these 13 assets.  During the year ended December 31, 2012, the Company completed the sale of the remaining four Fund I assets totaling 770,000 square feet.  Accordingly, income from all Fund I properties has been classified as discontinued operations for all current and prior periods.  These Fund I assets were secured by a total of $292.0 million in mortgage loans, of which $82.4 million was Parkway's share, with a weighted average interest rate of 5.6% that were assumed by the buyer upon closing.  Parkway received net proceeds from the sales of the Fund I assets of $14.2 million, which were used to reduce amounts outstanding under the Company's credit facilities.

Additionally, during the year ended December 31, 2012, the Company completed the sale of the 15 properties included in its strategic sale of a portfolio of non-core assets, for a gross sales price of $147.7 million and generating net proceeds to Parkway of approximately $94.3 million, with the buyer assuming $41.7 million in mortgage loans upon sale, of which $31.9 million was Parkway's share.  The 15 assets that were sold include five assets in Richmond, four assets in Memphis, and six assets in Jackson. Income from these non-core assets has been classified as discontinued operations for all current and prior periods.

The Company completed the sale of four additional assets during the year ended December 31, 2012, including the sale of 111 East Wacker, a 1.0 million square foot office property located in Chicago, the Wink building, a 32,000 square foot office property in New Orleans, Louisiana, Sugar Grove, a 124,000 square foot office property in Houston, Texas, and Falls Pointe, a 107,000 square foot office property located in Atlanta and owned by Parkway Properties Office Fund II, L.P. ("Fund II") for a gross sales price of $168.8 million.  Parkway received approximately $14.8 million in net proceeds from these sales, which were used to reduce amounts outstanding under the Company's revolving credit facility and to fund subsequent acquisitions.  In connection with the sale of 111 East Wacker, the buyer assumed a $147.9 million mortgage loan upon sale.  Income from 111 East Wacker, the Wink building, Sugar Grove and Falls Pointe has been classified as discontinued operations for all current and prior periods.

At December 31, 2012, assets that were reported in discontinued operations and were sold in 2013 represented four properties: Atrium at Stoneridge, totaling 108,000 square feet and located in Columbia, South Carolina, that was sold on March 20, 2013; Waterstone and Meridian, totaling 190,000 square feet and located in Atlanta, Georgia, that were sold on July 10, 2013; and Bank of America Plaza, a 436,000 square foot office property located in Nashville, Tennessee that was sold on July 17, 2013.

The amount of revenues and expenses for these office properties reported in discontinued operations for the years ended December 31, 2012, 2011 and 2010 is as follows (in thousands):

	Year Ended December 31
	2012	2011	2010
Statement of Operations:
Revenues
Income from office and parking properties	$24,007	$146,972	$173,505
	24,007	146,972	173,505
Expenses
Office and parking properties:
Operating expenses	10,853	66,116	74,677
Management company expense	350	288	380
Interest expense	5,575	30,989	35,927
Gain on extinguishment of debt	(1,494)	(7,635)	—
Non-cash expense on interest rate swap	(215)	2,338	—
Depreciation and amortization	4,275	58,021	67,270
Impairment loss	3,500	189,940	4,120
	22,844	340,057	182,374
Other Income/Expenses
Equity in loss of unconsolidated joint ventures	(19)	—	—

Income (loss) from discontinued operations	1,144	(193,085)	(8,869)
Gain on sale of real estate from discontinued operations	12,939	17,825	8,518
Total discontinued operations per Statement of Operations	14,083	(175,260)	(351)
Net income (loss) attributable to noncontrolling interest from discontinued operations	(4,184)	75,836	7,221
Total discontinued operations – Parkway's Share	$9,899	$(99,424)	$6,870

Note H - Income Taxes

The Company elected to be taxed as a REIT under the Internal Revenue Code, commencing with its taxable year ended December 31, 1997.  To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its stockholders.  It is management's current intention to adhere to these requirements and maintain the Company's REIT status, and the Company was in compliance with all REIT requirements at December 31, 2012.  As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders.  If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years.  Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through TRSs is subject to federal, state and local income taxes.

In January 1998, the Company completed its reorganization into an UPREIT structure under which substantially all of the Company's real estate assets are owned by an operating partnership, Parkway Properties LP.  Presently, substantially all interests in the Operating Partnership are owned by the Company and a wholly-owned subsidiary.  At December 31, 2012, the Company had estimated net operating loss ("NOL") carry forwards for federal income tax purposes of $160.7 million which expire at various dates beginning in 2018 through 2032. The utilization of these NOLs can cause the Company to incur a small alternative minimum tax liability.

The Company's income differs for income tax and financial reporting purposes principally because real estate owned has a different basis for tax and financial reporting purposes, producing different gains upon disposition and different amounts of annual depreciation.

The following reconciles GAAP net loss to taxable income (loss) for the years ending December 31, 2012, 2011 and 2010 (in thousands):

	2012	2011	2010
	Estimate	Actual	Actual
GAAP net loss	$(39,395)	$(126,903)	$(2,618)
Less: Taxable REIT subsidiary GAAP net income (loss)	46,765	(9,248)	—
GAAP net income (loss) from REIT operations (1)	7,370	(136,151)	(2,618)
GAAP to tax adjustments:
Depreciation and amortization	11,035	13,969	12,784
Gains and losses from capital transactions	(109,444)	53,699	(108)
Share-based compensation expense	420	1,341	1,319
Deferred compensation distributions	(224)	(1,902)	(687)
Amortization of mortgage loan discount	30	(335)	(772)
Allowance for doubtful accounts	(792)	(761)	282
Vesting of restricted shares and dividends	(274)	(1,175)	(4,521)
Deferred revenue	(578)	(2,525)	3,242
Capitalizable acquisition costs	2,078	11,213	240
Straight line rent	(2,815)	(2,169)	(142)
Interest expense	—	2,338	—
Nontaxable dividend income	(3,346)	(1,986)	—
Other differences	215	192	(19)
Taxable income (loss) before adjustments	(96,325)	(64,252)	9,000
Less: NOL carry forward	—	—	—
Adjusted taxable income subject to 90% dividend requirement	$—	$—	$9,000

(1)	GAAP net income (loss) from REIT operations is net of amounts attributable to noncontrolling interests.

The Company has elected to treat certain consolidated subsidiaries as taxable REIT subsidiaries, which are tax paying entities for income tax purposes and are taxed separately from the Company.  Taxable REIT subsidiaries may participate in non-real estate related activities and/or perform non-customary services for tenants and are subject to federal and state income tax at regular corporate tax rates.  On May 18, 2011, in connection with the combination of the Eola management company, the Company contributed the management company to a TRS wholly owned by the operating partnership.

In connection with the purchase accounting for the management company, the Company recorded an initial deferred tax liability of $14.8 million representing differences between the tax basis and GAAP basis of the acquired assets and liabilities (primarily related to the management company contracts) multiplied by the effective tax rate.  The Company was required to record these deferred tax liabilities as a result of the Management Company becoming a C corporation at the time it was acquired. The Company's net deferred tax liabilities as of December 31, 2012 and 2011 were $2.0 million and $14.3 million, respectively.

The components of income tax expense (benefit) for the years ended December 31, 2012, 2011, and 2010 are as follows (in thousands):

	Year Ended December 31
	2012	2011	2010
Current:	Estimate	Actual	Actual
Federal	$914	$420	$1
State	202	66	1
Total Current	1,116	486	2
Deferred:
Federal	(722)	(363)	—
State	(133)	(67)	—
Total Deferred	(855)	(430)	—
Total income tax expense	$261	$56	$2

In addition to the tax expense (benefit) represented above, the Company incurred an additional tax benefit of $11.4 million associated with the non-cash impairment loss on management contracts and goodwill.  This additional tax benefit is classified as part of the impairment loss on management contracts and goodwill on the Company's Consolidated Statements of Operations and Comprehensive Loss. The income tax expense (benefit) for the years ended December 31, 2012, 2011, and 2010 is all from continuing operations.

Consolidated income (loss) subject to tax consists of pretax income or loss of taxable REIT subsidiaries.  For the year ended December 31, 2012, the Company had consolidated losses subject to tax of $41.8 million and during the year ended December 31, 2011, the Company had consolidated income subject to tax of $12.5 million.  The reconciliation of income tax attributable to continuing operations computed at the U.S. statutory rate to income tax benefit is shown below (in thousands):

	2012		2011
	Amount	Percentage	Amount	Percentage
Tax at U.S. statutory rates on consolidated income(loss) subject to tax	$150	34.0%	$4,268	34.0%
State income tax, net of federal tax benefit	40	9.0%	—	—%
Effect of permanent differences	37	8.5%	(3,310)	-26.3%
Excess tax basis of capitalizable transaction costs	—	—%	(902)	-7.2%
Other	34	7.4%	—	—%
Total income tax expense (benefit)	$261	58.9%	$56	0.5%

The Company accounts for uncertainties in income tax law in accordance with FASB ASC Topic 740.  Under FASB ASC Topic 740, tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities.  Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.  The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including past experience and interpretations of tax laws applied to the facts of each matter. Federal and state tax returns are open from 2008 and forward for the Company and open from 2011 and forward for the taxable REIT subsidiary formed as a result of the combination with Eola.

The following reconciles cash dividends paid with the dividends paid deduction for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	2012	2011	2010
	Estimate	Actual	Actual
Cash dividends paid	$26,306	$16,472	$13,197
Less: Dividends on deferred compensation plan shares	(3)	(3)	(17)
Less: Dividends absorbed by current earnings and profits	—	—	(4,035)
Less: Return of capital	(26,303)	(16,469)	(145)
Dividends paid deduction	$—	$—	$9,000

The following characterizes distributions paid per common share for the years ended December 31, 2012, 2011 and 2010:

	2012		2011		2010
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Ordinary income	$0.000	0.0%	$0.00	0.0%	$0.23	76.7%
Unrecaptured Section 1250 gain	0.000	0.0%	0.00	0.0%	0.06	20.0%
Return of capital	0.375	100.0%	0.30	100.0%	0.01	3.3%
	$0.375	100.0%	$0.30	100.0%	$0.30	100.0%

Note I – Share-Based and Long-Term Compensation Plans

Effective May 1, 2010, the stockholders of the Company approved Parkway's 2010 Omnibus Equity Incentive Plan (the "2010 Equity Plan") that authorized the grant of up to 600,000 equity based awards to employees and directors of the Company.   The 2010 Equity Plan has a ten-year term.

Compensation expense, including estimated forfeitures, for service-based awards is recognized over the expected vesting period.  The total compensation expense for the long-term equity incentive awards is based upon the fair value of the shares on the grant date, adjusted for estimated forfeitures.  Time-based restricted shares and deferred incentive share units are valued based on the New York Stock Exchange closing market price of Parkway common shares (NYSE:  PKY) as of the date of grant.  The grant date fair value for awards that are subject to market conditions is determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

Restricted shares and deferred incentive share units are forfeited if an employee leaves the Company before the vesting date except in the case of the employee's death or permanent disability or upon termination following a change of control. Shares and/or units that are forfeited become available for future grant under the 2010 Equity Plan.

On February 14, 2012, 21,900 long-term equity incentive awards were granted to officers of the Company.  The long-term equity incentive awards were valued at $222,000 which equates to an average price per share of $10.15 and are time-based awards.  These shares are accounted for as equity-classified awards.

The time-based awards will vest ratably over four years from the date the shares are granted.  The market condition awards are contingent on the Company meeting goals for compounded annual total return to stockholders ("TRTS") over the three year period beginning July 1, 2010.  The market condition goals are based upon (i) the Company's absolute compounded annual TRS; and (ii) the Company's absolute compounded annual TRTS relative to the compounded annual return of the MSCI US REIT ("RMS") Index calculated on a gross basis, as follows:

	Threshold	Target	Maximum
Absolute Return Goal	10%	12%	14%
Relative Return Goal	RMS + 100 bps	RMS + 200 bps	RMS + 300 bps

With respect to the absolute return goal, 15% of the award is earned if the Company achieves threshold performance and a cumulative 60% is earned for target performance.  With respect to the relative return goal, 20% of the award is earned if the Company achieves threshold performance and a cumulative 55% is earned for target performance.  In each case, 100% of the award is earned if the Company achieves maximum performance or better. To the extent actually earned, the market condition awards will vest 50% on each of July 15, 2013 and 2014.

The Company also adopted a long-term cash incentive that was designed to reward significant outperformance over the three year period beginning July 1, 2010.  The performance goals for actual payment under the long-term cash incentive will require the Company to (i) achieve an absolute compounded annual TRTS that exceeds 14% AND (ii) achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 500 basis points.  Notwithstanding the above goals, in the event the Company achieves an absolute compounded annual TRTS that exceeds 19%, then the Company must achieve an absolute compounded annual TRTS that exceeds the compounded annual return of the RMS by at least 600 basis points.  The aggregate amount of the cash incentive earned would increase with corresponding increases in the absolute compounded annual TRTS achieved by the Company.  There will be a cap on the aggregate cash incentive earned in the amount of $7.1 million. Achievement of the maximum cash incentive would equate to an absolute compounded annual TRS that approximates 23%, provided that the absolute compounded annual TRS exceeds the compounded annual return of the RMS by at least 600 basis points.  The total compensation expense for the long-term cash incentive awards is based upon the estimated fair value of the award on the grant date and adjustment as necessary each reporting period.  The long-term cash incentive awards are accounted for as a liability-classified award on the Company's 2012 and 2011 consolidated balance sheets.  The grant date and quarterly fair value estimates for awards that are subject to a market condition are determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

At December 31, 2012, a total of 281,233 shares of restricted stock have been granted to officers of the Company.  The shares are valued at $2.3 million, which equates to an average price per share of $8.34.  The value, including estimated forfeitures, of restricted shares that vest based on service conditions will be amortized to compensation expense ratably over the vesting period for each grant of stock.  At December 31, 2012, a total of 17,760 deferred incentive share units have been granted to employees of the Company.  The deferred incentive share units are valued at $455,000, which equates to an average price per share of $25.61, and the units vest four years from grant date.  Total compensation expense related to the restricted stock and deferred incentive units of $432,000, $1.3 million and $1.3 million was recognized in 2012, 2011 and 2010, respectively.  Total compensation expense related to nonvested awards not yet recognized was $1.1 million at December 31, 2012.  The weighted average period over which this expense is expected to be recognized is approximately 1.5 years.

A summary of the Company's restricted stock and deferred incentive share unit activity is as follows:

	Restricted Shares	Weighted Average Price	Deferred Incentive Share Units	Weighted Average Price
Outstanding at December 31, 2009	308,975	$29.94	18,055	$34.08
Issued	345,120	7.30	3,805	14.83
Vested	(152,941)	33.06	(4,355)	47.78
Forfeited	(21,224)	26.69	(1,865)	32.99
Outstanding at December 31, 2010	479,930	12.81	15,640	25.71
Issued	235,168	10.31	20,435	23.97
Vested	(99,202)	23.99	(4,930)	45.11
Forfeited	(161,826)	10.68	(3,775)	20.38
Outstanding at December 31, 2011	454,070	9.83	27,370	21.65
Issued	21,900	10.15	—	—
Vested	(56,013)	21.55	(3,030)	14.93
Forfeited	(138,724)	8.18	(6,580)	14.06
Outstanding at December 31, 2012	281,233	$8.34	17,760	$25.61

Restricted shares and deferred incentive share units vest in the following years, subject to service and market conditions:

	Time Based Awards	Market Condition Awards (1)	Total Restricted Shares	Deferred Incentive Share Units
2013	14,052	117,014	131,066	—
2014	14,048	117,017	131,065	1,490
2015	11,781	—	11,781	16,270
2016	7,321	—	7,321	—
	47,202	234,031	281,233	17,760

(1)	The market condition restricted shares will vest in the years noted above subject to achievement of the market condition goals described.

A summary of the Company's stock option activity and related information is as follows:

	1994 Stock Option Plan		1991 Directors Stock Option Plan		2001 Directors Stock Option Plan
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Outstanding at December 31, 2009	86,280	$31.46	—	$—	12,500	$41.63
Forfeited	(56,319)	30.28	—	—	(3,000)	38.95
Outstanding at December 31, 2010	29,961	33.69	—	—	9,500	42.47
Forfeited	(27,508)	33.51	—	—	(6,500)	44.10
Outstanding at December 31, 2011	2,453	35.70	—	—	3,000	38.95
Forfeited	(2,453)	35.70	—	—	(3,000)	38.95
Vested and Exercisable at December 31, 2012	—	$—	—	$—	—	$—

There were no stock options exercised for the years ended December 31, 2012, 2011 or 2010.  There are no stock options outstanding at December 31, 2012.

Defined Contribution Plan

Parkway maintains a 401(k) plan for its employees.  The Company makes matching contributions of 50% of the employee's contribution (limited to 10% of compensation as defined by the plan) and may also make annual discretionary contributions.  The Company's total expense for this plan was $554,000, $518,000 and $404,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Note J – Other Matters

Supplemental Profit and Loss Information

Included in operating expenses are taxes, principally property taxes, of $21.4 million, $15.6 million and $10.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Supplemental Cash Flow Information and Schedule of Non-Cash Investing and Financing Activity

	Year Ended December 31
	2012	2011	2010
	(In thousands)
Supplemental cash flow information:
Interest paid, net of amount capitalized	$36,378	$60,123	$53,352
Cash paid for income taxes	1,275	705	117
Supplemental schedule of non-cash investing
and financing activity:
Mortgage notes payable transferred
to purchaser	(254,095)	(215,285)	(8,666)
Mortgage note payable and interest payable transferred in deed in lieu of foreclosure	—	(8,601)	—
Mortgage loan issued to purchaser	—	—	(1,500)
Contingent consideration related to the
contribution of the Management Company	—	18,000	—
Restricted shares and deferred incentive share
units issued (forfeited)	(1,105)	1,110	1,949
Mortgage loan assumed in purchase	58,694	87,225	—
Shares issued in lieu of Directors' fees	263	319	285
Operating partnership units converted to common stock	18,216	—	—
Shares issued pursuant to TPG Management Services Agreement	225	—	—

Rents Receivable and Other Assets

	December 31
	2012	2011
	(In thousands)
Rents and fees receivable	$3,915	$5,001
Allowance for doubtful accounts	(1,606)	(1,812)
Straight-line rent receivable	34,205	19,183
Other receivables	2,755	14,905
Lease costs (net of accumulated amortization of
$28,049 and $21,087, respectively)	62,978	41,518
Loan costs (net of accumulated amortization of
$4,067 and $2,688, respectively)	7,183	5,160
Escrow and other deposits	7,606	16,975
Prepaid items	3,612	4,581
Investment in other assets	3,500	3,500
Other assets	543	416
	$124,691	$109,427

Intangible Assets

The following table reflects the portion of the purchase price of office properties allocated to intangible assets, as discussed in "Note A".  The portion of purchase price allocated to below market lease value and the related accumulated amortization is reflected in the Schedule of Accounts Payable and Other Liabilities within this note.

	December 31
	2012	2011
	(In thousands)
Lease in place value	$117,383	$65,213
Accumulated amortization	(33,919)	(20,380)
Above market lease value	43,094	29,225
Accumulated amortization	(10,544)	(4,603)
Other intangibles	3,000	—
Accumulated amortization	(917)	—
Goodwill-management company	—	26,173
	$118,097	$95,628

Accounts Payable and Other Liabilities

	December 31
	2012	2011
	(In thousands)
Office property payables:
Accrued expenses and accounts payable	$13,111	$14,240
Accrued property taxes	6,868	6,465
Prepaid rents	9,488	8,393
Deferred revenues	315	447
Security deposits	4,680	3,515
Below market lease value	27,745	9,009
Accumulated amortization – below market
lease value	(5,355)	(3,966)
Capital lease obligations	57	57
Corporate payables	1,930	1,136
Contingent consideration	—	18,000
Deferred tax liability non-current	1,959	14,344
Deferred compensation plan liability	—	278
Dividends payable	—	2,711
Accrued payroll	2,980	1,985
Fair value of interest rate swaps	16,285	11,134
Interest payable	2,653	2,593
	$82,716	$90,341

Preferred Stock

In June 2003, the Company sold 2.4 million shares of 8.0% Series D Cumulative Redeemable Preferred Stock ("Series D Preferred") with net proceeds to the Company of approximately $58.0 million.  On August 12, 2010, the Company issued an additional 1.97 million shares of its Series D Preferred stock at a price of $23.757 per share, equating to a yield of 8.5% (excluding accrued dividends).  On May 18, 2011, the Company issued approximately 1.0 million additional shares of its Series D Preferred stock to an institutional investor at a price of $25.00 per share, equating to a yield of 8.0%, and the Company used the net proceeds of approximately $26.0 million to fund the combination with Eola and the Company's share of equity contributions to purchase Fund II office properties.  At December 31, 2012, the Company had a total of 5.4 million shares of Series D Preferred stock outstanding, with a $25 liquidation value per share, and the shares are redeemable at the option of the Company at any time upon proper notice.  The Series D Preferred stock has no stated maturity, sinking fund or mandatory redemption and is not convertible into any other securities of the Company.

The Company declared dividends of $2.00 per share for the Series D Preferred stock for each of the three years 2012, 2011 and 2010.

The Company's shares of Series D preferred stock are listed on the New York Stock Exchange and trade under the symbol "PKY PrD".

On May 3, 2012, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement"), by and among the Company and TPG Pantera.  Pursuant to the terms of the Purchase Agreement on June 5, 2012, the Company issued to TPG Pantera 4.3 million shares, or approximately $48.4 million, of common stock and approximately 13.5 million shares, with an initial liquidation value of $151.6 million, of newly-created, non-voting Series E Cumulative Redeemable Convertible Preferred Stock, par value $0.001 per share (the "Series E Preferred Stock").  The Company received proceeds of approximately $200.0 million and incurred approximately $13.9 million, which were recorded as a reduction to proceeds received.  During the year ended December 31, 2012, the Company issued an additional 6,666 shares of Series E Preferred Stock and 11,733 shares of common stock to TPG Pantera in lieu of director's fees pursuant to the agreements entered into with TPG Pantera at the closing under the Purchase Agreement and paid approximately $5.0 million and $1.0 million in dividends on common stock and Series E Preferred Stock, respectively, to TPG Pantera.

At a special meeting of the Company's stockholders held on July 31, 2012, the stockholders approved among other things, the right to convert, at the option of the Company or the holders, the Series E Preferred Stock into shares of the Company's common stock.  On August 1, 2012, the Company delivered a conversion notice to TPG Pantera and all shares of Series E Preferred Stock were converted into common stock on a one-for-one basis.

Note K - Fair Values of Financial Instruments

FASB Accounting Standards Codification ("ASC") 820, "Fair Value Measurements and Disclosures" ("ASC 820"), defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also provides guidance for using fair value to measure financial assets and liabilities.  The Codification requires disclosure of the level within the fair value hierarchy in which the fair value measurements fall, including measurements using quoted prices in active markets for identical assets or liabilities (Level 1), quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active (Level 2), and significant valuation assumptions that are not readily observable in the market (Level 3).

	As of December 31, 2012		As of December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial Assets:
Cash and cash equivalents	$81,856	$81,856	$75,183	$75,183
Financial Liabilities:
Mortgage notes payable	$605,889	$623,604	$752,414	$761,942
Notes payable to banks	262,000	254,215	132,322	125,494
Interest rate swap agreements	16,285	16,285	11,134	11,134

The methods and assumptions used to estimate fair value for each class of financial asset or liability are discussed below:

Cash and cash equivalents:  The carrying amounts for cash and cash equivalents approximate fair value.

Mortgage notes payable:  The fair value of mortgage notes payable is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.  This information is considered a Level 2 input as defined by ASC 820.

Notes payable to banks:  The fair value of the Company's notes payable to banks is estimated by discounting expected cash flows at current market rates.  This information is considered a Level 2 input as defined by ASC 820.

Interest rate swap agreements:  The fair value of the interest rate swaps is determined by estimating the expected cash flows over the life of the swap using the mid-market rate and price environment as of the last trading day of the reporting period.  This information is considered a Level 2 input as defined by ASC 820.

Note L – Equity Offerings

On May 3, 2012, the Company entered into the Purchase Agreement, by and among the Company and TPG Pantera.  Pursuant to the terms of the Purchase Agreement, on June 5, 2012, the Company issued to TPG Pantera 4.3 million shares, or approximately $48.4 million, of common stock and approximately 13.5 million shares, with an initial liquidation value of $151.6 million, of Series E Preferred Stock.  Parkway incurred approximately $13.9 million in transaction costs as it related to the issuance of equity and these were recorded as a reduction to proceeds received. During the year ended December 31, 2012, the Company issued an additional 6,666 shares of Series E Preferred Stock and 11,733 shares of common stock to TPG Pantera in lieu of director's fees and paid approximately $5.0 million and $1.0 million in dividends on common stock and Series E Preferred Stock, respectively, to TPG Pantera.

At a special meeting of stockholders held on July 31, 2012, the stockholders approved, among other things, the right to convert, at the option of the Company or the holders, shares of the Series E Preferred Stock into shares of the Company's common stock. On August 1, 2012, the Company delivered a conversion notice to TPG Pantera and all shares of Series E Preferred Stock were converted into common stock on a one-for-one basis.

On December 10, 2012, the Company completed a public offering of 13.5 million shares of its common stock, plus an additional 1.2 million shares of its common stock issued and sold pursuant to the exercise of the underwriters' option to purchase additional shares in full, at the public offering price of $13.00 per share.  The net proceeds from the offering, after deducting the underwriting discount and offering expenses, were approximately $184.8 million.  The Company used a significant portion of the proceeds of the offering to fund its recent acquisitions.

Note M - Subsequent Events

Acquisitions

On January 17, 2013, the Company purchased Tower Place 200, a 260,000 square foot office tower located in the Buckhead submarket of Atlanta, Georgia, for a gross purchase price of $56.3 million.  The purchase of Tower Place 200 was financed with borrowings on our unsecured credit facilities.

On March 7, 2013, the Company purchased two office complexes totaling 1.0 million square feet located in the Deerwood submarket of Jacksonville, Florida (the "Deerwood Portfolio") for a gross purchase price of $130.0 million.  The purchase of these properties was financed with a mortgage loan secured by the properties in the aggregate amount of $84.5 million and borrowings under the Company's senior unsecured revolving credit facility. The mortgage loan has a maturity date of April 1, 2023 and a fixed interest rate of 3.9%.

On March 25, 2013, the Company purchased its co-investor's 70% interest in three office properties totaling 788,000 square feet located in the Westshore submarket of Tampa, Florida ("Tampa Fund II Assets").  The Tampa Fund II Assets were owned by Parkway Properties Office Fund II, L.P. ("Fund II").  The Company's purchase price for its co-investor's 70% interest in the Tampa Fund II Assets was $97.5 million.  Simultaneously with closing, the Company assumed $40.7 million of existing mortgage indebtedness that is secured by the properties, which represents its co-investor's 70% share of the approximately $58.1 million of existing mortgage indebtedness.  The three office properties include Corporate Center IV at International Plaza, Cypress Center I, II and III, and The Pointe. The Tampa Fund II Assets' office properties and associated mortgage loans were previously included in the Company's consolidated balance sheets and statements of operations and comprehensive income (loss).  Therefore, the Company's purchase of its co-investor's share in these office properties will not impact the Company's overall financial position.

On April 26, 2013, the Company entered into a purchase and sale agreement to acquire Lincoln Place, a 140,000 square foot office building located in the South Beach submarket of Miami, Florida.  Lincoln Place is comprised of 111,000 square feet of office space and 29,000 square feet of retail space on the ground floor, with a five-story garage adjacent to the property. The property is currently 100% leased to LNR Corporation through June 2021 with no renewal or early termination option. Parkway is under contract to acquire Lincoln Place in exchange for the assumption of the existing secured first mortgage, which has a current outstanding balance of approximately $49.6 million, a fixed interest rate of 5.9% and a maturity date of June 11, 2016, and the issuance of 900,000 shares of operating partnership units. Based on Parkway's closing stock price of $18.06 per share on November 1, 2013, the implied purchase price would be approximately $65.9 million.

On June 3, 2013, the Company purchased an approximate 75% equity method interest in the US Airways Building, a 225,000 square foot office property located in the Tempe submarket of Phoenix, Arizona, for a purchase price of $41.8 million, which is accounted for as an unconsolidated joint venture on the Company's consolidated balance sheets at June 30, 2013.  At closing, an affiliate of the Company issued a $13.9 million mortgage loan to the buyer, a wholly owned subsidiary, and an affiliate of US Airways, which is secured by the building. The mortgage loan carries a fixed interest rate of 3.0% and matures in December 2016. This nine-story Class A office building is adjacent to Parkway's Hayden Ferry Lakeside and Tempe Gateway assets and shares a parking garage with Tempe Gateway.  The property is the headquarters for US Airways, which has leased 100% of the building through April 2024.  US Airways has a termination option on December 31, 2016 or December 31, 2021 with 12 months prior notice.  US Airways is also the owner of the remaining approximate 25% in the building.  The Company accounts for its investment in the US Airways Building under the equity method of accounting.

The allocation of purchase price related to intangible assets and liabilities and weighted average amortization period (in years) for each class of asset or liability for Tower Place 200 and the Deerwood Portfolio is as follows (in thousands, except weighted average life):

	Amount	Weighted Average Life
Land	$31,337	N/A
Buildings and garages	121,369	40
Tenant improvements	13,434	5
Lease commissions	6,056	4
Lease in place value	15,862	4
Above market leases	2,936	4
Below market leases	(5,735)	7

The unaudited pro forma effect on the Company's results of operations for the purchase of Tower Place 200, the Deerwood Portfolio, the Tampa Fund II assets, and its investment in the US Airways Building as if the purchase had occurred on January 1, 2012 is as follows (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$74,576	$62,470	$222,069	$174,653
Net income (loss) attributable to common stockholders	$(3,085)	$(4)	$(21,518)	$2,527
Basis and diluted net income (loss) per share attributable to common stockholders	$(0.04)	$(0.01)	$(0.34)	$0.09

Dispositions

On March 20, 2013, the Company sold Atrium at Stoneridge, a 108,000 square foot office property located in Columbia, South Carolina, for a gross sales price of $3.1 million and recorded a gain of $542,000 during first quarter 2013.  The Company received $3.0 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's senior unsecured revolving credit facility.

On July 10, 2013, the Company sold two office properties, Waterstone and Meridian, totaling 190,000 square feet located in Atlanta, Georgia, for a gross sales price of $10.2 million and recorded an impairment loss of $4.6 million during the second quarter of 2013 related to the sale of these assets. The Company received $9.5 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's senior unsecured revolving credit facility.

On July 17, 2013, the Company sold Bank of America Plaza, a 436,000 square foot office property located in Nashville, Tennessee, for a gross sales price of $42.8 million and recorded a gain of approximately $11.5 million during the third quarter of 2013. The Company received $40.8 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's revolving credit facilities.

Financing Activity

On February 21, 2013, we obtained an $80.0 million first mortgage secured by Phoenix Tower, a 629,000 square foot office property located in the Greenway Plaza submarket of Houston, Texas.  The mortgage loan bears interest at a fixed rate of 3.9% and matures on March 1, 2023.  Payments of interest only are due on the loan for two years, after which the principal amount of the loan begins amortizing over a 25-year period until maturity.  The loan is pre-payable after March 1, 2015, but any such prepayment is subject to a yield maintenance premium.  The agreement governing the mortgage loan contains customary rights of the lender to accelerate the loan upon, among other things, a payment default or if certain representations and warranties made by the borrower are untrue.

On March 7, 2013, simultaneously with the purchase of the Deerwood Portfolio, we obtained an $84.5 million first mortgage, which is secured by the office properties in the portfolio.  The mortgage bears interest at a fixed rate of 3.9% and matures on April 1, 2023.  Payments of interest only are due on the loan for three years, after which the principal amount of the loan begins amortizing over a 30-year period until maturity.  The loan is pre-payable after May 1, 2015, but any such prepayment is subject to a yield maintenance premium.  The agreement governing the mortgage contains customary rights of the lender to accelerate the loan upon, among other things, a payment default or if certain representations and warranties made by the borrower are untrue.

On March 25, 2013, simultaneously with the purchase of our co-investor's interest of the Tampa Fund II Assets, we assumed $40.7 million of existing first mortgages that are secured by the properties, which represents our co-investor's 70% share of the approximately $58.1 million of the existing first mortgages.

On March 25, 2013, we completed an underwritten public offering of 11.0 million shares of our common stock, plus an additional 1.65 million shares of our common stock issued and sold pursuant to the exercise of the underwriters' option to purchase additional shares in full, at the public offering price of $17.25 per share.  The net proceeds from the offering, after deducting the underwriting discount and offering expenses, were approximately $209.0 million.  We used the net proceeds of the stock offering to redeem in full all of our outstanding Series D preferred stock and will use remaining net proceeds to fund potential acquisition opportunities, to repay amounts outstanding from time to time under our senior unsecured revolving credit facility and/or for general corporate purposes.

On April 25, 2013, we redeemed all of our outstanding Series D preferred stock using proceeds from our March 2013 underwritten public offering of common stock.  We paid $136.3 million to redeem the preferred shares and incurred a charge during the second quarter of approximately $6.6 million, which represents the difference between the costs associated with the issuances, including the price at which such shares were paid, and the redemption price.

On May 31, 2013, we modified the existing $22.5 million first mortgage secured by Corporate Center Four at International Plaza ("Corporate Center Four"), a 250,000 square foot office property located in the Westshore submarket of Tampa, Florida. The modified first mortgage carries a principal balance of $36.0 million, a weighted average fixed interest rate of 4.6%, an initial 24-month interest only period and a maturity date of April 8, 2019. In conjunction with the modification, we executed a floating-to-fixed interest rate swap fixing the interest rate on the additional $13.5 million in loan proceeds at 3.3%.

On June 12, 2013, we repaid two first mortgages totaling $55.0 million which were secured by Cypress Center, a 286,000 square foot office complex in Tampa, Florida, and NASCAR Plaza, a 394,000 square foot office property in Charlotte, North Carolina. The two mortgages had a weighted average interest rate of 3.6% and were scheduled to mature in 2016. We repaid the mortgage loans using proceeds from our $120.0 million unsecured term loan.

On June 28, 2013, we modified the existing mortgage secured by Hayden Ferry II, a 299,000 square foot office property located in the Tempe submarket of Phoenix, Arizona.  The loan modification eliminates quarterly principal payments of $625,000.  As a result of the modification, loan payments are now interest-only through February 2015.  The mortgage bears interest at LIBOR plus an applicable spread which ranges from 250 to 350 basis points.  We entered into a floating-to-fixed interest rate swap which fixed LIBOR on the original loan at 1.5% through January 2018.  Effective August 1, 2013, we entered into a second floating-to-fixed interest rate swap which fixes LIBOR at 1.7% through January 2018 on the additional notional amount associated with the loan modification.  This loan is cross-defaulted with Hayden Ferry I, IV and V.

Pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 4, 2013 (the “Merger Agreement”), by and among Parkway Properties, Inc. (the “Company”), Parkway Properties LP (“Parkway LP”), PKY Masters, LP, a wholly owned subsidiary of Parkway LP (“Merger Sub”), Thomas Properties Group, Inc. (“TPGI”) and Thomas Properties Group, L.P. (“TPG LP”), the Company and the Company’s general partner, Parkway Properties General Partners Inc. (the “General Partner”), entered into Amendment No. 1 (“Amendment No. 1”) to the Second Amended and Restated Agreement of Limited Partnership of Parkway Properties LP (the “Partnership Agreement”) effective as of December 19, 2013.

On December 19, 2013, the Company completed the merger transactions contemplated by the Merger Agreement, pursuant to which TPGI merged with and into the Company, with the Company continuing as the surviving corporation (the “Parent Merger”), and TPG LP merged with and into Merger Sub, with TPG LP continuing as the surviving entity and an indirect wholly owned subsidiary of Parkway LP (the “Partnership Merger” and, together with the Parent Merger, the “Mergers”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Parent Merger, each outstanding share of common stock, par value $0.01 per share, of TPGI (“TPGI Common Stock”) was converted into the right to receive 0.3822 (the “Exchange Ratio”) shares of the Company’s common stock, par value $0.001 per share (“Parkway Common Stock”), with cash paid in lieu of fractional shares, and each share of TPGI limited voting stock, par value $0.01 per share (“TPGI Limited Voting Stock”), was converted into the right to receive a number of shares of newly created Company limited voting stock, par value $0.001 per share (“Parkway Limited Voting Stock”), equal to the Exchange Ratio. Similarly, at the effective time of the Partnership Merger, which occurred immediately prior to the Parent Merger, each outstanding limited partnership interest in TPG LP (“TPG LP Units”), including long term incentive units, was converted into the right to receive a number of limited partnership units in Parkway LP (the “Parkway LP Units”) equal to the Exchange Ratio. The Company issued 18,362,513 shares of Parkway Common Stock as consideration in the Parent Merger and Parkway LP issued 4,537,110 Parkway LP Units in the Partnership Merger. Based on the closing price of the Company’s common stock on December 19, 2013 as reported on the New York Stock Exchange, the aggregate value of the merger consideration paid or payable to former holders of TPGI Common Stock was approximately $331.4 million, and the aggregate value of Parkway LP Units, which are convertible into Parkway’s common stock, issued to former holders of TPG LP Units was approximately $81.9 million.

In connection with the completion of the Mergers, on December 19, 2013, subsidiaries of the Company assumed three mortgages secured by the CityWestPlace properties.

Two subsidiaries of the Company assumed two nonrecourse mortgage loans secured by CityWestPlace I and II and CityWestPlace III and IV. CityWestPlace is an approximately 1.4 million square foot office complex in Houston, Texas. The mortgage secured by CityWestPlace I and II, with a principal amount of approximately $117.7 million, bears interest at a rate of 6.16% and matures on July 6, 2016. The mortgage requires monthly payments of principal and interest and may not be prepaid prior to 90 days prior to the maturity date except that the mortgage may be defeased pursuant to customary defeasance procedures. The mortgage is nonrecourse to the Company except that Parkway LP has guaranteed to the lender the payment of certain amounts to be paid in connection with the recently executed Statoil Oil Services lease. The mortgage secured by CityWestPlace III and IV, for a principal amount of approximately $93.5 million, bears interest at a rate of 5.03% and matures on March 5, 2020. The mortgage requires monthly payments of principal and interest and may be prepaid with a prepayment fee equal to the greater of 1% of the amount prepaid or a yield maintenance based calculation, provided no prepayment fee is due during the last 60 days prior to maturity. Parkway LP has executed a guaranty of certain customary exceptions to non-recourse liability.

Note N - Segment Information

Parkway's primary business is the ownership and operation of office properties. The Company accounts for each office property or groups of related office properties as an individual operating segment.  Parkway has aggregated its individual operating segments into a single reporting segment due to the fact that the individual operating segments have similar operating and economic characteristics.

The Company believes that the individual operating segments exhibit similar economic characteristics such as being leased by the square foot, sharing the same primary operating expenses and ancillary revenue opportunities and being cyclical in the economic performance based on current supply and demand conditions.  The individual operating segments are also similar in that revenues are derived from the leasing of office space to customers and each office property is managed and operated consistently in accordance with Parkway's standard operating procedures.  The range and type of customer uses of our properties is similar throughout our portfolio regardless of location or class of building and the needs and priorities of our customers do not vary from building to building.  Therefore, Parkway's management responsibilities do not vary from location to location based on the size of the building, geographic location or class.

The following reflects net income (loss) attributable to common stockholders for office properties and total consolidated entities for the years ending December 31, 2012, 2011 and 2010.  Amounts presented as "Unallocated and Other" represent primarily income and expense associated with providing management services, corporate general and administration expense, interest expense on unsecured credit facility and preferred dividends.

	At or for the year ended December 31, 2012
	Office Properties	Unallocated and Other	Consolidated
	(in thousands)
Income from office and parking properties (a)	$196,405	$—	$196,405
Management company income	—	19,778	19,778
Property operating expenses (b)	(76,360)	—	(76,360)
Depreciation and amortization	(78,195)	—	(78,195)
Management company expenses	—	(17,237)	(17,237)
Income tax expense	—	(261)	(261)
General and administrative expenses	—	(16,420)	(16,420)
Acquisition costs	(2,791)	—	(2,791)
Interest and other income	—	272	272
Interest expense (c)	(30,980)	(3,940)	(34,920)
Adjustment for noncontrolling interest-unit holders	—	269	269
Adjustment for noncontrolling interest-real estate partnerships	3,317	—	3,317
Income from discontinued operations	1,144	—	1,144
Impairment loss on real estate	(5,700)	—	(5,700)
Impairment loss on management contracts and goodwill	—	(41,967)	(41,967)
Gain on sale of real estate from discontinued operations	12,939	—	12,939
Gain on sale of real estate and other assets	48	500	548
Change in fair value of contingent consideration	—	(216)	(216)
Dividends on preferred stock	—	(10,843)	(10,843)
Dividends on convertible preferred stock	—	(1,011)	(1,011)
Net income (loss) attributable to common stockholders	$19,827	$(71,076)	$(51,249)
Total assets	$1,832,493	$74,118	$1,906,611
Office and parking properties	$1,562,717	$—	$1,562,717
Capital expenditures (d)	$37,506	$—	$37,506

(a)	Included in income from office and parking properties are rental revenues, customer reimbursements, parking income and other income.

(b)	Included in property operating expenses are real estate taxes, insurance, contract services, repairs and maintenance and property operating expenses.

(c)
 Interest expense for office properties represents interest expense on property secured mortgage debt.  It does not include interest expense on the Company's unsecured credit facility, which is included in "Unallocated and Other".

(d)	Capital expenditures include building improvements, tenant improvements and leasing costs.

	At or for the year ended December 31, 2011
	Office Properties	Unallocated and Other	Consolidated
	(in thousands)
Income from office and parking properties (a)	$136,282	$—	$136,282
Management company income	—	16,896	16,896
Property operating expenses (b)	(56,041)	—	(56,041)
Depreciation and amortization	(53,129)	—	(53,129)
Management company expenses	—	(13,337)	(13,337)
Income tax expense	—	(56)	(56)
General and administrative expenses	—	(18,805)	(18,805)
Acquisition costs	(1,225)	(15,994)	(17,219)
Interest and other income	—	938	938
Equity in earnings of unconsolidated joint ventures	57	—	57
Interest expense (c)	(23,693)	(6,724)	(30,417)
Adjustment for noncontrolling interest – unit holders	—	(5)	(5)
Adjustment for noncontrolling interest – real estate partnerships	85,105	—	85,105
Loss from discontinued operation	(193,085)	—	(193,085)
Impairment loss on real estate	(6,420)	—	(6,420)
Impairment loss on mortgage loan receivable	—	(9,235)	(9,235)
Gain on sale of real estate from discontinued operations	17,825	—	17,825
Gain on sale of real estate	743	—	743
Change in fair value of contingent consideration	—	13,000	13,000
Dividends on preferred stock	—	(10,052)	(10,052)
Net loss attributable to common stockholders	$(93,581)	$(43,374)	$(136,955)
Total assets	$1,532,803	$103,508	$1,636,311
Office and parking properties	$921,937	$—	$921,937
Assets held for sale	$382,789	$—	$382,789
Capital expenditures (d)	$58,758	$—	$58,758

(a)	Included in income from office and parking properties are rental revenues, customer reimbursements, parking income and other income.

(b)	Included in property operating expenses are real estate taxes, insurance, contract services, repairs and maintenance and property operating expenses.

(c)
Interest expense for office properties represents interest expense on property secured mortgage debt.  It does not include interest expense on the Company's unsecured credit facility, which is included in "Unallocated and Other".

(d)	Capital expenditures include building improvements, tenant improvements and leasing costs.

	At or for the year ended December 31, 2010
	Office Properties	Unallocated and Other	Consolidated
	(in thousands)
Income from office and parking properties (a)	$82,100	$—	$82,100
Management company income	—	1,652	1,652
Property operating expenses (b)	(35,661)	—	(35,661)
Depreciation and amortization	(25,041)	—	(25,041)
Management company expenses	—	(2,756)	(2,756)
Income tax expense	—	(2)	(2)
General and administrative expenses	—	(15,318)	(15,318)
Acquisition costs	(846)	—	(846)
Interest and other income	—	1,487	1,487
Equity in earnings of unconsolidated joint ventures	326	—	326
Interest expense (c)	(13,021)	(6,016)	(19,037)
Adjustment for noncontrolling interest – real estate partnerships	10,789	—	10,789
Loss from discontinued operations	(8,869)	—	(8,869)
Gain on sale of real estate from discontinued operations	8,518	—	8,518
Gain on sale of real estate	40	—	40
Dividends on preferred stock	—	(6,325)	(6,325)
Net income (loss) attributable to common stockholders	$18,335	$(27,278)	$(8,943)
Total assets	$1,590,545	$13,137	$1,603,682
Office and parking properties	$1,389,767	$—	$1,389,767
Capital expenditures (d)	$49,760	$—	$49,760

(a)	Included in income from office and parking properties are rental revenues, customer reimbursements, parking income and other income.

(b)	Included in property operating expenses are real estate taxes, insurance, contract services, repairs and maintenance and property operating expenses.

(c)
Interest expense for office properties represents interest expense on property secured mortgage debt.  It does not include interest expense on the Company's unsecured credit facility, which is included in "Unallocated and Other".

(d)	Capital expenditures include building improvements, tenant improvements and leasing costs.

Note O - Selected Quarterly Financial Data (Unaudited):

Summarized quarterly financial data for the years ended December 31, 2012 and 2011 are as follows (in thousands, except per share data):

	2012
	First	Second	Third	Fourth
Revenues (other than gains)	$48,226	$51,950	$57,049	$58,958
Expenses	(43,248)	(45,500)	(49,084)	(101,054)
Operating income (loss)	4,978	6,450	7,965	(42,096)
Interest and other income	97	44	64	67
Interest expense	(8,830)	(8,536)	(8,521)	(9,033)
Gain on sale of real estate and other assets	—	—	548	—
Income tax (expense) benefit	(161)	11	7	(118)
Income (loss) from continuing operations	(3,916)	(2,031)	63	(51,180)
Income (loss) from discontinued operations	3,668	108	158	(2,790)
Gain on sale of real estate from discontinued operations	5,575	3,197	995	3,172
Net income (loss)	5,327	1,274	1,216	(50,798)
Noncontrolling interests	(622)	1,499	913	1,796
Net income (loss) attributable to Parkway Properties, Inc.	4,705	2,773	2,129	(49,002)
Dividends on preferred stock	(2,711)	(3,721)	(2,711)	(2,711)
Net income (loss) attributable to common stockholders	$1,994	$(948)	$(582)	$(51,713)
Net income (loss) per common share:
Basic:
Loss from continuing operations attributable to
Parkway Properties, Inc.	$(0.18)	$(0.17)	$(0.04)	$(1.17)
Discontinued operations	0.27	0.13	0.02	0.01
Basic net income (loss) attributable to Parkway Properties, Inc.	$0.09	$(0.04)	$(0.02)	$(1.16)
Dividends per common share	$0.075	$0.075	$0.1125	$0.1125
Diluted:
Loss from continuing operations attributable to
Parkway Properties, Inc.	$(0.18)	$(0.17)	$(0.04)	$(1.17)
Discontinued operations	0.27	0.13	0.02	0.01
Diluted net income (loss) attributable to Parkway Properties, Inc.	$0.09	$(0.04)	$(0.02)	$(1.16)
Weighted average shares outstanding:
Basic	21,568	23,440	36,487	44,476
Diluted	21,568	23,440	36,487	44,476

	2011
	First	Second	Third	Fourth
Revenues (other than gains)	$24,929	$36,011	$45,502	$46,736
Expenses	(24,651)	(45,146)	(39,488)	(51,901)
Operating income (loss)	278	(9,135)	6,014	(5,165)
Interest and other income	324	437	87	90
Interest expense	(6,106)	(7,369)	(8,578)	(8,364)
Equity in earnings (loss) of unconsolidated joint ventures	35	44	(14)	(8)
Gain on sale of real estate	—	—	743	—
Income tax (expense) benefit	—	(224)	174	(6)
Loss from continuing operations	(5,469)	(16,247)	(1,574)	(13,453)
Loss from discontinued operations	(2,322)	(3,646)	(131,275)	(55,842)
Gain on sale of real estate from discontinued operations	—	4,292	2,275	11,258
Net loss	(7,791)	(15,601)	(130,574)	(58,037)
Noncontrolling interests	3,196	3,371	77,547	986
Net loss attributable to Parkway Properties, Inc.	(4,595)	(12,230)	(53,027)	(57,051)
Dividends on preferred stock	(2,187)	(2,443)	(2,711)	(2,711)
Net loss available to common stockholders	$(6,782)	$(14,673)	$(55,738)	$(59,762)
Net income per common share:
Basic:
Loss from continuing operations attributable to
Parkway Properties, Inc.	$(0.29)	$(0.79)	$(0.05)	$(0.61)
Discontinued operations	(0.03)	0.11	(2.54)	(2.16)
Basic net loss attributable to Parkway Properties, Inc.	$(0.32)	$(0.68)	$(2.59)	$(2.77)
Dividends per common share	$0.075	$0.075	$0.075	$0.075
Diluted:
Loss from continuing operations attributable to
Parkway Properties, Inc.	$(0.29)	$(0.79)	$(0.05)	$(0.61)
Discontinued operations	(0.03)	0.11	(2.54)	(2.16)
Diluted net loss attributable to Parkway Properties, Inc.	$(0.32)	$(0.68)	$(2.59)	$(2.77)
Weighted average shares outstanding:
Basic	21,476	21,489	21,502	21,541
Diluted	21,476	21,489	21,502	21,541